Exhibit 10.3

THIS CONTRACT IS SUBJECT TO ARBITRATION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of this 12th day of January, 2021 (the “Effective Date”), by and between LMP LONG ISLAND 001 HOLDINGS, LLC, a Delaware limited liability company (“LMP”), and or its assigns (“LMP”), and JOHN STALUPPI, an individual resident of Florida (“Staluppi”). Terms capitalized but not otherwise defined herein shall have the meaning ascribed to there in Exhibit A.

W I T N E S S E T H :

WHEREAS, Staluppi, either individually or through a wholly owned corporation, is the sole member or shareholder with respect to Hempstead Auto Sales, LLC d/b/a Millennium Honda and JS Babylon Motors, LLC d/b/a The New Babylon Honda, with the ownership of each more specifically set forth on Exhibit B (with such entities being hereinafter included in the term “AAG Honda Subsidiaries”); and

WHEREAS, prior to the Closing Date, through a series of transactions, Staluppi will contribute (or cause to be contributed) into a newly-formed Delaware limited liability company (the “Company”), as a capital contribution, all of the outstanding and issued Equity Securities in each of the AAG Honda Subsidiaries in exchange for the Company’s issuance to Staluppi of 100% of the membership interests (the “AAG Honda Membership Interests”) in the Company. Staluppi will provide LMP copies of all material agreements and documents with respect thereto. For the avoidance of doubt, following the completion of the AAG Reorganization, each AAG Honda Subsidiary will be wholly-owned by the Company; and

WHEREAS, Staluppi desires to sell, and LMP desires to purchase, 70% of the AAG Honda Membership Interests (the “Acquired Interest”) for the consideration and on the terms set forth in this Agreement;

WHEREAS, LMP Automotive Holdings, Inc., a Delaware corporation (“LMPX”) is the sole member and manager of LMP and will substantially benefit from the rights of LMP as set forth in this Agreement; and

WHEREAS, the Parties desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the Contemplated Transactions; and

WHEREAS, the AAG Honda Subsidiaries conduct certain of their respective Business operations from the addresses set forth on Exhibit C (collectively, the “Dealership Premises”). The Dealership Premises and the improvements thereon are owned by the individuals or entities listed on Exhibit C (each a “Landlord,” and collectively the “Landlords”).

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NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1. SALE AND TRANSFER OF ACQUIRED INTEREST; CLOSING DATE; PURCHASE PRICE DELIVERY.

1.1 Purchase and Sale. At the Closing and subject to and upon the terms and conditions of this Agreement, Staluppi shall sell, transfer and deliver to LMP, and LMP shall purchase and acquire from Staluppi, all right, title and interest in and to all of the Acquired Interest, free and clear of all Liens (other than restrictions on transfer imposed by the Securities Act and state securities laws and except as set forth in Schedules 2.21 and 2.32) in consideration for the Purchase Price. In reliance upon the representations and warranties of Staluppi contained herein, and on the terms and subject to the conditions herein set forth, LMP agrees that at Closing it will purchase the Acquired Interest from Staluppi.

1.2 Closing; Closing Date. Subject to the terms and conditions herein contained, the consummation of the Contemplated Transactions (the “Closing”) shall take place at such time, date and place as the Parties may mutually agree on or before the 30th day following the satisfaction (or appropriate waiver) of each of the conditions set forth in Sections 5.1 and 5.2 below, unless the Parties otherwise mutually agree (the “Closing Date”) but in no event shall the Closing Date be later than 180 days after the Effective Date (“Outside Closing Date”). The Closing shall be effective at 12:01 a.m. local time on the Closing Date.

1.3 Purchase Price. Subject to the adjustments set forth herein, the purchase price for the Acquired Interest shall be $57,159,200 (the “Purchase Price”), which LMP shall deliver to Staluppi as follows:

(a) A cash amount equal to $42,159,200 (the “Cash Consideration”); PLUS

(b) The issuance of a whole number of shares (rounded down) of common stock of LMP Automotive Holdings, Inc. (LMPX) equal to $15,000,000 at a deemed valuation of $57.00 per share (the “Target Value”); i.e., 263,158 shares (the “LMP Common Stock Consideration”). So long as Staluppi is in compliance with Section 6.21, below, the Parties agree that if on the first anniversary of the Closing Date the per share market value of LMPX common stock (as reported by NASDAQ) is less than the Target Value (such difference, if any, the “Valuation Shortfall”), then LMP shall be obligated to pay to Staluppi an amount equal to the product of 263,158 and the amount of the Valuation Shortfall (the “Supplemental Cash Consideration”). Within 30 days of the 1st anniversary of Closing, Staluppi may make demand upon LMP to make payment of the Supplemental Cash Consideration (if any). LMP shall pay to Staluppi the Supplemental Cash Consideration within 15 days of receipt of Staluppi’s demand. This obligation shall survive Closing. LMP acknowledges and agrees that, in the event LMP fails to pay the Supplemental Cash Consideration as required by this clause (b), Staluppi shall be entitled to cause the Company to offset any distributions otherwise payable to LMP up to an amount equal to the Supplemental Cash Consideration and to cause the Company to pay such amount to Staluppi in satisfaction of LMP’s obligation to pay the Supplemental Cash Consideration (which payment(s), on the date made, shall be deemed to be a distribution by the Company to LMP of such amount and a concurrent payment by LMP to Staluppi of the Supplemental Cash Consideration).

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1.4 Estimated Net Working Capital.

(a) Not more than 5 and not less than 2 Business Days prior to the Closing Date, the Company and Staluppi shall deliver, or cause to be delivered, to LMP a certificate of the Company, prepared by the Company’s certified public accounts (the “Staluppi CPA”), that contains a reasonable good faith estimate of the Company Group Entities’ aggregate Net Working Capital, as of the Adjustment Calculation Time (“Estimated NWC”), and the Staluppi CPA shall provide LMP with supporting financial statements, work sheets, and other documentation reasonably requested by LMP.

(b) “Net Working Capital” of the Company Group Entities shall mean an amount equal to the aggregate value of the Company Group Entities’ total current assets MINUS the aggregate value of the Company Group Entities’ total current liabilities, all calculated by Staluppi CPA in accordance with GAAP (for the avoidance of doubt, and for the purposes of the foregoing, no Tax assets or deferred Tax liabilities will be taken into account); provided, however, that the value of certain of the Company Group Entities’ balance sheet items shall be adjusted as follows in determining Net Working Capital:

(i) All New Vehicles will be valued at the New Vehicles Value;

(ii) All Used Vehicles will be valued at the Used Vehicles Value;

(iii) All Service Loaners will be valued at the Service Loaners Value;

(iv) All Parts Inventory will be valued at the Parts Value; and

(iv) All outstanding Repairs and WIP will be valued at the Company’s cost with no internal mark-ups applied by the Company.

(c) Along with the certificate described in Section 1.4(a) above, the Staluppi CPA shall prepare and deliver to LMP, in accordance with GAAP, a schedule, reasonably acceptable to LMP, listing all the Pre-Closing Un-booked Liabilities existing as of the Adjustment Calculation Time that are not reflected on the Company’s balance sheet (the “Un-booked Liability Schedule”), along with any available documentation or other information related thereto. The Pre-Closing Un-booked Liabilities shall include, without limitation:

(i) All customer purchase deposits for New or Used Vehicles;

(ii) All customer purchase deposits for Manufacturer Parts and Miscellaneous Inventories;

(iii) All customer deposits for Repairs and WIP;

(iv) Any warranty or similar obligations due within 12 months after the Closing Date, to the extent that such obligations will not be fully reimbursed by a Manufacturer or third party provider;

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(v) All Staluppi Taxes;

(vi) All accrued and unpaid sales, use, real and personal property taxes, and other taxes and governmental charges;

(vii) Any refunds, credits, or other amounts due to customers, suppliers, or other third parties not already listed above;

(viii) Any outstanding we-owes of the Company;

(ix) Any bonus or other obligation to make payments (other than normal payroll and normal payment plans in the ordinary course of business as shown in Schedule 2.19(j)) to any employee within 12 months after the Closing Date;

(x) The tax effect of the Company’s LIFO accrual, as applicable, which will be reconciled and the tax consequence determined at the Closing using then current tax tables; and

(d) The Net Working Capital shall be reduced by an amount equal to the sum of the Pre-Closing Un-booked Liabilities.

(e) The amount, if any, by which the Estimated NWC is less than the Target NWC is the “Estimated NWC Deficiency,” and the amount, if any, by which the Estimated NWC is greater than the Target NWC is the “Estimated NWC Surplus.” Should there be an Estimated NWC Deficiency, the Staluppi shall, prior to the Closing Date make an additional capital contribution to the Company in the form of cash in amount equal to such deficiency. Should there be an Estimated NWC, the Company may make a distribution to Staluppi of return of capital in the form of cash in amount equal to such surplus.

1.5 Delivery of the Purchase Price. At the Closing, LMP shall deliver the following to Staluppi:

(a) an amount equal to the Cash Consideration, by wire transfer of immediately available funds to the designated account or accounts of Staluppi; and

(b) the LMP Common Stock Consideration.

1.6 Post-Closing True-Up of Calculation of Company’s Net Working Capital and Pre- Closing Un-booked Liabilities.

(a) Not more than 60 days following the Closing Date, LMP shall prepare and provide a statement of the final calculation of the Company’s Net Working Capital (“Final NWC Statement”) as of the Adjustment Calculation Time (“Final NWC”). The Final NWC, as proposed by LMP under this Section 1.6(a), shall be deemed for purposes of this Section 1.6 to be the “Final Adjusted NWC,” and shall be final and binding on all Parties, unless Staluppi timely delivers to LMP an Objection Notice in accordance with Section 1.6(b).

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(b) In the event that Staluppi disputes the Final Adjusted NWC, Staluppi shall notify LMP in writing (the “Objection Notice”) of the amount, nature and basis of such dispute, within 30 days after delivery of the Final NWC Statement in accordance with Section 1.6(a). Any such Objection Notice shall specify those items or amounts as to which Staluppi disagrees, and Staluppi shall be deemed to have agreed with all other items and amounts contained in the Final NWC Statement. In the event of such a dispute, LMP and Staluppi shall first negotiate in good faith to reach agreement on each disputed item or amount. If LMP and Staluppi reach a final resolution on the Final NWC Statement within 15 days after LMP’s receipt of the Objection Notice (or within any additional period as mutually agreed to between LMP and the Staluppi), then the Final NWC Statement agreed upon by LMP and Staluppi shall be deemed for purposes of this Section 1.6 to be the “Final NWC Statement” and shall be final and binding on all Parties.

(c) If LMP and Staluppi are unable to resolve the dispute within 15 days after delivery of the Objection Notice, then any remaining items or amounts in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by Staluppi and LMP or, if Staluppi and LMP fail or refuse to select a firm within 10 days after written request therefor by Staluppi or LMP, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the American Arbitration Association, New York office of the American Arbitration Association (the “Neutral Accountant”). All determinations and calculations under this Section 1.6 shall consider only those items or amounts that are set forth in the Objection Notice and remain in dispute, shall be a value that is between LMP’s calculation delivered under Section 1.6 and Staluppi’s calculation delivered under Section 1.7(c), shall be in writing and shall be delivered to LMP and Staluppi as promptly as practicable. Absent fraud or manifest error, the Adjusted Purchase Price Statement as finally determined by the Neutral Accountant shall be deemed for purposes of this Section 1.6 to be the “Final NWC Statement” and shall be final and binding on all Parties. In determining the Final NWC Statement, the Neutral Accountant shall act as an expert and not as arbitrator. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.6 may be entered in and enforced by any court having jurisdiction thereover.

(d) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes under Section 1.6(c) shall be borne by Staluppi, on the one hand, and LMP, on the other hand, in proportion to the amounts by which the proposals of LMP and Staluppi differed from the Neutral Accountant’s final determination.

(e) The amount, if any, by which the NWC reflected in the Final NWC Statement is less than the Target NWC is the “Final NWC Deficiency,” and the amount, if any, by which such Net Working Capital is greater than the Target NWC is the “Final NWC Surplus.” Should there be an Final NWC Deficiency, the Staluppi shall, on the 2rd Business Day following the determination of the Final NWC Statement, deliver an additional capital contribution to the Company in the form of cash in amount equal to such deficiency. Should there be an Final NWC Surplus, the Company shall, on the 2rd Business Day following the determination of the Final NWC Statement, make a distribution of return of capital to the Staluppi in the form of cash in amount equal to such surplus.

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(f) The Parties agree that the procedures set forth in this Section 1.6 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Final NWC Statement; provided, that, this provision shall not prohibit LMP or Staluppi from instituting litigation to enforce the determination of the Neutral Accountant and shall not limit any remedy of any Person under Article 4.

(g) By way of clarification, the determination of Final NWC shall occur after the Closing Date and shall not delay or hinder LMP’s delivery to Staluppi of the Purchase Price at Closing.

1.7 Physical Inventories. The classification and valuation of the Manufacturer Parts Inventory and Miscellaneous Inventories shall be established, in accordance with the applicable provisions hereof, by a physical inventory count conducted by an independent inventory service acceptable to LMP and Staluppi. The physical inventory count shall be taken as close as practicable to the Closing Date, but no later than 2 days before the Closing Date, and will be adjusted to reflect purchases and sales of the Manufacturer Parts and Miscellaneous Inventories between the date of such physical inventory count and the Closing Date. Staluppi agrees that no such additions and deductions shall be made in such inventory except in the ordinary course consistent with past practices and, further, shall cause the Company to keep its usual and adequate records of such additions and deductions, which records shall be made available to LMP for review and verification. Staluppi and LMP agree to share equally in the cost of the physical inventory conducted by the independent inventory service pursuant to this Section 1.7.

1.8 Withholding Taxes. LMP shall be entitled to deduct and withhold from any amounts otherwise payable to Staluppi under this Agreement, by placing into escrow such amounts that a Governmental Authority requires LMP to deduct and withhold under an applicable Legal Requirement. To the extent that any amount is to be placed into escrow it shall be treated for all purposes of this Agreement as having been paid to Staluppi.

1.9 Non-Audited Interim Financials. Within 30 days after the Effective Date, Staluppi shall provide to LMP (a) a CPA-prepared quality of earnings report and (b) the following CPA- prepared financial statements as of the end of the 3rd quarter 2020: profit and loss statement, cash- flow statement, and balance sheet. Such financial statements shall be prepared according to GAAP.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF STALUPPI.

On or before the 7th day after the Effective Date (the “Disclosure Date”), Staluppi shall deliver to LMP a Disclosure Letter that compiles all of the disclosure schedules (including related information and documents) described herein. Staluppi represents and warrants to LMP and LMPX that the statements contained in this Article 2 are correct and complete as of the Effective Date, except as set forth in the schedules included in the Disclosure Letter, and Staluppi acknowledges that LMP and LMPX is relying on the following representations and warranties in entering into this Agreement. The disclosure schedules compiled in the Disclosure Letter will be arranged in pages or paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 2.

2.1 Capacity. Staluppi has full legal right, power, capacity and authority to execute, deliver and perform his obligations pursuant to this Agreement and to execute, deliver and perform his obligations under each instrument, document or agreement required hereby to be executed and delivered by Staluppi at, or prior to, the Closing.

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2.2 Enforceability. This Agreement has been duly and validly executed and delivered by Staluppi and constitutes the legal, valid and binding obligation of Staluppi, enforceable against Staluppi in accordance with its terms, subject to Creditors’ Rights.

2.3 Securities Representations.

(a) Purchase Entirely for Own Account. This Agreement is made with in reliance upon Staluppi’s representation to LMPX, which by Staluppi’s execution of this Agreement, Staluppi hereby confirms, that the LMP Common Stock Consideration to be acquired by Staluppi will be acquired for investment for Staluppi’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Staluppi has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Staluppi further represents that Staluppi does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the LMP Common Stock Consideration.

(b) Disclosure of Information. Staluppi has had an opportunity to discuss LMPX’s business, management, financial affairs and the terms and conditions of the offering of the LMP Common Stock Consideration with LMPX’s management and has had an opportunity to review LMPX’s facilities.

(c) Restricted Securities. Staluppi understands that the LMP Common Stock Consideration have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Staluppi’s representations as expressed herein. Staluppi understands that the LMP Common Stock Consideration are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Staluppi must hold the LMP Common Stock Consideration indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Staluppi further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the LMP Common Stock Consideration, and on requirements relating to LMPX which are outside of Staluppi’s control, and which LMPX is under no obligation and may not be able to satisfy.

(d) Legends. Staluppi understands that the LMP Common Stock Consideration and any securities issued in respect of or exchange for the LMP Common Stock Consideration, may be notated with one or all of the following legends plus any legend required by the securities laws of any state to the extent such laws are applicable to the LMP Common Stock Consideration represented by the certificate, instrument, or book entry so legended:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

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2.4 Consents; Absence of Conflicts. Except for filings under the HSR Act or any other applicable antitrust or competition Legal Requirements, and as otherwise provided in Schedule 2.4 of the Disclosure Letter, neither the execution and delivery of this Agreement or any other Transaction Document by Staluppi, nor the consummation of the Contemplated Transactions or compliance by Staluppi and the Company Group Entities with any of the provisions hereof or thereof, will (a) violate or breach the terms of, cause a default under, conflict with, result in the loss by the Company Group Entities of any rights or benefits under, impose on the Company Group Entities any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (i) any applicable Legal Requirement, (ii) the Organizational Documents of the Company Group Entities or (iii) any Material Contract to which a Company Group Entity is a party or by which a Company Group Entity, or any of its properties, is bound, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) on any Company Group Entity Assets or any Membership Interest, including the Acquired held by Staluppi, (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Company Group Entity Asset or any Membership Interest held by Staluppi, or any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clauses (a), (b) or (c) of this Section 2.4. The Company Group Entities are not required to obtain any consent from any Governmental Authority or any other Person or provide any notice to any Governmental Authority or any other Person in connection with the consummation of the Contemplated Transactions. All such consents or notices have been obtained or given and have been furnished in writing to LMP, or will be obtained or given at or prior to Closing. Notwithstanding anything herein to the contrary, it is understood that the transfer of membership interest contemplated in this Agreement may require the consent of the AAG Honda Subsidiaries third-party landlords, lenders and motor vehicle manufacturers/distributors, in addition to the N.Y.S Department of Motor Vehicles, and Staluppi and LMP agree to cooperate as reasonably required in order to obtain these consents (the “Consents”).

2.5 Organization; Good Standing. The Company Group Entities are legal entities duly formed, validly existing and in good standing under the laws of their jurisdiction or organization. Staluppi has furnished to LMP true and complete copies of the Organizational Documents for the Company Group Entities, each as presently in effect.

2.6 Membership Interest Ownership. Staluppi either individually or through a wholly owned corporation is the sole record and beneficial owner of all issued and outstanding AAG Membership Interests, free and clear of all Liens, other than restrictions on transfer that may be imposed by state or federal securities laws. By way of clarification, the Acquired Interest must not be subject to any Liens.

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2.7 Capitalization; Subsidiaries.

(a) Schedule 2.7(a) of the Disclosure Letter will set forth a true and complete list that accurately reflects all of the Company’s Interests in the Company Group Entities and the holder thereof. All such Interests in the Company Group Entities have been duly authorized, are validly issued and are fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person. There are no Interests issued or outstanding in the Company Group Entities other than as set forth on Schedule 2.7(a) of the Disclosure Letter.

(b) Except as set forth in Schedule 2.7(b) of the Disclosure Letter, there are no Contracts (including options, warrants, calls, puts and preemptive rights) obligating the Company Group Entities to: (i) issue, sell, pledge, dispose of or encumber any Interests in any Company Group Entity; (ii) redeem, purchase or acquire in any manner any Interests in any Company Group Entity; or (iii) make any dividend or distribution of any kind with respect to any Interests in any Company Group Entity.

(c) Except as set forth in Schedule 2.7(c) of the Disclosure Letter, there are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights affecting any of the Interests of any Company Group Entity. There are no voting trusts, proxies, or other equity holder or similar agreements or understandings with respect to the voting of any Interests of any Company Group Entity.

(d) Except as set forth in Schedule 2.7(d) of the Disclosure Letter, there are no, and there have not been any, Persons or joint ventures in which any Company Group Entity owns, or has owned, of record or beneficially, any direct or indirect (through a Subsidiary or otherwise) Interest. There are no outstanding obligations of any Company Group Entity to provide funds or make any investment (in either case, in the form of a loan, capital contribution, purchase of an Interest (whether from the issuer or another Person) or otherwise) in, any other Person.

2.8 Financial Statements. Schedule 2.8 of the Disclosure Letter will consist of copies of (a) the audited balance sheets of the Company Group Entities as of December 31, 2018, and December 31, 2019, and the related audited statements of income and cash flows for the years then ended (the “Company Group Annual Financial Statements”) and (b) the unaudited balance sheet of the Company Group Entities at August 31, 2020, and the related unaudited statements of income and cash flows for the year then ended (the financial statements described in clause (b), collectively, the “Company Group Interim Financial Statements”). The Company Group Financial Statements and the Company Group Interim Financial Statements are referred to collectively as the “Company Group Financial Statements.” The Company Group Annual Financial Statements have been prepared in accordance with the standards and rules of the Public Company Accounting Oversight Board. The Company Group Financial Statements (including any related notes thereto) (x) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (y) fairly present, in all material respects, the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, subject, however, in the case of the Company Group Interim Financial Statements, to normal non-material year-end adjustments and accruals and to the absence of notes and other textual disclosure, and (z) have been prepared from, and are in accordance with, the books and records of the Company Group entities.

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2.9 Absence of Changes. Since December 31, 2019, and except as set forth in Schedule 2.9 of the Disclosure Letter:

(a) the Business has been operated and maintained in the Ordinary Course of Business of the Company Group Entities, except to the extent affected by Covid-19 Conditions;

(b) there has not been any damage, destruction or loss to any portion of the Company Group Assets, whether covered by insurance or not, having a replacement cost of more than $100,000 for any single loss or $400,000 for all such losses;

(c) other than in connection with the Contemplated Transactions, including the AAG Reorganization, there has been no merger or consolidation of any Company Group Entity with any other Person or any acquisition or disposition by any Company Group Entity of any Interests or business of any other Person or any agreement with respect thereto;

(d) there has been no declaration, setting aside or payment of any dividend on, or any other distribution with respect to, the Interests in any Company Group Entity;

(e) there has been no undisclosed borrowing of funds, agreement to borrow funds, guaranty or agreement to maintain the financial position of any Person or other incurrence of Debt by any Company Group Entity, except in the ordinary course of Business and/or pursuant to the Federal Paycheck Protection Program;

(f) no Company Group Entity has established or materially amended any Plan or entered into or materially amended any other employment, consulting, change in control, retention, severance or indemnification agreement or an agreement with respect to a bonus (nor amended any such agreement) with any Person, nor has any Company Group Entity incurred or entered into, or become bound by, any new collective bargaining agreement or other obligation to or Contract with any labor organization or employee representative;

(g) there has been no actual, pending or, to the Knowledge of Staluppi, threatened adverse change in the relationship of any Company Group Entity with the Manufacturer or any other material customer, supplier, distributor or sales representative of the Business;

(h) there has been no increase in the compensation or benefits provided, outside the Ordinary Course of Business, or to be provided, outside Ordinary Course of Business, to any manager, director, officer, employee or contractor of any Company Group Entity;

(i) there has been no payment by any Company Group Entity to any manager, director, officer, employee, contractor or holder of any Interest in any Company Group Entity, or any Affiliate of any such Person or of any Company Group Entity (whether as a loan or otherwise), except regular compensation and usual benefits payments in the Ordinary Course of Business of the Company Group Entities;

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(j) no Company Group Entity has entered into any Contract with or relating to any manager, director, officer, equity holder, employee or consultant of any Company Group Entity or any Affiliate of the foregoing;

(k) each Company Group Entity has promptly paid and discharged current liabilities when due and consistent with past practices except where disputed in good faith by appropriate proceedings;

(l) Company Group Entity has not mortgaged, pledged or subjected any Company Group Assets to any Lien except Permitted Liens, or acquired any assets except for assets acquired in the Ordinary Course of Business of the Company Group Entities;

(m) no Company Group Entity has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business of the Company Group Entities and that, in the aggregate, would not be material to the Company Group Entities;

(n) no Company Group Entity has canceled or compromised any Debt or Claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business of the Company Group Entities and that, in the aggregate, would not be material to the Company Group Entities;

(o) no Company Group Entity has made or committed to make any capital expenditures or capital additions or betterments in excess of $250,000 individually or $400,000 in the aggregate;

(p) no Company Group Entity has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(q) no Company Group Entity has instituted or settled any material legal actions, suits or other legal proceedings; and

(r) no Company Group Entity has sold or leased any of its assets (other than any vehicle inventory sales or leases in the Ordinary Course of Business for fair market value).

There is no Contract to take any of the foregoing actions set forth in this Section 2.9, except as expressly permitted by this Agreement.

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2.10 Affiliate Transactions. Schedule 2.10 of the Disclosure Letter will describe all services provided, and assets owned, licensed to or otherwise held, by Staluppi or any of his/its respective Affiliates (other than any post-AAG Reorganization Company Group Entity), that are or were made available or provided to or used by any Company Group Entity or the Business within the 1-year period preceding the Closing Date. From and after the Closing Date, no Company Group Entity will be obligated to pay any amounts to Staluppi or any of his respective Affiliates (other than any post-AAG Reorganization Company Group Entity), and Staluppi nor any of his respective Affiliates (other than any post-AAG Reorganization Company Group Entity) will be obligated to pay any amounts to any Company Group Entity. Since December 31, 2017, no Company Group Entity (other than Staluppi) has purchased, transferred or leased any real or personal property from or for the benefit of, paid any fee, commission, salary or bonus to or for the benefit of, Staluppi or any of his respective Affiliates (other than any post-AAG Reorganization Company Group Entity) or any director, manager, officer or equity holder thereof and the Company has not sold, transferred or leased any real or personal property to Staluppi or any of his respective Affiliates (other than any post-AAG Reorganization Company Group Entity).

2.11 Real Property.

(a) The Company Group Entities do not own any fee interest in any real property.

(b) Schedule 2.11 of the Disclosure Letter will list all leases of real property (and the lands covered thereby) pursuant to which any Company Group Entity leases real property for use in connection with the Business (all such leased real property, the “Leased Real Property” and, all such listed leases collectively, the “Scheduled Leases”), in each case specifying the address of the Leased Real Property, the name of the lessor and lessee, and term of each lease. Each Scheduled Lease is in full force and effect and constitutes a binding obligation of each landlord, lessor or sublessor thereunder, enforceable against such landlord, lessor or sublessor in accordance with its terms subject to Creditors’ Rights. No event has occurred that would constitute, or that with the giving of notice or the passage of time or both would constitute, a default under any Scheduled Lease by a Company Group entity or by any other party to any Scheduled Lease. The Company Group Entities validly occupy the Leased Real Property in accordance with the terms of such lease free and clear of all Liens except Permitted Liens.

(c) The Leased Real Property constitutes all of the real property that has been used in connection with the ownership and operation of the Business since December 31, 2017. Other than the Company Group Entities, there are no parties in possession of any portion of any Leased Real Property as lessees, subtenants, tenants at sufferance or trespassers. The Company Group Entities have full right and authority to use and operate all of the improvements located on the Leased Real Property. Such improvements are being used, occupied, and maintained in all material respects by the Company Group Entities in accordance with all applicable easements, Contracts, permits, insurance requirements, restrictions, building setback lines, covenants and reservations. Certificates of occupancy and all other material licenses, permits, authorizations and approvals required by any Governmental Authority having jurisdiction over the Leased Real Property have been issued for the applicable Company Group Entity’s occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. No casualty loss has occurred with respect to the improvements located on the Leased Real Property (the “Facilities”). There is no pending or, to the Knowledge of Staluppi, threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Leased Real Property, nor is any such proceeding or assessment being contemplated. The Facilities are free from material structural and mechanical defects (including roofs) and have been used by the Company Group Entities in the Ordinary Course of Business and remain as of the date of this Agreement in suitable and adequate condition for such continued use. Neither Staluppi nor any of his/its respective Affiliates have deferred maintenance of the Facilities in contemplation of the Contemplated Transactions. All of the Leased Real Property has direct access to public roads without the use of any easement, license or right of way.

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(d) Staluppi shall furnish LMP with true and complete copies of (i) all deeds, leases, title opinions, title encumbrances, title insurance policies and surveys in the possession of Staluppi, the Company Group Entities, or any of their respective Affiliates that relate to the Leased Real Property, together with true and complete copies of all title insurance policies and the most current survey of the Leased Real Property and the Facilities in the possession or control of Staluppi, the Company Group Entities, or any of their respective Affiliates, and (ii) all reports of any engineers, environmental consultants or other consultants in their possession relating to any of the Leased Real Property or the Facilities.

(e) All utilities (including water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Leased Real Property in sufficient quantities and quality to adequately serve the Leased Real Property in connection with the operation of the Business conducted therefrom as such operations are currently conducted thereon.

2.12 Personal Property.

(a) Schedule 2.12(a) of the Disclosure Letter will list (i) certain items of furniture, fixtures, and equipment or other item of tangible personal property used or held for use by the Company Group Entities or any of their respective Affiliates in connection with the Business that is subject to a lease (the “Leased Equipment”), and (ii) if such lease is treated as a capital lease under GAAP, the purchase price as of the date of this Agreement for such item of Leased Equipment under the terms of the relevant lease for such item of Leased Equipment.

(b) Unless listed on Schedule 2.12(a) of the Disclosure Letter, Schedule 2.12(b) of the Disclosure Letter will provide a current depreciation schedule of furniture, fixtures, and equipment and other items of tangible personal property used or held for use by the Company Group Entities in connection with the Business (the “Scheduled Personal Property”). The Company Group Entities have good and valid title to the Scheduled Personal Property free and clear of all Liens, except Permitted Liens.

(c) The Leased Equipment, the Scheduled Personal Property and all other tangible personal property used or held for use by the Company Group Entities in connection with the Business (together, the “Personal Property”) constitute all of the tangible personal property necessary for the continued ownership, use and operation of the Business consistent in all material respects with the Company Group Entities’ past practices since December 31, 2017, and with the practices of the Company Group Entities as of the date of this Agreement.

(d) The Personal Property is located on the Leased Real Property (or is in transit to the same). Each item of Personal Property has been operated and maintained in the Ordinary Course of Business of the Company Group Entities and remains in suitable and adequate condition for use consistent with its primary use since December 31, 2017 (or later acquisition date).

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2.13 Permits. Schedule 2.13 lists all New York motor vehicle dealer licenses used or held by the Company Group Entities in connection with the ownership of the Company Group Assets and the operation of the Business (the “Scheduled Licenses”). Except as set forth in Schedule 2.13 of the Disclosure Letter, the Scheduled Licenses are valid and in full force and effect and no Company Group Entity is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any of the Scheduled Licenses.

2.14 Contracts.

(a) True and complete copies (including all amendments) of each Contract under which the liability to or burden on the Company exceeds $50,000 (each a “Material Contract” and collectively the “Material Contracts”) shall be furnished to LMP for its review. Staluppi represents that each Material Contract is the legal, valid and binding obligation of any Company Group Entity and, to the Knowledge of Staluppi, any other Person party thereto, binding and enforceable against any Company Group Entity and, in the case of non-Affiliate counterparties, to the Knowledge of Staluppi, any other Person party thereto, in accordance with its terms, subject to Creditors’ Rights; (ii) no Material Contract has been terminated, and no Company Group Entity, to the Knowledge of Staluppi, is in material breach or default thereunder, and, to the Knowledge of Staluppi, no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to any Company Group Entity or acceleration thereunder; (iii) no party has asserted or has (except by operation of Legal Requirements) any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract; and (iv) there are no material waivers or consents regarding any Material Contract that have not been disclosed in writing to LMP.

2.15 Intellectual Property.

(a) Schedule 2.15(a) of the Disclosure Letter identifies all patents, patent applications, registered trademarks, trademark applications, copyright registrations, copyright applications and Internet domain names owned by any Company Group Entity (the “Registered Intellectual Property”). The Registered Intellectual Property together with all other Intellectual Property owned or used by any Company Group Entity (collectively, the “Company Intellectual Property”) constitute all Intellectual Property necessary for the continued operation of the Business consistent in all respects with the past practices of the Business. In addition, Schedule 2.15(a) of the Disclosure Letter separately identifies all names or marks used by Staluppi or any of his Affiliates that are similar to a name or mark used by any Company Group Entity.

(b) The Company Group Intellectual Property is valid, subsisting, and enforceable and the Company Group Entities have exclusive ownership of, or valid licenses to use, as applicable, all Intellectual Property, free and clear of all Liens, other than Permitted Liens, currently used or held for use by any Company Group Entity. Each item of Company Intellectual Property will continue to be owned or licensed by the Company Group Entities on identical terms and conditions immediately following the consummation of the Contemplated Transactions, as are in effect immediately prior to such consummation.

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(c) Except as disclosed on Schedule 2.15(c) of the Disclosure Letter, no Company Group Entities has been a party to any judicial or administrative proceeding alleging, nor has Staluppi or his/its Affiliates been notified in writing of any allegation of, any infringement, misappropriation or violation of any item of the Company Group Intellectual Property, or challenging the validity or ownership of any item of the Company Group Intellectual Property, whether owned by the Company Group Entities or any other Person. There has been no infringement, misappropriation or violation (or facts that are reasonably likely to give rise to infringement, misappropriation or violation) by the Company Group Entities of any Intellectual Property of other Persons or, to the Knowledge of Staluppi, any infringement, misappropriation or violation (or facts that are reasonably likely to give rise to infringement, misappropriation or violation) by any other Person of any of the Company Group Intellectual Property. No Company Group Entity is a party or subject to any settlement agreement involving Intellectual Property or any outstanding Judgment, stipulation or agreement restricting the use of Intellectual Property by the Company Group Entities.

(d) Each Company Group Entity has taken reasonable measures to protect the confidentiality of the trade secrets and confidential information of such Company Group Entity with respect to the Business. None of the trade secrets or confidential information of any Company Group Entity relating to the Business has been disclosed or provided to anyone except to employees and contractors of any Company Group Entity pursuant to signed, written agreements which impose a duty of confidentiality on such employees and contractors with respect to such trade secrets and confidential information.

(e) The Company Group Entities own, lease, or license all computer systems that are necessary for the operations of the Business. In the past 12 months, there has been no failure or other material substandard performance of any computer systems which has caused any material disruption to the Business. The Company Group Entities have taken commercially reasonable steps to provide for the back-up and recovery of data and information, has commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company Group Entities have taken commercially reasonable actions to protect the integrity and security of the computer systems and the software information stored thereon from unauthorized use, access or modification by third parties.

2.16 Accounts Receivable. Each of the Accounts Receivable arose in the Ordinary Course of Business of the Company Group Entities and represents the genuine, valid and legally enforceable obligation of the account debtor (subject only to Creditors’ Rights) and no contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice) has been asserted or, to the Knowledge of Staluppi, is threatened by any of the account debtors of such Accounts Receivable. To the Knowledge of Staluppi, none of the account debtors of the Accounts Receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due. The Company Group Entities have good and valid title to the Accounts Receivable free and clear of all Liens, except Permitted Liens. Since December 31, 2019, other than in the ordinary course, no goods or services, the sale or provision of which gave rise to any Accounts Receivable, have been returned or rejected by any account debtor or lost or damaged prior to receipt thereby. Since December 31, 2019, no Company Group Entity has written off any Accounts Receivable as uncollectible.

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2.17 Brokers’ Fees; Expenses.

(a) Except as set forth in Schedule 2.17(a) of the Disclosure Letter, neither Staluppi, nor any of his Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent in respect of the Contemplated Transactions for which any Company Group Entity or LMP could become liable or obligated.

(b) Except as set forth in Schedule 2.17(b) of the Disclosure Letter, no Company Group Entity has Liability or obligation to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the Contemplated Transactions; and there is no Basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any Company Group Entity or LMP giving rise to Liability associated therewith.

2.18 No Undisclosed Liabilities. To the best of Staluppi’s knowledge, neither any Company Group Entity nor the Business has any Liability (and there is no Basis for any present or future Claims against any Company Group Entity or the Business giving rise to any Liability), other than Liabilities set forth on the face of the Company Group Interim Balance Sheet (rather than any notes thereto); Liabilities that have arisen after the date of the Company Group Interim Balance Sheet in the Ordinary Course of Business of the Company Group Entities (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Legal Requirements); or Liabilities set forth on Schedule 2.18.

2.19 Legal Compliance. To Staluppi’s Knowledge, each Company Group Entity is, and at all times since its formation has been, in compliance in all material respects with all applicable Legal Requirements.

2.20 Taxes.

(a) all Tax Returns required to be filed by or with respect to any Company Group Entity have been duly and timely filed with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete;

(b) all Taxes owed by any Company Group Entity (or for which any Company Group Entity may be liable) that are or have become due have been timely paid in full, whether disputed or not, and whether or not shown on any Tax Return;

(c) all Tax withholding and deposit obligations imposed on or with respect to any Company Group Entity or its employees (or for which any Company Group Entity may otherwise be liable) have been satisfied in full;

(d) there are no Liens (other than Liens for current period Taxes that are not yet due and payable) on any of the Company Group Assets or the AAG Membership Interests that are attributable to any Tax Liability or payment obligation;

(e) there are no Claims pending against any Company Group Entity for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Taxes or Tax Returns of or with respect to any Company Group Entity;

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(f) no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to any Company Group Entity;

(g) true, correct and complete copies of all material Tax Returns filed by or with respect to each Company Group Entity during the past 3 years, and all material correspondence with a Governmental Authority relating to such Tax Returns or Taxes due from or with respect to any Company Group Entity, have been made available to LMP;

(h) there are no agreements, waivers or other arrangements in force or effect providing for an extension of time with respect to the filing of any Tax Return of or with respect to any Company Group Entity or the assessment or collection of any Tax of or with respect to any Company Group Entity;

(i) no Company Group Entity is a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement with any Person;

(j) no Claim has ever been made by a Governmental Authority in a jurisdiction in which a Company Group Entity does not file Tax Returns or pay Taxes that any Company Group Entity is or may be required to file a Tax Return or pay Taxes in that jurisdiction;

(k) no Company Group Entity has any material property or obligation, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws;

(l) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company Group Entity;

(m) all of the Company Group Assets that are subject to property Tax have been properly listed and described on the property Tax rolls for the Tax units in which the Company Group Assets are located and no portion of the Company Group Assets constitutes omitted property for property Tax purposes; and

(n) neither LMP nor any Company Group Entity will be held liable for any unpaid Taxes that are or have become due on or prior to the Closing Date as a successor or transferee, by statute, contract or otherwise, as a result of the transfer of the Acquired Interests pursuant to this Agreement.

2.21 Inventory. Except as set forth in Schedule 2.21 of the Disclosure Letter and except for Permitted Liens, each Company Group Entity owns its inventory free and clear of all Liens except Permitted Liens and floor plan liens on vehicle inventory. None of such inventory is covered by any financing statements except those filed in connection with Permitted Liens. Such inventory is located at the Facilities and none of such inventory is subject to any consignment, bailment, warehousing or similar arrangement. The inventories of the Company Group Entities reflected on the Company Group Interim Financial Statements consist of items of a quality and quantity usable and saleable in the Ordinary Course of Business of the Company Group Entities, as historically conducted. The method of valuing such inventories on the Company Group Interim Financial Statements is consistent with that used in respect of the beginning and end of each of the 2 most recent fiscal years of the Company Group Entities. The inventories of the Company Group Entities are not excessive in kind or amount in light of the business done or reasonably expected to be done by it. The values at which such inventories are carried reflect the inventory valuation policy applied by each Company Group Entity of stating inventory at the lower of actual cost (first in-first out method) or realizable market value in accordance with GAAP.

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2.22 Litigation. Except as set forth in Schedule 2.21 of the Disclosure Letter, there are no actions, suits, charges, investigations or proceedings pending or, to the Knowledge of Staluppi, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against any Company Group Entity or any of its Affiliates that affect or would materially affect the Business, the Company Group Assets or the consummation of the Contemplated Transactions.

2.23 Product and Service Warranty.

(a) To Staluppi’s Knowledge, each product sold, leased, delivered or installed or service performed by any Company Group Entity prior to the Closing Date has complied with and conformed to all applicable Legal Requirements, contractual commitments and all applicable warranties of such Company Group Entity and the applicable Manufacturer.

(b) All outstanding Claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or, to the Knowledge of Staluppi, threatened against any Company Group entity, which are not covered by Insurance or indemnified and defended by a motor vehicle manufacturer/distributor, are listed or described on Schedule 2.23(b) of the Disclosure Letter.

2.24 Employees; Employee Relations.

(a) Schedule 2.24(a) of the Disclosure Letter identifies for each employee who provides services to any Company Group entity, his or her (i) name, job title, employing entity, original hire date, service date and status as exempt or non-exempt under the FLSA and any other applicable Legal Requirement, (ii) current annualized salary (or rate of pay) and other compensation (including bonus, additional forms of pay, profit-sharing, pension benefits and other compensation for which he or she is eligible) paid during 2019 and paid or payable for 2020 to such Person, (iii) leave status (including type of leave, duration of leave and expected return date) and (iv) details of any applicable visa.

(b) Those individuals set forth on Schedule 2.24(a) of the Disclosure Letter represent the entirety of the individuals who are employed or otherwise engaged in conjunction with the Business. Except as accrued as a current Liability on the Company Group Interim Balance Sheet, all wages, bonuses and other compensation, if any, due and payable as of the Closing Date to all present and former employees and contractors of any Company Group Entity have been paid in full, or will be paid in full, to such employees and contractors prior to the Closing Date. The compensation and benefits (including vacation and other paid time off benefits) paid, payable or provided with respect to all employees and contractors of any Company Group Entity have been reflected in the Company Group Financial Statements for the periods covered thereby.

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(c) Except as set forth on Schedule 2.24(c) of the Disclosure Letter, no Company Group entity is a party to, nor has it ever been bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated. Except as set forth on Schedule 2.24(c) of the Disclosure Letter no labor union or representative thereof claims to or, to the Knowledge of Staluppi, is seeking to represent any such employees.

(d) Except as set forth on Schedule 2.24(d) of the Disclosure Letter, no Company Group Entity has entered into, and is bound by any severance, retention, bonus, change of control, termination pay or similar Contract with any Person, either express or implied, and no Company Group Entity is currently negotiating, and it does not have any outstanding offer with respect to, any such agreement or matter.

(e) Except as set forth on Schedule 2.24(e) of the Disclosure Letter, no legal proceedings, charges, complaints, grievances, investigations or similar actions have been commenced with respect to any Company Group Entity under any Legal Requirement affecting or relating to the employment relationship, and no proceedings, charges, complaints, grievances, investigations, audits or similar actions are, to the Knowledge of Staluppi, threatened under any such Legal Requirement and no facts or circumstances exist which could give rise to any such proceedings, charges, complaints, grievances, investigations or similar actions. Except as set forth on Schedule 2.24(e) of the Disclosure Letter, no Governmental Authority has issued a Judgment or finding with respect to the labor and employment practices (including practices relating to discrimination, wage payments, recordkeeping, employee classification and immigration) of any Company Group Entity..

(f) To the Knowledge of Staluppi, each Company Group Entity is, and since the date of its formation has been, in compliance with any applicable Legal Requirement relating to the employment of labor, including labor and employment practices, terms and conditions of employment, wages and hours. No Company Group Entity is in violation of any Legal Requirement concerning retention or classification of independent contractors. Each employee and contractor of each Company Group Entity is lawfully authorized to work in the United States.

2.25 Employee Benefit Matters.

(a) Schedule 2.25(a) of the Disclosure Letter, includes a true and complete list of each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) that is sponsored, maintained or contributed to or by any Company Group Entity or any ERISA Affiliates of any Company Group Entity or with respect to which any Company Group Entity could have any Liability, or has been so sponsored, maintained or contributed to within 6 years prior to the Closing Date by any Company Group Entity or any ERISA Affiliates of any Company Group Entity:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

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(ii) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, change in control plan or agreement, retention plan or agreement, fringe benefit plan or arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 2.25(a)(i).

(b) Staluppi has furnished to LMP true, correct and complete copies of each of the Plans, and related trusts and services agreements, if applicable, in each case, including all amendments thereto. Staluppi has also furnished to LMP, with respect to each Plan and to the extent applicable: (i) the 3 most recent annual or other reports filed with each Governmental Authority and all schedules thereto, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent summary plan description, scheme booklet and all announcements (including all summaries of material modifications thereto), (iv) the most recent audited accounts and actuarial report or valuation required to be prepared under any applicable Legal Requirement, (v) the most recent determination letter or opinion letter issued by the Internal Revenue Service and (vi) copies of all material notices, letters or other correspondence from any Governmental Authority.

(c) No Company Group Entity nor any ERISA Affiliates of any Company Group Entity contributes to, or has any obligation to contribute to, or has at any time within 6 years prior to the Closing Date contributed to or had an obligation to contribute to, and no Plan is (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(d) each Company Group Entity and its ERISA Affiliates have performed all obligations, whether arising by operation of any Legal Requirement or by contract, required to be performed by it or them in connection with the Plans, and there have been no defaults or violations by any other party to the Plans;

(e) Each of the Plans intended to be qualified under Section 401(a) of the Code (i) satisfies the requirements of such Section, (ii) is maintained pursuant to a prototype document approved by the Internal Revenue Service, and is entitled to rely on a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype document, or has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (iii) has been amended as required by any applicable Legal Requirement, and (iv) has not been amended or operated in a way which would adversely affect such qualified status;

(f) there are no Claims pending (other than routine Claims for benefits) or, to the Knowledge of Staluppi, threatened against, or with respect to, any of the Plans or their assets; and

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(g) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not (i) require any Company Group Entity or any of its ERISA Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under, any Plan or under any Contract disclosed under Section 2.24 than they otherwise would, in the absence of the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) create or give rise to any additional vested rights or service credits under any Plan or under any Contract disclosed under Section 2.24.

(h) Without limiting anything in this Section 2.25, to Staluppi’s Knowledge, each Company Group Entity has complied with the continuation coverage requirements of §601 et seq. of ERISA and §4980B of the Code (“COBRA”), including the requirements related to COBRA contained in the American Recovery and Reinvestment Act of 2009. There are no Claims pending or, to the Staluppi’s Knowledge, threatened, alleging any breach of the terms of any Plan or of any fiduciary duties thereunder or violation of any Legal Requirement with respect to any Plan (other than routine Claims for benefits made in the ordinary course of plan administration for which plan administrative procedures have not been exhausted). No Person is or could be subject to any adverse tax consequences under §409A of the Code.

(i) To Staluppi’s Knowledge, in connection with the consummation of the Contemplated Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made which, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5) of the Code), whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

2.26 Environmental Matters.

(a) The Business and the Company Group Assets are and, during all times while under the control of Staluppi, to the best of Staluppi’s Knowledge, have been in compliance with all Environmental Laws and Environmental Authorizations and no material unbudgeted expenditures are required to achieve or maintain such continued compliance with Environmental Laws and Environmental Authorizations.

(b) All Environmental Authorizations required for operating the Business and the Company Group Assets as they are currently being operated are set forth on Schedule 2.26(b) of the Disclosure Letter, have been duly obtained, and are currently in full force and effect, and Staluppi, the Company Group Entities or any of their other Affiliates have received any written notice that any such Environmental Authorization will be canceled, revoked or suspended.

(c) There are no Claims pending or, to the Knowledge of Staluppi, threatened under any Environmental Law against any Company Group Entity or any of its Affiliates or the Business or the Company Group Assets, and none of Staluppi, any Company Group Entity, or any of their other Affiliates has otherwise received notice from any Governmental Authority or other Person of alleged violation of, non-compliance with or Liability under, any Environmental Law with respect to the Business or the Company Group Assets.

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(d) To Staluppi’s Knowledge, except as set forth on Schedule 2.26(d) of the Disclosure Letter, there are no current or, to the extent occurring within the relevant time periods specified under all applicable statutes of limitations, past facts, events, circumstances or conditions with respect to the Business or the Company Group Assets that could reasonably be expected to form the Basis for assertion of any Environmental Liability against any owner or operator of the Business or the Company Group Assets, and no Company Group Entity nor any of their respective Affiliates has assumed or retained by contract or operation of law any material Liabilities under any Environmental Law or regarding any Hazardous Materials.

(e) To Staluppi’s Knowledge, there has been no Release of Hazardous Materials at, on, under or from any Company Group Assets in connection with any Company Group Entity or the Business or the operations of any Predecessor for which any investigatory, remedial, monitoring or restoration actions required under Environmental Laws have not been performed and completed to the satisfaction of all applicable Governmental Authorities.

(f) None of Staluppi, any of the Company Group Entities, or any of their other Affiliates, has received any notice asserting an alleged Liability or obligation under any Environmental Law with respect to investigatory, remedial, monitoring or restoration actions at any real properties other than the real properties included among the Company Group Assets where any Company Group Entity or any of its Affiliates or any Predecessor transported or disposed or arranged for the transport or disposal of any Hazardous Materials and, to the Knowledge of Staluppi, there are no facts, events, circumstances or conditions that would reasonably be expected to result in the receipt of such notice.

(g) Staluppi has furnished to LMP complete and accurate copies of all environmental audits, assessments, reports, studies, analyses and correspondence on alleged environmental matters that are in Staluppi’s or any Company Group Entity’s, or any of their other Affiliate’s possession or control and relating to the ownership or operation of the Business or the Company Group Assets.

For further clarity, Staluppi shall not incur any Liability under this Section 2.26 related to environmental matters absent his failure to disclose such environmental matters of which he has Knowledge.

2.27 Vendors and Suppliers. Schedule 2.27 of the Disclosure Letter sets forth the 10 largest vendors and suppliers of the Business (as operated by Staluppi, the Company Group Entities, and their respective predecessors, as applicable) (measured by aggregate expenditures) during the fiscal year ended on December 31, 2019. To the Knowledge of Staluppi, there is no present intent of any material vendor or supplier of the Business to discontinue or materially alter its relationship with the Business or LMP upon consummation of the Contemplated Transactions.

2.28 Bank Accounts. Schedule 2.28 of the Disclosure Letter sets forth each bank, savings institution and other financial institution with which a Company Group Entity has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto. Neither Staluppi nor any Company Group Entity has given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever.

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2.29 Insurance. Schedule 2.29 of the Disclosure Letter sets forth a true and complete list of all policies, binders and insurance contracts under which any of the Company Group Entities, the Business or the Company Group Assets is insured (the “Insurance Policies”). With respect to each Insurance Policy, Schedule 2.29 of the Disclosure Letter sets forth a true and correct description of (a) the scope of coverage, (b) the limits of liability, (c) deductibles and other similar amounts and (d) the aggregate limits and available coverage (if less than the aggregate limits). Each of the Insurance Policies is in full force and effect, there has been no notice of any cancellation or, to the Knowledge of Seller, any threatened cancellation of any Insurance Policy. Schedule 2.29 of the Disclosure Letter sets forth the Company Group Entity that is a named insured or loss payee, as applicable, under each Insurance Policy, and the Insurance Policies will continue to be in full force and effect after the Initial Closing Date until their ordinary expiration date. There is no claim by any Company Group Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. To the Knowledge of Seller, none of the Company Group Entities’ insurance provider(s) intend to materially increase the premiums payable by any Company Group Entity or non-renew or materially and negatively revise the material terms of any of the Insurance Policies upon their expiration. True and complete copies of each Insurance Policy have been furnished to LMP.

2.30 Books and Records. All Books and Records are located at the premises of the Business to which such books and records primarily relate, have been maintained substantially in accordance with any applicable Legal Requirement, and comprise all of the Books and Records relating to the ownership and operation of the Business and the Company Group Assets.

2.31 Assets Necessary to the Business. At and following the Closing Date, the Company Group Assets (a) will constitute all of the assets necessary or required to permit the Company Group Entities to carry on the Business in substantially the same manner as presently conducted and as conducted since December 31, 2017 by the Company Group Entities and (b) constitute all of the assets of the Company Group Entities, other than the Excluded Assets listed in Schedule 2.31, used in the Business presently and as conducted since December 31, 2017.

2.32 Debt. Schedule 2.32 of the Disclosure Letter sets forth by category all Debt (other than vendor payables) of the Company Group Entities, and describes any Liens on any of the Company Group Assets which secure the same such Indebtedness, in each case as of the Closing Date (the “Scheduled Debt”). Except for the Scheduled Debt, no Company Group Entity has any Debt, and there is no Debt related to or associated with the Company Group Assets.

2.33 Manufacturer Audits. Except as set forth on Schedule 2.33 of the Disclosure Letter, as of the Effective Date, no Manufacturer is currently conducting an audit of any Company Group Entity’s sales practices and documentation or service practices and warranty claim documentation.

2.34 Manufacturers Communications. Except as set forth on Schedule 2.33 of the Disclosure Letter, the Manufacturer has not (a) notified any Company Group Entity of any deficiency in dealership operations for which if not cured would be deemed a Breach of the Dealer Agreement for a manufacturer including, but not limited to, the following areas: (i) brand imaging, (ii) facility conditions; (b) notified any Company Group Entity of the awarding or possible awarding of a franchise to an entity or entities or relocation of an existing franchised dealership within the primary market area of the Dealership Premises.

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2.35 Finance & Insurance Programs. A complete and accurate list and description of all programs of any type related to credit life insurance, accident and health insurance, vehicle maintenance, vehicle service or vehicle warranty programs extended (even if there are insurance policies, stop loss agreements or other resources available to satisfy obligations of those programs) or sold by Company since January 1, 2014 shall be provided to LMP for its review.

2.36 No Misleading Statements. This Agreement, the information and schedules referred to herein and the information that has been furnished to LMP in connection with the Contemplated Transactions do not include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF LMP.

LMP represents and warrants to Staluppi that the statements contained in this Article 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedules attached to a letter delivered by LMP to Staluppi within 5 days after the Effective Date (the “LMP Disclosure Letter”). Nothing in the LMP Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the LMP Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The LMP Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3.

3.1 Organization. LMP is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Enforceability. LMP has all requisite power and authority to execute and deliver each Transaction Document to which LMP is a party and to perform LMP’s obligations thereunder. The execution and delivery of each Transaction Document to which a LMP is a party and the performance of LMP’s obligations contemplated thereby have been duly and validly approved by all action necessary on behalf of LMP. Each Transaction Document to which LMP is a party constitutes the legal, valid and binding obligation of LMP enforceable against LMP in accordance with its terms, subject to Creditors’ Rights, assuming in each case that such Transaction Document has been duly executed and delivered by each party other than LMP to such Transaction Document.

3.3 Absence of Conflicts. Neither the execution and delivery by LMP of this Agreement or any other Transaction Document to which LMP is a party, nor the consummation of the transactions contemplated hereby or thereby by LMP will violate or breach the terms of, cause a default under or conflict with (a) any applicable Legal Requirement, (b) the Organizational Documents of LMP, or (c) any Contract to which LMP is a party or by which it, or any of its properties, is bound, except, in each case, as would not have a material and adverse effect on the ability of LMP to perform its obligations under this Agreement. Except for filings under the HSR Act or any other applicable antitrust or competition Legal Requirement, no other Governmental Authority consents are necessary for LMP’s performance hereunder.

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3.4 Brokers’ Fees. Except as set forth in Schedule 3.4, neither LMP nor its Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which Staluppi or any Company Group Entity could become liable or obligated.

3.5 Manufacturers Approval. LMP is not aware of any facts or circumstances that could reasonably be expected to be the basis for a Manufacturer not to approve the Contemplated Transactions, including disqualifications for criminal convictions or bankruptcies of an officer or director of LMP.

3.6 Financial. LMP shall on the Closing Date have sufficient funds to consummate the Contemplated Transactions, and no portion of the funds used by LMP to pay the Purchase Price will have been obtained through the solicitation of any individual investors in the Company and LMP has not made any promise or representation to anyone concerning any guaranteed return on investment.

3.7 No Misleading Statements. This Agreement, the information and schedules referred to herein and the information that has been furnished to Staluppi in connection with the Contemplated Transactions do not include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4. NATURE OF STATEMENTS AND SURVIVAL OF INDEMNIFICATIONS, GUARANTEES, REPRESENTATIONS AND WARRANTIES OF STALUPPI.

All statements contained in any Schedule or certificate delivered hereunder or in connection herewith by or on behalf of any of the parties pursuant to this Agreement shall be deemed representations and warranties by the respective parties hereunder unless otherwise expressly provided herein. Staluppi’s obligations under Article 7 to indemnify LMP for LMP’s Damages resulting from an inaccurate representation or warranty of Staluppi, will not be affected if LMP has, or by reasonably diligent investigation could have obtained, knowledge of that inaccuracy or breach. The representations and warranties of Staluppi or LMP contained in this Agreement, including those contained in any Schedule or certificate delivered hereunder or in connection herewith, shall survive the Closing for a period of 3 years with the exception of the representations and warranties of Staluppi contained in Sections 2.1 (Authority), 2.2 (Authority), 2.12(d) (Title to Fixed Assets), 2.18 (Undisclosed Liability), 2.20 (Taxes), 2.25 (ERISA/COBRA), and 2.26 (Environmental), each of which shall constitute “Fundamental Representations” and shal1 survive the Closing until the expiration of the applicable tax statutes of limitation plus a period of 60 days.

ARTICLE 5. CONDITIONS TO OBLIGATIONS TO CLOSE.

5.1 Conditions to Obligation of LMP. The obligation of LMP to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

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(a) all representations and warranties of Staluppi and the Company Group Entities contained in this Agreement (including the Schedules hereto) (i) that are qualified as to materiality, shall be true, correct and complete in all respects and (ii) that are not qualified as to materiality, shall be true, correct and complete in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and Staluppi shall have delivered to LMP a certificate dated as of the Closing Date and executed by Staluppi to such effect or disclosing any such representation or warranty not so true, correct and complete;

(b) each and all of the agreements and covenants of Staluppi to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects;

(c) Staluppi shall have delivered to LMP an assignment agreement (the “Assignment Agreement”) evidencing the assignment and transfer of the Acquired Interests to LMP, in substantially the form attached hereto as Exhibit D, duly executed by Staluppi;

(d) Staluppi shall have procured in writing each of the consents from the Company Group Entities’ Lender(s) as disclosed in Section 2.4, on terms (including capitalization and financial covenants) no less favorable than currently imposed upon any Company Group Entity, and such consents must be in full force and effect as of the Closing;

(e) each Manufacturer shall have delivered to LMP written approval of the transfer of the Acquired Interest to LMP and agreed to the appointment of John Staluppi as the dealer operator/general manager of the applicable Company Group Entity’s dealership operations at the applicable Dealership Premises, all on terms (including capitalization and financial covenants) no less favorable than currently set forth in applicable Company Group Entity’s dealer sales and service agreements with such Manufacturer;

(f) the Parties shall have received all authorizations, consents, and approvals of any Governmental Authority or Regulatory Authority required in connection with the consummation of the Contemplated Transactions, Staluppi shall have reimbursed LMP for ½ of the cost (excluding professional fees) of obtaining all such authorizations, consents, and approvals of any Governmental Authority or Regulatory Authority required in connection with the consummation of the Contemplated Transactions, any required waiting periods under the HSR Act, as applicable, shall have expired or have been terminated, and no Governmental Authority or Regulatory Authority shall have taken any action as a result of which LMP reasonably deems it inadvisable to proceed with the Contemplated Transactions;

(g) LMP shall have received the resignations, effective as of the Closing, of each director and officer of each Company Group Entity, if any, each of which shall be in compliance and form required by such Company Group Entity’s Operating Agreement;

(h) no action or proceedings shall have been instituted or threatened before a court or other government body or by any Governmental Authority to restrain or prohibit any of the Contemplated Transactions;

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(i) no Material Adverse Change in the business of any Company Group Entity shall have occurred since the Effective Date;

(j) each Company Group Entity shall have eliminated all member loans from its books;

(k) Staluppi shall have delivered to LMP appropriate releases from all obligees with respect to any and all Liability, contingent or otherwise, of each Company Group Entity for primary obligations of any Person other than a Company Group Entity (including, without limitation, corporate guarantees by a Company Group Entity for obligations of Staluppi and other Related Guarantees), or Staluppi shall cause such primary obligations to be satisfied at Closing. In addition, LMP shall have been furnished with appropriate lien releases from all secured parties with respect to any and all Liens upon any property or assets of a Company Group Entity securing obligations of any Person other than such Company Group Entity;

(l) the transactions contemplated under all the Transaction Documents shall have closed simultaneously with the Closing herein;

(m) LMP shall have received a written commitment or commitments for acquisition financing (including an inventory credit facility or floor plan) all on terms satisfactory to the LMP, and the applicable lender(s) in connection with such financing shall have funded pursuant to such commitment(s) an amount sufficient to pay the Cash Consideration plus any expenses of LMP related to the transactions contemplated hereunder;

(n) LMP shall have received audited financial statements for the Company Group Entities for the years ended December 31, 2020 and December 31, 2019 in form and substance satisfactory to LMP;

(o) each of the Parties certified public accountants shall have agreed to the Company’s Net Working Capital on the Closing Date, subject to adjustment as contemplated under Section 1.6, and a closing and disbursement statement (“Closing Statement”) enumerating the Purchase Price, prorations, and adjustments, all in accordance with this Agreement or as otherwise agreed upon by the Parties;

(p) the Company and Staluppi shall each have delivered to LMP counterpart signature pages to the First Amended and Restated Operating Agreement, in substantially the form attached hereto as Exhibit E;

(q) LMP or its Affiliate and Staluppi shall have entered into a purchase agreement or agreements related to the purchase by LMP of a 70% equity interest in each of Atlantic Vantage, LLC, Automall Payroll Services, Ltd., Atlantic Central Storage, LLC, all on terms satisfactory to LMP;

(r) Staluppi shall have delivered to LMP such other documents, instruments or opinions as may be required or otherwise reasonably contemplated pursuant to this Agreement; and

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(s) Staluppi shall have delivered to LMP copies of all written Consents as set forth in Schedule 2.4.

LMP may waive any condition specified in this Section 5.1 if it executes a writing so stating at or prior to the Closing.

5.2 Conditions to Obligation of Staluppi. The obligation of Staluppi to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) all representations and warranties of LMP contained in this Agreement (including the Schedules hereto) (i) that are qualified as to materiality shall be true, correct and complete in all respects and (ii) that are not qualified as to materiality shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and LMP shall have delivered to Staluppi a certificate dated as of the Closing Date and executed by LMP to such effect or disclosing any such representation or warranty not so true, correct and complete;

(b) each and all of the agreements and covenants of LMP to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects;

(c) the Parties shall have received all authorizations, consents, and approvals of any Governmental Authority or Regulatory Authority required in connection with the consummation of the Contemplated Transactions, any required waiting periods under the HSR Act, as applicable, shall have expired or have been terminated, and no Governmental Authority or Regulatory Authority shall have taken any action as a result of which Staluppi reasonably deem it inadvisable to proceed with the Contemplated Transactions;

(d) LMP shall have paid and delivered the Purchase Price as provided in Section 1.5 hereof;

(e) no action or proceeding shall have been instituted or, to the knowledge of LMP, threatened before a court or other government body or by any Governmental Authority to restrain or prohibit any of the Contemplated Transactions;

(f) the transactions contemplated under all the Transaction Documents shall have closed simultaneously with the Closing herein;

(g) each of the Parties certified public accountants shall have agreed to the Company’s Net Working Capital on the Closing Date, subject to adjustment as contemplated under Section 1.6, and a closing and disbursement statement (“Closing Statement”) enumerating the Purchase Price, prorations, and adjustments, all in accordance with this Agreement or as otherwise agreed upon by the Parties;

(h) LMP shall have delivered to Staluppi and the Company counterpart signature pages to the First Amended and Restated Operating Agreement;

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(i) Staluppi shall have procured in writing each of the consents from the Company Group Entities’ Lender(s) as disclosed in Section 2.4, on terms (including capitalization and financial covenants) no less favorable than currently imposed upon any Company Group Entity, and such consents must be in full force and effect as of the Closing;

(j) LMP shall have delivered to Staluppi such other documents, instruments or opinions as may be required or otherwise reasonably contemplated pursuant to this Agreement;

(k) LMPX shall have entered into a registration rights agreement with Staluppi in form and substance reasonably acceptable to LMPX and Staluppi requiring LMPX to file at LMPX’s expense a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering Staluppi’s resale of the Common Stock Consideration; provided that as a condition thereto Staluppi shall furnish to LMPX such information regarding himself, the Common Stock Consideration held by him, and the intended method of disposition of such securities as is reasonably required to effect the registration of the Common Stock Consideration;

(l) LMPX, with a view to making the benefits of Rule 144 (“Rule 144”) promulgated by the Securities and Exchange Commission (the “SEC”) with respect to the LMP Common Stock Consideration, shall have delivered to Staluppi a written commitment (subject to the limitations set forth in Section 6.21, below) to:

(i) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of LMPX under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended;

(iii) acknowledge that Staluppi is not an affiliate or control person as contemplated by Rule 144 and remove the restrictive legend with regard to the Common Stock Consideration promptly following the first anniversary of the Closing Date.; and

(iv) furnish to Staluppi forthwith upon request (i) to the extent accurate, a written statement by LMPX that it has complied with the reporting requirements of Rule 144 and (iii) such other information as may be reasonably requested in availing Staluppi of any rule or regulation of the SEC that permits the selling of any of the LMP Common Stock Consideration without registration.

(m) Staluppi shall have received all Consents as set forth in Schedule 2.4, in addition to all releases from all obligees with respect to any liability for personal guarantees provided by Staluppi for the benefit of any of the Company Group Entities or AAG Subsidiaries.

Staluppi may waive any condition specified in this Section 5.2 if they execute a writing so stating at or prior to the Closing.

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ARTICLE 6. CLOSING AND POST-CLOSING COVENANTS

6.1 Third Party Consents.

(a) Each Party shall cooperate in good faith and shall use its respective reasonable best efforts to obtain any consents contemplated or required under this Agreement.

(b) Within 5 Business Days of the Effective Date, Staluppi shall cause each Company Group Entity to deliver a notice on such Company Group Entity’s letterhead, addressed to each applicable Manufacturer and prepared in accordance with applicable New York law, expressing the Staluppi’s desire to consummate the Contemplated Transactions and otherwise obtain each Manufacturer’s consent to the Contemplated Transaction and continued appointment of the applicable Company Group Entity as an authorized dealer in the Manufacturer’s products at the applicable Dealership Premises. Such notice shall include a request that the Manufacturer provide to Staluppi and LMP any forms or applications necessary to achieve the Contemplated Transaction. Upon receipt of any request by the Manufacturer to LMP for further information, including completed applications or forms, LMP agrees to take prompt action to submit to such Manufacturer all information commercially reasonably required by such Manufacturer to approve the Contemplated Transaction. Staluppi will provide any and all information and assistance reasonably necessary to assist the LMP in its applications to the Manufacturers.

6.2 Further Assurances. After Closing, as and when requested by any Party from time to time, the other Parties shall and shall cause their Affiliates to execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Agreement including, without limitation, executing and delivering any instrument LMP may reasonably request to convey the Acquired Interest to LMP as required by this Agreement.

6.3 Delivery of Funds and Other Assets Collected by Staluppi. To the extent that after Closing Staluppi receive any funds or other assets in connection with any Company Group Entity’s Business, which was included in determining the Final NWC Statement, Staluppi shall promptly deliver such funds and assets to such Company Group Entity and take all steps necessary to vest title to such funds and assets in the Company Group Entity.

6.4 Payment of Delinquent Accounts Receivables. To the extent that any accounts receivables owed to any Company Group Entity prior to the Closing Date are not collected by such Company Group Entity 120 days after the Closing Date (the “Delinquent Accounts Receivables”), Staluppi shall within 10 days of receipt of notice from LMP of the Delinquent Accounts Receivable pay such Company Group Entity a sum equal to the sum of the Delinquent Accounts Receivables. Upon receipt in full of such payment from Staluppi of an amount equal to the Delinquent Accounts Receivables, LMP shall transfer to Staluppi the rights to all payments under the Delinquent Accounts Receivables, after which LMP shall have no further collection responsibilities with respect to such Delinquent Accounts Receivables other than to remit to Staluppi any additional amounts related thereto received by a Company Group Entity.

6.5 Access to Files. For a period that is the later of 5 years or applicable records retention requirements under a Legal Requirement, after the Closing or such longer term as Staluppi may reasonably require if Staluppi is then involved in litigation or under investigation or audit by a governmental agency or bureau relating to Staluppi or the Company Group Entities, LMP shall maintain and give Staluppi and his representatives reasonable access to, and shall permit Staluppi and his representatives, at Staluppi’s own expense, to make photocopies of, all originals of the files and records relating to the Company Group Entities.

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6.6 Notification. Between the Effective Date and the Closing Date, Staluppi will promptly notify the LMP in writing if Staluppi or any Company Group Entity becomes aware of any fact or condition that causes or constitutes a breach of any of Staluppi’s representations and warranties as of the Effective Date, or if Staluppi or any Company Group Entity becomes aware of the occurrence after the Effective Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Staluppi will promptly deliver to LMP a supplement to the Disclosure Letter specifying such change. Without limiting the foregoing, Staluppi shall furnish to LMP within 10 days after the end of each month a statement of income and a balance sheet as of the end of such month with respect to the Business, all of which shall be prepared in accordance with the Manufacturers’ accounting standards.

6.7 Related Party Agreements and Liabilities.

(a) After the Effective Date, Staluppi agrees, and agrees to cause each Company Group Entity, not to enter into any Related Party Agreements or engage in any transactions with Staluppi or a Related Person without LMP’s consent, which shall not be unreasonably withheld, conditioned, or delayed.

(b) Prior to the Closing:

(i) each Company Group Entity shall pay in full or otherwise discharge all amounts payable by the Company Group Entity to, or loans made to the Company Group Entity by, the Staluppi or Related Person;

(ii) Staluppi, and any Related Person, as applicable, shall pay in full to each Company Group Entity any amounts payable by such Persons to the Company Group Entity and any loans made by the Company Group Entity to such Persons; and

(iii) the Company and Staluppi agrees to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary proper or advisable to terminate, waive or release all Related Guarantees.

6.8 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 9, Staluppi will not, and will cause each Company Group Entity and each of their respective Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than LMP) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of each Company Group Entity, or any of the AAG Membership Interests of the Company, or any merger, consolidation, business combination. or similar transaction involving the Company Group Entities. Staluppi shall promptly advice LMP of any such inquiry or proposal so received.

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6.9 Cooperation. For purposes of complying with the terms set forth herein, each Party will reasonably cooperate with and, subject to the execution of customary confidentiality agreements reasonably required by third parties in connection with disclosure of such third parties’ confidential information to the receiving Party hereunder, reasonably and promptly make available to the other Parties and their auditors and representatives the information, records, data and supporting papers reasonably relevant to the determination of the Company’s Net Working Capital and a Closing Statement, the closing inventory schedules, and any adjustment thereto being disputed and the resolution of any disputes thereunder. Staluppi will cause the Company Group Entities to permit the LMP and its representatives reasonable access to the Company Group Entities’ books and records and personnel, as may be reasonably required (upon reasonable advance notice) in connection with preparing for Closing.

6.10 Transition. Staluppi will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Company Group Entity from maintaining the same business relationships with such Company Group Entity after the Closing Date as it maintained with the Company Group Entity prior to the Closing. Staluppi will refer to the Company all customer inquiries relating to the business of the Company Group Entities from and after the Closing.

6.11 Tax Periods Ending on or Before the Closing Date. Staluppi shall prepare and file or cause to be prepared and filed, al1 income tax returns for the Company Group Entities for all periods ending on or prior to the Closing Date, which are required to be filed after the Closing Date. Staluppi shall provide to LMP a copy of the tax returns proposed to be field pursuant to the preceding sentence, a reasonable time in advance of such filing date, and shall make such revisions to such tax returns as are reasonably requested by LMP. Staluppi shall not file such tax returns without the consent of LMP, which consent will not be unreasonably withheld. LMP will make available all information necessary to complete Staluppi’s income tax returns for all periods ending on or prior to Closing Date.

6.12 Staluppi’s Release of Claims Against the Company Group Entities.

(a) As of the Closing, Staluppi does hereby, for himself or his heirs, executors, administrators and legal representatives, remise, release, acquit and forever discharge each Company Group Entity, and each of its Representatives, of and from any and all Claims of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that Staluppi now has, owns or holds, or has at any time previously had, owned or held, against any Company Group Entity, including without limitation all Liabilities created as a result of the negligence, gross negligence and willful acts of any Company Group Entity and their employees and agents existing as of the Closing or relating to any matter that occurred on or prior to the Closing; provided, however, that any Claims that may arise in connection with the failure of any of the Parties hereto to perform any of their respective obligations hereunder or under any other agreement relating to the Contemplated Transactions or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements shall not be released or discharged pursuant to this Agreement.

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(b) Staluppi represents and warrants that he has not previously assigned or transferred, or purported to assign or transfer, to any person or entity whatsoever all or any part of the Claims released herein. Staluppi covenants and agrees that he will not assign or transfer to any person or entity whatsoever all or any part of the Claims to be released herein. Staluppi represents and warrants that he has read and understands all of the provisions of this Section 6.12 and that he has been represented by legal counsel of his own choosing in connection with the negotiation, execution and delivery of this Agreement.

6.13 Conduct of Operations. Between the Effective Date and the Closing Date, Staluppi will, and will cause Company to (a) conduct the business of Company only in the Ordinary Course of Business; (b) use his Best Efforts to preserve intact the current business organization of Company, keep available the services of the current officers, employees, and agents of Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Company; (c) confer with LMP concerning operational matters of a material nature; and (d) otherwise report periodically to LMP concerning the status of the business, operations, and finances of any Company Group Entity. The Company Group Entities and Staluppi will not omit to take any action that is inconsistent with any representation or warranty of the Staluppi, or that would cause any such representation or warranty to be untrue or incorrect if such representation or warranty were made immediately following the taking of or failure to take such action.

6.14 Prohibited Activities. Except as otherwise expressly permitted by this Agreement between the Effective Date of this Agreement and the Closing Date, Staluppi will not, and will cause each Company Group Entity not to, without the prior consent of LMP, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.11 or a Material Adverse Change is likely to occur. Staluppi and the Company Group Entities, will not (a) make any changes to its organizational documents (charter documents) or Company’s Operating Agreement; (b) make any declaration of or pay any dividend or distribution; (c) directly or indirectly redeem, retire, purchase, or otherwise acquire or obtain the surrender of any membership interest, option, warrant or derivative of or Affiliate; (d) issue any membership interest, option, warrant, bond, or derivative of the Company Group Entities; (e) make any investment in the membership interest, stock, indebtedness, or any derivative security of any Person; or (d) enter into any transaction which is outside the Ordinary Course of Business, or prohibited hereby.

6.15 The Company Group Entities’ 401(k). Except with the prior written consent of LMP, during the period from the Effective Date to the Closing Date, the Company Group Entities shall not (i) make any discretionary contribution to any Company Group Entity’s 401(k) plan (the “401(k) Plan”). If requested by LMP, a Company Group Entity shall terminate the 401(k) Plan at least 1 Business Day prior to the Closing Date.

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6.16 Use of Name. Staluppi agrees that from and after the Closing Date, Staluppi and his Affiliates (other than the other Company Group Entities) will not directly or indirectly use in connection with any business activities any service marks, trademarks, trade names (regardless of whether any Company Group Entity currently uses such names), trade dress, internet domain names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any word or logo that is confusingly similar in sound or appearance thereto and used or otherwise exploited by any Company Group Entity on or before the Closing Date. The foregoing limitation shall not apply to Staluppi performing business activities as an employee of the Company Group Entities. In addition, Staluppi agrees that he will not, without the prior written consent of LMP, in each instance, (a) use in advertising, publicity, or otherwise the name of LMP or any of LMP’s affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by LMP or any of LMP’s affiliates, or (b) represent, directly or indirectly, that any product or any service provided by any Company Group Entity has been approved or endorsed by LMP or LMP’s affiliates. LMP agrees that so long as Staluppi owns an Interest in the Company, LMP will not, without the prior written consent of Staluppi, in each instance, (x) use the name of “Atlantic Automotive Group” in any advertising, publicity, or otherwise, of any of LMP’s Affiliates (other than an Affiliate that is part of the Company Group Entities), nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Company or any of the Company’s Affiliates, or (y) represent, directly or indirectly, that any product or any service provided by any LMP Affiliate (other than an Affiliate that is part of the Company Group Entities) has been approved or endorsed by “Atlantic Automotive Group”.

6.17 Transfer Taxes. The Contemplated Transactions are the transfer of AAG Membership Interests, which are intangible assets; accordingly, the Parties do not expect any state and local transfer, sales, use, stamp, registration or other similar Taxes to arise by reason of the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). The Parties agree that Staluppi shall be responsible for any and all Transfer Taxes that are actually incurred as a result of the transfer of the AAG Membership Interests. The Parties will cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any Transfer Taxes.

6.18 Liability for Taxes; Other Tax Matters. For purposes of determining the portion of any Taxes with respect to any Straddle Period that constitutes Staluppi Taxes, the portion of any such Taxes that are attributable to the portion of such Straddle Period ending on the Closing Date will be:

(a) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Company Group Entity, the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the gross income of the Company Group Entities on a consolidated basis for the portion of the period ending on and including the Closing Date and the denominator of which is the total gross income of the Company Group Entities on a consolidated basis for the entire period, as determined by Parties or, if the Parties are unable to reach a determination, a Neutral Accountant; and

(b) in the case of all other Taxes, deemed equal to the amount that would be payable if the relevant Straddle Period ended on and included the Closing Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each period.

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6.19 Cooperation on Tax Matters. Each Party will cooperate fully as and to the extent reasonably requested by the other Party in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company Group Entities (each a “Tax Proceeding”). Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Staluppi further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on LMP, the any Company Group Entity (including, but not limited to, with respect to the transactions contemplated hereby). Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third-Party Claim will be governed by Section 8.5. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting a Tax Proceeding, or as may otherwise be necessary to enforce the provisions of this Agreement.

6.20 Regulatory Approvals.

(a) Staluppi and LMP shall, as promptly as practicable following the Effective Date, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required from each of Staluppi and LMP for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. Each of Staluppi and LMP shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Parties agree that LMP, on the one hand, and Staluppi, on the other hand, shall each be responsible for 50% of any and all filing fees payable in connection with the foregoing filings.

(b) Staluppi and LMP shall use their respective commercially reasonable efforts to promptly obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Authority and shall comply promptly with any such inquiry or request. LMP and Staluppi shall use their commercially reasonable efforts to obtain any necessary approval from any Government Authority under the HSR Act. Notwithstanding anything contained in this Agreement to the contrary, neither LMP nor Staluppi nor any of their Subsidiaries or other Affiliates shall be obligated to do any of the following: (i) dispose or transfer any asset other than pursuant to this Agreement; (ii) license or otherwise make available to any Person any technology or other intellectual property rights; (iii) hold separate any assets or operations (either before or after the applicable Closing Date); or (iv) change or modify any course of conduct or otherwise make any commitment regarding future operations.

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(c) The Parties commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Authority, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Authority.

(d) Each of LMP and Staluppi shall use its reasonable best efforts to “substantially comply” as promptly as practicable with any request for additional information or documentary material issued by a Governmental Authority under 15 U.S.C. Sec 18(e) and in conjunction with the Contemplated Transactions (a “Second Request”). Each of LMP and Staluppi will certify to substantial compliance with respect thereto as promptly as practicable. Each of LMP and Staluppi agrees to take all reasonable steps to assert, defend, and support certification of substantial compliance with any Second Request. Each of LMP and Staluppi agrees to give such advance notices as may be required (including, if necessary, notice of an anticipated Closing Date), and to otherwise reasonably cooperate to give effect to the rights of the other set forth in this Section 6.20.

6.21 Lockup Agreement; Trading in LMPX Securities.

(a) Staluppi hereby agrees that he will not prior to the first anniversary of the Closing Date (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any of the LMP Common Stock Consideration or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the LMP Common Stock Consideration, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 6.21 shall not apply to the transfer of any of the LMP Common Stock Consideration to any trust for the direct or indirect benefit of Staluppi or the immediate family of Staluppi, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value.

(b) Staluppi hereby further agrees that from the Closing Date through the first anniversary of the Closing Date neither Staluppi nor his agents, representatives or affiliates will engage in or effect, in any manner whatsoever, directly or indirectly, any (i) “Short Sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Common Stock of LMPX or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock of LMPX.

(c) In addition to the foregoing, Staluppi agrees that he shall at all times comply with all applicable federal and state securities laws applicable to the LMP Common Stock Consideration and his ownership and/or control thereof, and he further agrees to comply strictly with any insider trading policy or similar rules of LMPX applicable to executive officers of LMPX, including without limitation any trading restrictions set forth therein. LMPX is an intended third-party beneficiary of this Section 6.21 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

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ARTICLE 7. DUE DILIGENCE

7.1 Due Diligence.

(a) Prior to the Closing, LMP may conduct due diligence concerning the Company Group Entities and the Business to confirm the veracity of Staluppi’s warranties and representations, and to otherwise engage in inspections and due diligence regarding the Business and the Purchased Assets, including obtaining such reports and studies as the LMP deems appropriate. Staluppi agrees to provide LMP and its Representatives reasonable access to the books, records, reports, department managers (which access to such managers shall be permitted as mutually agreed by the Parties, and which LMP shall diligently undertake and complete any desired access with a manager in a timely manner), information, and facilities of the Business, and will make the officers and accountants of the Company Group Entities available at reasonable times to discuss with LMP and its Representatives such aspects of the Company Group Entities’ Business as LMP may wish. Staluppi will cooperate with any reasonable request by the LMP to conduct financial due diligence at one of the Dealership Premises, which shall include while on site read-only access to Staluppi’s dealership management systems, with prior notice to Staluppi, and subject to such reasonable limitations as Staluppi may impose to protect confidentiality. Any and all on-site visits and direct communications with any Company Group Entity employees Staluppi shall be coordinated in advance with John Staluppi or John Gentile. LMP’s right to inspect or to receive data and information from Staluppi or any Company Group Entity shall terminate upon any termination of this Agreement.

(b) Prior to the Closing, LMP may conduct, inspect and review any and all tests, studies, and surveys of all aspects of the Dealership Premises, including, without limitation, to evaluate the condition of the improvements located thereon, the soil conditions, environmental conditions (including Phase I and Phase II environmental site assessments), structural integrity, to confirm the ownership, zoning and status of entitlements applicable to the Dealership Premises, and to determine LMP’s ability to obtain future financing for the purchase of the Dealership Premises. LMP shall avoid any unreasonable interference with the business and operations of Staluppi’s business operations; and LMP, at its sole expense, shall promptly repair any damage caused by said inspections. Staluppi will make its appropriate officers, employees and representatives available to LMP at all reasonable times for the purpose of assisting LMP in such investigations or examinations. Notwithstanding the foregoing, LMP may not perform any test of the Dealership Premises of an intrusive or disruptive nature (including, without limitation, soil borings), without the prior written consent of Staluppi, which consent shall not be unreasonably withheld, conditioned or delayed, except that Staluppi shall be entitled to review and approve any investigation planned and split any samples taken.

7.2 Pre-Closing Preparation. After Manufacturer approval and prior to the Closing Date, Staluppi agrees to afford LMP and its agents, attorneys, accountants and Representatives such access to the Dealership Premises, business records and properties of each of the Company Group Entities, and shall furnish to LMP such information concerning the Business, as LMP shall reasonably deem necessary or desirable for the purpose of enabling LMP to prepare for Closing, including preparation of closing inventory schedules. Staluppi will make its appropriate Representatives available to LMP at all reasonable times for the purpose of assisting, in all reasonable respects, LMP with Closing preparations.

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ARTICLE 8. INDEMNIFICATION.

8.1 Indemnities of Staluppi.

(a) Staluppi shall, and hereby does, indemnify, hold harmless and agree to defend LMP and its Affiliates, officers, directors, employees, agents, consultants, representatives, stockholders and controlling Persons and their respective successors and assigns (collectively, the “LMP Indemnified Parties”) at all times from and after the date of this Agreement, from and against any and all Damages, demands, Judgments, injuries, Claims, Liens, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expert witness fees), of or to any of the LMP Indemnified Parties (“LMP Damages”), which may now or in the future be paid, incurred or suffered by or asserted against the LMP Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following (the “Staluppi Indemnified Liabilities”):

(i) any Pre-Closing Un-booked Liabilities not accounted for on the Closing Date pursuant to Section 1.4;

(ii) any Liabilities or Claims for Liability (whether in contract, in tort or otherwise, and whether or not successful) related in any way to the Company Group Entities to the extent such Liability or Claim for Liability arises in connection with any action, omission, or event occurring on or prior to the Closing Date, except to the extent accounted for as a Pre-Closing Un- booked Liability pursuant to Section 1.4;

(iii) any breach or nonfulfillment of any covenant or agreement of Staluppi contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto;

(iv) any untruth or breach of any representation and warranty of Staluppi contained in or made pursuant to this Agreement, including in any other agreement, document or instrument delivered hereunder or pursuant hereto; and

(v) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys’ fees) incident to sub-parts (i) through (iv).

(b) Basket. Notwithstanding anything in this Agreement, Staluppi shall not have any Liability for any LMP Damages resulting from matters described in Section 8.1(a)(iv), until the aggregate amount of all such Liabilities incurred by the LMP Indemnified Parties exceeds the Basket; provided, however, that Staluppi’s Liability for any LMP Damages will not be limited as set forth in this Section 8.1(b) if such Staluppi Indemnified Liability relates to a breach of any Fundamental Representations or any representation or warranty set forth in Sections 2.3 through 2.7 (inclusive), and 2.9.

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(c) Insurance. Staluppi’s indemnification obligations shall be reduced to the extent that the subject matter of any indemnification claim brought by LMP is covered by and paid to LMP pursuant to a warranty or indemnification from a third party or third-party insurance.

8.2 Indemnities of LMP.

(a) LMP shall, and hereby does indemnify, hold harmless and agree to defend Staluppi at all times from and after the date of this Agreement, from and against any and all Damages, demands, Judgments, injuries, Claims, Liens, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expert witness fees), of or to the Company and/or Staluppi (“Staluppi Damages”), which may now or in the future be paid, incurred or suffered by or asserted against Staluppi and/or the Company by any Person resulting or arising from or incurred in connection with any one or more of the following (“LMP Indemnification Liabilities”):

(i) any breach or nonfulfillment of any covenant or agreement of LMP contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto;

(ii) any untruth, inaccuracy, or breach of any representation and warranty of LMP contained in or made pursuant to this Agreement, including in any other agreement, document or instrument delivered hereunder or pursuant hereto; and

(iii) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys’ fees) incident to sub-parts (i) through (ii) any of the foregoing.

(b) Basket. In no event will any amount be recovered from LMP for any Staluppi Damages resulting from matters described in Section 8.2(a)(ii) until the aggregate amount of all LMP Indemnified Liabilities incurred by Staluppi and/or the Company exceeds the Basket, in which event LMP will be obligated, subject to the other provisions of this Agreement, to indemnify Staluppi for only those amounts in excess of the Basket.

8.3 Claim Procedures. Each Person that desires to make a Claim for indemnification pursuant to this Article 8 (an “Indemnified Party”) will provide notice (a “Claim Notice”) thereof in writing to LMP (if the Indemnified Party is Staluppi) or to Staluppi (if the Indemnified Party is a LMP Indemnified Party) (in each such case, an “Indemnifying Party”), specifying the nature and Basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section 8.3, receipt by a Person of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such Person will require delivery of a Claim Notice to the Indemnifying Party within 20 days following the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice will not relieve an Indemnifying Party from Liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

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8.4 Third-Party Claims.

(a) In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party will have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim under this Agreement, the Indemnified Party will cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial, in each case, at the Indemnifying Party’s expense. The Indemnifying Party will not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

(b) If the Indemnifying Party, by the 30th day after receipt of notice of any Third-Party Claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent Judgment by default in favor of the Person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third- Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party will not settle or compromise any Third-Party Claim for which it is entitled to indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(c) Notwithstanding anything in this Section 8.5 to the contrary, LMP will in all cases be entitled to control the defense of a Third-Party Claim if LMP reasonably believes (i) such Third-Party Claim could result in Liabilities which, taken together with other then outstanding Claims by LMP under this Agreement, could exceed the remaining potential Damages payable by Staluppi under this Agreement or the amount that LMP believes it will be able to collect from Staluppi under this Agreement or (ii) such Third-Party Claim could adversely affect in any material respect LMP or its Affiliates (other than the Company Group Entities) other than as a result of money damages or if injunctive or other non-monetary relief has been sought against LMP or its Affiliates (other than the Company Group Entities).

8.5 Calculation, Timing, Manner and Characterization of Indemnification Payments.

(a) Payments of all amounts owed by an Indemnifying Party, other than as a result of a Third-Party Claim, will be made within 15 Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 8 or (ii) if disputed, the date of the adjudication of the Indemnifying Party’s Liability to the Indemnified Party under this Agreement.

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(b) Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim will be made as and when Damages with respect thereto are incurred by the Indemnified Party and within 15 Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party.

(c) All amounts due and payable under this Agreement (i) with respect to a Third-Party Claim, will bear interest at the Applicable Rate from the date due and payable hereunder until the date paid and (ii) with respect to a Claim other than a Third-Party Claim, will bear interest at the Applicable Rate from the date the Indemnified Party suffers the Damages until the date paid. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

8.6 Express Negligence. THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE 8 BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, SUCH INDEMNITIES WILL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE 8 WILL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

8.7 Setoff. Upon any default by a Party of this Agreement (in addition to any rights and remedies of the non-defaulting Party provided by law (including, without limitation, other rights of setoff) but expressly limited by the terms of this Agreement), the non-defaulting Party shall have the right, without prior notice to the defaulting Party or any other party (any such notice being expressly waived by the defaulting Party to the extent permitted by applicable law), to setoff, appropriate and apply any and all payments to be made in accordance with this Agreement or the Company’s Operating Agreement, against and on account of the obligations or liabilities of the defaulting Party under this Agreement or the Company’s Operating Agreement. The non- defaulting Parties’ right of setoff may be exercised by the non-defaulting Party (or its assignee or their affiliates) against the defaulting Party (or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor, or against anyone else claiming through or against the defaulting Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor) notwithstanding the fact that such right of setoff shall not have been exercised by the non-defaulting Party prior to the occurrence of any default pursuant to either this Agreement or the Company’s Operating Agreement. The non-defaulting Party agrees promptly to notify the defaulting Party in writing after any such setoff and application made by the non-defaulting Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

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8.8 Exclusive Remedy. In the absence of fraud or criminal conduct, the indemnification provisions in this Article 8 will be the sole and exclusive remedy and recourse for any breach of this Agreement by LMP and Staluppi, except as expressly provided in this Agreement. In addition, (a) in the event of a breach or threatened breach by Staluppi of any of the provisions of Section 6.16, LMP will be entitled to immediate injunctive relief, as Staluppi acknowledges and agrees that any such breach would cause LMP irreparable injury for which they would have no adequate remedy at law; and (b) any Party will be entitled to seek specific performance against any other Party pursuant to Section 11.9.

8.9 Materiality. For purposes of determining whether there has been a breach or inaccuracy and the amount of Damages that are the subject matter of a Claim for indemnification or reimbursement hereunder, each such representation or warranty shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty.

8.10 Treatment. Any indemnity payments made under this Agreement will be treated for all U.S. federal income Tax purposes as an adjustment to the aggregate Purchase Price, unless otherwise required by any applicable Legal Requirement.

ARTICLE 9. TERMINATION.

9.1 Termination this Agreement may be terminated at any time prior to the Closing:

(a) by LMP by Notice to Staluppi, if the conditions set forth in Section 5.1 have not been satisfied or the deliveries required herein of Staluppi shall not have been complied with and performed, and any such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Outside Closing Date unless such failure shall be due to the failure of LMP to comply with any of its obligations to be performed or complied with by it prior to the Closing;

(b) by Staluppi by Notice to LMP, if the conditions set forth in Section 5.2 have not been satisfied or the deliveries required by herein of LMP have not been complied with and performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Outside Closing Date, unless such failure shall be due to the failure of Staluppi to comply with any of its obligations to be performed or complied with by it prior to the Closing;

(c) by mutual agreement of Staluppi and LMP;

(d) by either Staluppi or LMP if (i) there shall be any Legal Requirement that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or (ii) any Judgment enjoining LMP or Staluppi from consummating the Contemplated Transactions or any other Transaction Document is entered and such Judgment shall have become final and non- appealable.

(e) by LMP if the Closing has not occurred on or before the Outside Closing Date, or such later date as the Parties may agree upon, unless LMP is in material breach of or default under this Agreement;

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(f) by Staluppi if the Closing has not occurred on or before the Outside Closing Date, or such later date as the Parties may agree upon, unless Staluppi is in material breach of or default under this Agreement; and

(g) by either Party, if any Manufacturer shall reject the Contemplated Transaction or exercises, or purports to exercise, any right of first refusal to purchase the Acquired Interest.

9.2 Rights and Obligations on Termination.

(a) If this Agreement is terminated as provided in Section 9.1, this Agreement shall forthwith become void, there shall be no Liability or obligation on the part of any Party or their respective Representatives, except as otherwise provided in Section 9.2(b) below.

(b) Notwithstanding the provisions of Section 9.2(a) above:

(i) if this Agreement is terminated and abandoned pursuant to Section 9.1(b) due to a breach or default by LMP under any of its express or implied covenants and obligations hereunder, LMP shall pay to Staluppi a $250,000 (or an aggregate of $1.0 million together with other agreements executed by the Parties on or about the date hereof) breakup fee, as and for liquidation damages, which shall be Staluppi’s sole and exclusive remedy; and

(ii) if this Agreement is terminated and abandoned pursuant to Section 9.1(a) due to a breach or default by Staluppi under any of its express or implied covenants and obligations hereunder, Staluppi shall pay to LMP a $250,000 (or an aggregate of $1.0 million together with other agreements executed by the Parties on or about the date hereof) breakup fee, as and for liquidation damages, which shall be LMP’s sole and exclusive remedy.

(c) The Parties acknowledge and agree that the rights and obligations set forth in this Section 9.2 shall not in any way affect or limit the respective rights and obligations of the Parties that arise out of, and survive, the Closing of the Transaction, including, without limitation, the provisions of Article 8 above.

(d) In the event of a termination and abandonment of this Agreement, the LMP shall promptly redeliver to the Staluppi all documents, work papers and other material of the Staluppi relating to the Transaction, whether so obtained before or after the execution of this Agreement. In such event, the LMP agrees not to use to the detriment of the Staluppi, nor to disclose to third parties, any of such information with respect to the Business; provided, however, that the foregoing restriction shall not apply to any document, work paper, material, or information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority or is otherwise in the public domain.

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ARTICLE 10. NOTICES. Unless otherwise provided in this Agreement, any notice, demand and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand, (b) when received if sent by a nationally recognized overnight courier service (receipt requested), (c) 5 Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the Party confirmed, if sent by electronic mail, facsimile, telecopy or other similar electronic transmission device (including an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device); provided, however, that where a Party delivers a notice, demand or other communication by electronic mail, such Party shall cause a copy of such notice to be delivered by nationally recognized overnight courier (charges prepaid) the next business day. Notices, demands and communications to the Parties will, unless another address is specified in writing by notice to the other Parties pursuant to this Article 10, be sent to the address indicated below.

If to Staluppi, addressed to:

John Staluppi
133 US Highway One

North Palm Beach, FL 33408

E-mail: luppi@aol.com

With a copy (which shall not constitute notice) to:

John G. Gentile, Esq.

Law Offices of John G. Gentile

193 Sunrise Highway

West Islip, NY 11795

E-mail: jgentile@aagny.net

If to LMP, addressed to:

LMP Automotive Holdings, Inc.

500 East Broward Boulevard

Fort Lauderdale, Florida 33394

Attention: Sam Tawfik

Email: sam@lmpmotors.com

With a copies (which shall not constitute notice) to:

Bass Sox Mercer

2822 Remington Green Cir.

Tallahassee, FL 32308

Attn: Robert A. Bass, Esq.

Email: bassra@dealerlawyer.com

and

Greenspoon Marder LLP

1875 Century Park East, Suite 1900

Los Angeles, CA 90067

Attn: Sander C. Zagzebski, Esq.

Email: sander.zagzebski@gmlaw.com

or to such other place and with such other copies as Staluppi or LMP may designate by written notice to the others in accordance with this Article 10.

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ARTICLE 11. GENERAL PROVISIONS.

11.1 Choice of Law. The Parties stipulate that this Agreement has been entered into in the State of New York. Except as provided in Section 11.2(b), this Agreement will be construed and interpreted and the rights of the Parties governed by the internal laws of the State of Delaware, without regard to any conflict of law or choice of law principles that would apply the substantive law of another jurisdiction.

11.2 Dispute Resolution. Any dispute between, among, or involving the Parties that arises from or relates to this Agreement or any of the other Transaction Documents (except to the extent expressly provided in a Transaction Document), the relationship between such Parties that is created pursuant to such agreements, any alleged breach of any provision thereof, or in any way relating to the subject matter of such agreements (all of which are referred to herein as “Disputes”), including any Disputes that are extra-contractual in nature, or that are based on contract, tort, state or federal law, or other legal or equitable bases, regardless of whether a Party is seeking Damages or any other relief and regardless of whether or not any specific Transaction Document refers to this Section 11.2 will be resolved as provided in this Section 11.2; provided, however, that a Party will be permitted to take the actions contemplated by Section 11.2(a)(iv).

(a) Informal Dispute Resolution. Prior to the initiation of formal dispute resolution procedures, the Parties will first attempt to resolve their Dispute informally, as follows:

(i) First, the complaining party must provide notice of the Dispute in accordance with the notice provisions of Article 10 (the “Dispute Notice”). Upon receipt of the Dispute Notice, executives of LMP and Staluppi who have the actual or apparent authority to resolve the controversy (collectively, the “Arbitration Representatives”), will meet to discuss the Basis for the Dispute and will use their good faith efforts to reach a reasonable resolution to the Dispute. Upon receipt of the Dispute Notice, the receiving party will submit to the other party a written response (the “Dispute Response”). The Dispute Notice and the Dispute Response will include (A) a statement of the Party’s concerns and perspectives on the issues in dispute, (B) a summary of supporting facts and circumstances, and (C) the identity of the Arbitration Representatives who will represent such Party and of any other Person who will accompany the Arbitration Representatives. Such Arbitration Representatives will meet as often as they reasonably deem necessary and will discuss the problem and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding. In addition, to facilitate such negotiations the Parties may agree to utilize the services of a mediator whose fees will be split equally by the Parties.

(ii) The Parties agree that any written statements, including the Dispute Notice and the Dispute Response, will be prepared in connection with settlement negotiations, and as such will be privileged and will not be used against the Party who prepared such statement unless it is subsequently introduced by the preparing Party in any formal proceedings. The Parties also agree that the informal settlement negotiations will be conducted privately, amicably and confidentially.

MIPA – AAG Honda	45

(iii) Should the Arbitration Representatives fail to reach agreement within 30 days after receipt of the Dispute Notice in accordance with Section 11.2(a)(i) above (or such longer period as such Arbitration Representatives may agree in writing), then formal proceedings for the resolution of such Dispute may be commenced in accordance with Section 11.2(b).

(iv) This Section 11.2 will not be construed to prevent LMP from instituting, and LMP is hereby authorized to institute, formal proceedings (including seeking provisional remedies such as attachment, preliminary injunction and replevin from the appropriate court) earlier to avoid the expiration of any applicable limitations period, to avoid irreparable harm (including irreparable harm caused by Staluppi’s breach of the covenants set forth in Section 6.16), to preserve a superior position with respect to other creditors, or, to the extent contemplated by Section 11.9, to pursue injunctive or other equitable remedies.

(b) Arbitration. If the Parties are unable to resolve any Dispute arising under this Agreement as contemplated by Section 11.2(a), then (subject to the exceptions referred to in Section 11.2(a)(iv)) such Dispute will be submitted to mandatory and binding arbitration at the election of any Party (the “Disputing Party”) pursuant to the following conditions:

(i) Procedures. The arbitration will be conducted pursuant to the then applicable Commercial Arbitration Rules of the American Arbitration Association, except as expressly provided in this Section 11.2 (the “AAA Rules”). The arbitrator(s) (the “Arbitrator(s)”) will be selected pursuant to the procedures set forth in Section 11.2(b)(iii) below. In resolving the substance of the Dispute, the Arbitrator(s) will apply substantive New York law or applicable substantive federal law without regard to the conflicts of law principles of such state.

(ii) Submission to Arbitration. The Disputing Party will notify the other applicable Parties that it is submitting the Dispute to final and binding arbitration to be conducted privately and confidentially in accordance with the terms of Article 10.

(iii) Selection of Arbitrator(s). If the amount in dispute is less than an aggregate of $1,000,000 (together with other agreements executed by the Parties on or about the date hereof), such Dispute will be resolved by a single Arbitrator mutually acceptable to the applicable Parties. If LMP and Staluppi are unable to agree upon a mutually acceptable Arbitrator within 30 days of the submission of the Dispute to arbitration, such Arbitrator will be appointed in accordance with the AAA Rules. If the amount in dispute is an aggregate of $1,000,000 (together with other agreements executed by the Parties on or about the date hereof) or more, within 30 days after the notice of initiation of the arbitration procedure, each of LMP (on the one hand) and Staluppi (on the other hand) will nominate one Arbitrator, who need not be neutral. If any Party fails or refuses to timely nominate an Arbitrator, such Arbitrator will be appointed in accordance with the AAA Rules. Upon selection of the two Arbitrators by the applicable Parties, the 2 Arbitrators will select a 3rd Arbitrator within 15 days after their appointment, failing agreement on which such 3rd Arbitrator will be appointed in accordance with the AAA Rules. The Arbitrators, acting by majority vote, will resolve all Disputes between the applicable Parties. If one of the Party-appointed Arbitrators refuses to participate in the proceedings or refuses to vote, the unanimous decision of the other two Arbitrators will be binding.

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(iv) Replacement of Arbitrator. Should any Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 11.2(b), such Arbitrator will be replaced in the same manner by which he or she was appointed (e.g., if LMP appointed the departing Arbitrator, LMP would appoint his or her replacement, and if the two Party-appointed Arbitrators appointed the departing Arbitrator, then they would appoint his or her replacement).

(v) Place of Arbitration. The arbitration will be conducted in the Manhattan, New York office of the American Arbitration Association. The Parties expressly consent to the location of such arbitration and agree not to contest this venue provision or the choice of law provision set forth in Section 11.2(b)(i) above, it being acknowledged and agreed that New York bears a reasonable relation to this Agreement and the Parties have knowingly and voluntarily elected a New York forum. Any action in order to enforce this arbitration clause or an award granted hereunder may be brought in the courts of the State of New York, in Nassau County, and the federal courts with jurisdiction thereover. Each of the Parties (A) consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding, (B) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (C) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (D) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that notice on such Party as provided in Article 10 will be deemed effective service of process on such Party.

(vi) Conduct of Arbitration. The Arbitrator(s) shall have the authority to determine the enforceability of this Section 11.2, including whether the terms of the provisions under this Section 11.2 are conscionable. Upon the service of an arbitration demand, the Parties will discuss and attempt to agree upon the manner, timing and extent of discovery that may be conducted prior to and in preparation for the arbitration hearing. In the event the Parties are unable to agree upon the manner, timing and extent of discovery, such issues will be submitted to the Arbitrator(s) for resolution. However, under no circumstances will the Arbitrator(s) allow more depositions, interrogatories, requests for production of documents and requests for admission than permitted by the presumptive limitations set forth in Fed. R. Civ. P. 26(b)(2). The Arbitrator(s) will have the authority to impose appropriate sanctions, including an award of reasonable attorneys’ fees, against any party that fails to cooperate in good faith in discovery permitted by this Section 11.2(b)(vi) or ordered by the Arbitrator(s). If the amount in dispute is less than an aggregate of $1,000,000 (together with other agreements executed by the Parties on or about the date hereof), unless otherwise agreed by the Parties the arbitration hearing will be conducted no later than 150 days after the determination of the Arbitrator in accordance with the procedures set forth in Section 11.2(b)(iii). If the amount in dispute is an aggregate of $1,000,000 (together with other agreements executed by the Parties on or about the date hereof) or more, the arbitration hearing will be conducted at such time as the Parties have completed the discovery permitted by this Section 11.2(b)(vi) and as determined by the Arbitrators. Unless otherwise agreed by the Parties, the arbitration hearing will be conducted on consecutive days. There will be no transcript of the arbitration hearing. The Arbitrator(s) must give effect to legal privileges including the attorney-client privilege and the work-product immunity.

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(vii) Arbitration Award. The Arbitrator(s) will render a binding, reasoned decision within 20 days following the completion of the arbitration hearing. The award of the Arbitrator(s) will be in writing. The Arbitrator(s) must certify in the award that such award conforms to the terms and conditions set forth in this Agreement (e.g., the award must comply with the parameters set forth in Article 8). The award rendered by the Arbitrator(s) will be binding and conclusive, and Judgment on the award may be entered pursuant to Section 11.2(b)(v).

(viii) Time of the Essence. The Arbitrator(s) are instructed that time is of the essence in the arbitration proceeding, and that the Arbitrator(s) will have the right and authority to issue reasonable monetary sanctions against either LMP (on the one hand) or Staluppi (on the other hand) if, upon a showing of good cause, such Party is unreasonably delaying the proceeding. The amount of such sanction will be related to the additional harm, if any, caused by the delay.

(ix) Expenses. The Arbitrator(s) will have the authority to assess the costs and expenses of the arbitration proceeding (including the Arbitrator(s)’ fees and expenses) against either LMP (on the one hand) or Staluppi (on the other hand). The Arbitrator(s) will also have the authority to award attorneys’ fees and expenses to the prevailing side.

(x) Confidentiality. To the fullest extent permitted by law, the arbitration proceedings and award will be maintained in confidence by the Parties, except as otherwise required by Legal Requirements.

(xi) Severability. The provisions of this Section 11.2 are independent of the remaining provisions of this Agreement and the Parties intend that the provisions of this Section 11.2 will continue in effect even though one or more provisions of the Agreement (including, for the avoidance of doubt, any provision of this Section 11.2) will be determined to be invalid or unenforceable by a court of competent jurisdiction. This agreement to arbitrate will also survive the termination or expiration of this Agreement.

(c) Acknowledgment. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY HAVE READ AND UNDERSTOOD THIS SECTION 11.2 AND THAT THEY ARE HEREBY KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHT TO A JURY TRIAL.

11.3 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Person or Persons entitled to the benefits thereof only by a written instrument signed by the Person or Persons granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

MIPA – AAG Honda	48

11.4 Expenses. Except as otherwise provided in this Agreement, (a) Staluppi will be responsible for all legal fees, accountant’s fees, consultant’s fees, broker fees, investment banker’s fees, other advisory fees and other costs and expenses that Staluppi may incur in connection with the negotiation, preparation, execution or performance of this Agreement, and (b) LMP will be responsible for all legal fees, accountant’s fees, consultant’s fees, broker fees, investment banker’s fees, other advisory fees and other costs and expenses that LMP and its Affiliates incur in connection with the negotiation, preparation, execution or performance of this Agreement.

11.5 Completion of Schedules. The listing (or inclusion of a copy) of a document or other item under one Schedule to a representation or warranty made in this Agreement will be deemed adequate to disclose an exception to a separate representation or warranty made in this Agreement only if such listing has sufficient detail on its face that it is reasonably clear that such document or other item applies to such other representation or warranty made in this Agreement.

11.6 Invalidity. In the event that any one or more of the provisions set forth in this Agreement or in any other instrument referred to in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument.

11.7 No Third-Party Beneficiaries. This Agreement is solely for the benefit of (a) the Parties and their successors and assigns permitted under this Agreement, and (b) LMP Indemnified Parties and the Staluppi (solely with respect to such Persons’ rights to indemnification pursuant to Article 8 and the rights to enforce such rights to indemnification pursuant to this Article 11), and no provisions of this Agreement will be deemed to confer upon any other Person any remedy, Claim, Liability, reimbursement, cause of action or other right except as expressly provided in this Agreement.

11.8 No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and their counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.10 Entire Agreement; Amendments. This Agreement, together with all Exhibits, Annexes and Schedules hereto, and the other Transaction Documents constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No amendment, supplement or modification of this Agreement will be binding unless executed in writing by all Parties

11.11 Electronic Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

MIPA – AAG Honda	49

11.12 Severability. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of New York, or under any other applicable laws of any other jurisdiction, then the Parties agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the Parties, then such provision shall be severed here from for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the Parties as expressed herein (a modification being permitted only if there is no material alteration), then the Parties shall use commercially reasonable efforts to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party may initiate arbitration under the then current commercial arbitration rules of the American Arbitration Association to determine and effect such appropriate equitable amendments.

11.13 Binding Effect. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective heirs, executors, administrators, representatives, successors and permitted assigns.

11.14 Assignment. This Agreement and the rights under this Agreement may not be assigned by LMP without the prior written consent of Staluppi; provided, however, that LMP will be permitted, without Staluppi’s consent, to (a) collaterally assign this Agreement and its rights herein and in the other Transaction Documents to any of LMP’s or its Affiliate’s lenders, (b) assign the provisions and benefits of this Agreement and the other Transaction Documents to any Affiliate of LMP provided that, unless otherwise consented to in writing by Staluppi, LMP shall remain contractually liable hereunder for any payment obligations of LMP, and Staluppi hereby consents to any such assignment. This Agreement and the rights hereunder may not be assigned by Staluppi without the prior written consent of LMP. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.15 Computation of Time. Whenever this Agreement requires that something be done within a period of days, such period shall: (a) not include the day from which such period commences; (b) include the day upon which such period expires; (c) expire at 8:00 p.m. (eastern) on the date by which such thing is to be done; or (d) be extended by 2 Business Days if the final day of such period falls on a Saturday, Sunday, or bank holiday in the state where such thing is to be done

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11.16 Interpretation & Administration. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and will be deemed to be followed by the words “without limitation.” The Parties have a duty of good faith and fair dealing. All captions and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms or conditions of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. Each Party and its counsel have reviewed this Agreement and the rule of construction that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.

(signatures on the following page)

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IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement effective as of the Effective Date.

LMP:

LMP LONG ISLAND 001 HOLDINGS, LLC

By:	/s/ Sam Tawfik
Name:	Sam Tawfik
Title:	CEO

STALUPPI:

/s/ John Staluppi
John Staluppi

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Honda

EXHIBIT A

DEFINED TERMS

“Accounts Receivable” means all accounts and notes receivable from account, note and other debtors of the Company.

“Adjustment Calculation Time” means, with respect to the Company (and each of its Subsidiaries), 11:59 p.m. local time on the Closing Date; it being understood that, notwithstanding such time, for each and every calculation pursuant to this Agreement made at such time, the Parties shall not give effect to (a) the consummation of the transactions contemplated by this Agreement, (b) any financing transactions in connection with the transactions contemplated by this Agreement, or, after the consummation of the Transaction, any action or omission by LMP or (c) any action or omission by the Company (or any of its Subsidiaries) in connection with consummation of the transactions contemplated by this Agreement that is not in the Ordinary Course of Business consistent with past practice.

“Affiliate” means with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to any natural person, the term “Affiliate” will also mean (a) the spouse or children (including those by adoption) and siblings of such Person; and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (b) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (c) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (a) or (b) of this definition.

“Applicable Rate” means 8% per annum, computed on the basis of a 360-day year or, with respect to any amount that an Indemnifying Party has been finally adjudicated as liable to an Indemnifying Party pursuant to Article VIII, such higher post-judgment interest as may be imposed by any court of competent jurisdiction.

“Basis” shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

“Basket” shall mean $49,480.

“Books and Records” means all books and records pertaining to the Company, the Business and the Company Assets, including all books of account, journals and ledgers, files, correspondence, memoranda, customer lists, supplier lists, personnel records relating to the employees of the Company, catalogs, promotional materials, data processing programs and other computer software, building diagrams and plans.

Honda

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States, the State of New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended.

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) by the Company, other than the Excluded Assets.

“Company’s Operating Agreement” means that certain [Amended and Restated] Limited Liability Company Operating Agreement, dated as of the Closing Date.

“Consent” means any approval, consent, ratification, waiver, notice or other authorization.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Company Group Entities” shall mean the Company and each of its Affiliates or Subsidiaries.

“Contemplated Transactions” shall mean all of the contemplated transactions including: (a) the sale of the Acquired Interest by Staluppi to LMP; (b) the performance by LMP and Staluppi of their respective covenants and obligations under this Agreement; (c) LMP’s acquisition and ownership of the Acquired Interest and exercise of control over the Company, and (d) the execution, delivery, and performance under each of the Transaction Agreements.

“Contract” means any contract, agreement, understanding, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Covid-19 Conditions” shall mean conditions brought about by the impact of the Covid-19 pandemic, including impacts on the operation of the Business, employee retention, government orders, regulations, employment benefits, claims, debts, liabilities, supply chain, vendors, or inventory.

“Damages” means all debts, liabilities, obligations, Taxes, losses, including diminution of value, damages, loss of profits, cost and expenses, whether actual, consequential or punitive, interest (including prejudgment interest), penalties, fines, reasonable legal and accounting fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

Honda

“Debt” means, for a particular Person without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any hedging arrangement; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Lien on or in respect of any property of such Person.

“Environmental Authorization” means any license, permit, certificate, order, approval, consent, notice, registration, exemption, variance, filing or other form of permission required under or issued pursuant to any Environmental Law.

“Environmental Laws” means any and all Legal Requirements pertaining to prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, or workplace health and safety.

“Environmental Liability” means any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand, directive or request from a Governmental Authority, the cost of performing any investigatory or remedial action required under Environmental Laws in response to a Release of Hazardous Materials (including any work performed under any Voluntary Cleanup Program), the amount of any administrative or civil penalty or criminal fine or supplemental environmental project, and any court costs and reasonable amounts for attorneys’ fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Claim, regardless of whether such Claim is threatened, pending or completed, that may be or have been asserted against or imposed upon any owner or operator of the Business, to the extent any of the foregoing arises out of:

(a) failure of Staluppi or Company, or any of their respective Affiliates, any Predecessor, or the Business to comply at any time before the Closing Date with all Environmental Laws;

(b) presence of any Hazardous Materials on, in, under, at or in any way affecting any property used in the Business;

(c) a Release or threatened Release of any Hazardous Materials on, in, at, under or in any way affecting the Business or any property used therein or at, on, in, under or in any way affecting any adjacent site or facility;

Honda

(d) a Release or threatened Release of any Hazardous Materials on, in, at, under or from any real property other than those described in clause (c) of this definition and to which Staluppi, the Company or any of their respective Affiliates or any Predecessor transported or disposed, or arranged for the transportation or disposal of, Hazardous Materials generated at or arising from operation of the Business;

(e) identification of the Company or any of their respective Affiliates or any Predecessor as a potentially responsible party under CERCLA or under any Environmental Law similar to CERCLA;

(f) presence at any time of any above-ground and/or underground storage tanks, or any asbestos-containing material on, in, at, or under any property used in connection with the Business; or

(g) any and all Claims arising out of exposure to Hazardous Materials originating at the Business or any adjoining property, resulting from operation thereof, or located at the Business.

“Equity Securities” means any (a) units, stock, shares, membership or partnership interests, or other equity securities or capital interests, (b) warrants, options or other rights to purchase or otherwise acquire securities described in clause (a) of this definition, (c) equity appreciation rights or profits interests, and (d) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in clause (a), (b) or (c) of this definition. For the avoidance of doubt, Membership Interests, common stock, and preferred stock constitute Equity Securities.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Assets” means the assets and properties of Staluppi, which will not be owned by the Company and which are identified on Schedule 2.31.

“Fixed Assets” shall mean all verifiable furniture, fixtures, buildings and improvements, leaseholds, signs, office equipment, machinery and shop equipment, parts equipment, company vehicles, lifts, compressors, special tools and other items of tangible personal property owned by the Company, used in the operation of the Dealership Business, and located at the Dealership Premises on the Closing Date.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

Honda

“Hazardous Material” means and includes each substance or material defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, pollutant, contaminant or toxic substance under any Environmental Law, and any petroleum or petroleum products that have been Released into the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all intellectual property rights, under the law of any jurisdiction, both statutory and common law rights, if applicable, including: (a) utility models or statutory invention registrations (whether or not filed), and invention disclosures, patents and patent applications, and extensions, divisions, continuations, reexaminations, and reissues thereof; (b) trademarks, service marks, logos, slogans, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (c) copyrights, whether registered or unregistered, software, source code, object code, and other works of authorship, whether or not published, and registrations and applications for registration thereof (whether or not filed); (d) trade secrets, proprietary information, confidential information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases; (e) the right to sue and collect Damages for any past, present and future infringement, misappropriation or other violation of any of the foregoing; and (f) moral rights relating to any of the foregoing.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Judgment” means any judgment, decision, order, decree, writ, injunction or ruling entered or issued by any Governmental Authority.

“Knowledge of Staluppi” shall include matters that are actually known, after reasonable investigation, to Staluppi and directors, officers, general manager, and comptroller of the Company.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, rules of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directional requirement of any Governmental Authority.

“Liabilities” and “Liability” shall mean any liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liabilities for Taxes.

Honda

“Lien” means any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, security interest, mortgage or encumbrance of any nature whatsoever including as a statutory landlord lien.

“Manufacturer Parts Inventory” shall mean all of the Company’s inventories of new, current, returnable, and non-obsolete Manufacturer parts and accessories in their original, unbroken packages, which are located on or in transit to the Company as of the Closing Date, and which are listed in a Manufacturer’s current parts and accessories price book/catalogues, with supplements in effect on the inventory date described in Section 1.7. Notwithstanding the foregoing, Manufacturer Parts shall not include any “Obsolete” parts, defined as parts (a) not being listed in the current Manufacturer’s Master Parts Price List/Suggested List Prices and Dealer Prices (or other applicable similar Manufacturer price lists, with supplements or the equivalent in effect as of the Inventory date, the “Master Price List”), as returnable to the Manufacturer at not less than the purchase price reflected in the Master Price List, or (b) that have been in the Company’s inventory longer than 18 months prior to Closing Date.

“Manufacturer Parts Value” shall mean, with respect to any Manufacturer Parts Inventory, that certain value determined by reference to its “Dealer Net Price” as shown in the Master Price List, with all supplements in effect as of the inventory date, as established by an actual inventory count taken immediately prior to the Closing.

“Material Adverse Change” shall mean an occurrence, event or development which has had or is reasonably likely to have a Material Adverse Effect, except for any such change or effect that arises or results from (a) changes in general economic, capital market, regulatory or political conditions or changes in law or the interpretation thereof that, in any case, do not disproportionately affect such Party in any material respect, (b) changes that affect generally the industries in which such Party are engaged and do not disproportionately affect such Party in any material respect, or (c) acts of war or terrorism that do not disproportionately affect such Party in any material respect.

“Material Adverse Effect” shall mean, with respect to any Person, a material adverse effect on the business, prospects, results of operations, financial condition, liabilities, or assets of such Person and its Subsidiaries taken as a whole. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect.

“Miscellaneous Inventory” shall mean all miscellaneous inventory of the Company located at the Dealership Premises on the Closing Date and consisting of non-Manufacturer Parts, batteries, tires, and paint, gas, oil and grease, etc., each of which is less than 1 year old, and all of which (in the case of fluids and paint) shall be in unopened containers and usable.

“Miscellaneous Inventory Value” shall mean the Company’s cost in its Miscellaneous Inventory.

“New Vehicles” shall mean shall mean all new and undamaged 2019 and 2020 model year motor vehicles, not previously titled and for which no RDR card has been previously submitted to the Manufacturer, which are owned by the Company and located on or are in transit to the Dealership Premises on the Closing Date, and each of which shall have less than 4,000 miles on the odometer. Any New Vehicle with greater than 4,000 miles shall be deemed a Used Vehicle.

Honda

“New Vehicles Value” shall mean, with respect to the New Vehicles, the aggregate sum of (i) the Manufacturer’s invoice cost to the Company, including Manufacturer charges for freight and handling, PLUS (ii) the wholesale cost (without internal markup) to the Company of all “add- on” parts or accessory items (installed consistent with the each Company Group Entity’s past practices, but specifically excluding reconditioning charges and soft adds such as etch, leather treatment, undercoatings, paint sealants, etc.), MINUS (iii) dealer holdback, floorplan assistance, advertising or marketing allowance and any dealer cash/rebates or carryover allowances, and any other dealer factory incentives with respect to such vehicles and for which the Company has previously been paid, MINUS (iv) a credit in favor of LMP equal to the value of any Manufacturer installed accessories removed or missing from a vehicle, valued at cost reflected on such vehicle’s invoice, MINUS (v) the amount of any PDI payment received from the Manufacturer but for which no PDI activity has been performed on such vehicle, MINUS the amount of Thirty Cents ($0.30) for each mile in excess of 500 miles recorded on the odometer of each New Vehicle. Any dealer traded vehicle that constitutes a New Vehicle shall be valued pursuant to the above criteria. The value of each New Vehicle shall not include any cleaning or reconditioning charges or any surcharge or “pack” imposed by a Company Group Entity (whether or not such amounts have been or were to be taken into income by the Company Group Entity).

“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business of such Person consistent with past customs and practices of such Person.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

“Parts Inventory” shall mean Manufacturer Parts Inventory and Miscellaneous Inventory.

“Parts Value” shall mean the sum of the Manufacturer Parts Value plus the Miscellaneous Inventory Value.

“Party” shall mean either of Staluppi or LMP, as the case and context may require herein.

“Parties” shall mean collectively LMP and Staluppi.

“Permitted Liens” means:

(a) Liens for current period Taxes that are not yet due and payable;

(b) inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such Liens secure obligations that are not yet due and payable

Honda

(c) minor defects, irregularities in title, easements, rights of way, servitudes and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate (i) have not had, and are not reasonably likely to have an adverse effect on the ability of the Company or any of their respective Affiliates to use such property in the manner previously owned or used by the Business or (ii) materially impair the value of such property;

(d) Liens securing any portion of the Scheduled Debt; and

(e) Liens affecting a landlord’s interest in real property leased to the Company so long as such Liens do not breach and are not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected).

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government, including any Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Unbooked Liabilities” shall mean any current or long-term Liabilities plus any payables of the Company as a result of operations of the Company prior to the Closing Date, which are not reflected on the Company’s balance sheet on the Closing Date, each as more fully described in Section 1.4(c).

“Predecessor” means any Person whose liabilities, including liabilities arising under any Environmental Law, have or may have been retained or assumed by the Company Group Entities, or any of their other respective Affiliates, either contractually or by operation of law.

“Regulatory Authority” shall mean any foreign, United States Federal or state government or Governmental Authority the approval of which, or filing with, is legally required or permitted for consummation of the Contemplated Transactions.

“Related Guarantees” shall mean the guarantees of any Company Group Entity of indebtedness or other obligations of any of the Company Group Entities’ officers, directors, shareholders or employees, Affiliates, or Related Persons.

“Related Party Agreement” shall mean any contracts or other formal or informal understandings between Company and any of their officers, directors, employees, agents or stockholders or their Affiliates.

“Related Person” shall mean,

(a) with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

Honda

(b) With respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iii).

For purposes of this definition, (i) the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, (C) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (D) any other natural person who resides with such individual, and (ii) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

“Repairs and WIP” shall mean all sublet repairs and work in progress, as reflected and verified on open repair orders of no greater than 30 days in age from the Closing Date.

“Representative” shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, engineers, and financial advisors.

“Service Loaners” shall mean motor vehicles owned by the Company, located on the Dealership Premises on the Closing Date, and provided by the Company to customers while their vehicles are being serviced by the Company. Service Loaners shall include motor vehicles that are current in status as well as vehicles that have been retired from such status.

“Service Loaners Value” shall mean as to each Service Loaner Vehicle the lesser of the depreciated net asset value of the vehicle reflected on the Company’s balance sheet or the resulting value of such vehicle if valued according to the Used Vehicle Value.

Honda

“Staluppi Taxes” means any and all Taxes (a) of or with respect to Staluppi for any period; (b) imposed on the Company or any Subsidiary of the Company, or for which the Company or any Subsidiary of the Company may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 6.18(a)); (c) resulting from a breach of any representation or warranty set forth in Section 2.20 (determined without regard to any materiality or knowledge qualifiers or any scheduled items) or a breach by Staluppi of any covenant relating to Taxes set forth in this Agreement; (d) of any “consolidated group” (or any member thereof) of which the Company or any Subsidiary of the Company (or any Predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local Legal Requirements; or (e) of any other Person for which the Company or any Subsidiary of the Company is or has been liable as a transferee or successor, by contract, or otherwise; provided, however, Staluppi Taxes will not include (x) Taxes with respect to any taxable period or portion of a Straddle Period beginning after the Closing Date, or (y) Taxes already accrued or reserved for on the Company’s books and records.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company or other entity a majority of the Interests of which having voting power under ordinary circumstances to elect at least a majority of the board of directors or other Persons performing similar functions is at the time owned or controlled, directly or indirectly, by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, Interests of any other class or classes will have, or might have, voting power by reason of the occurrence of any contingency), (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

“Target NWC” shall mean $4,948,000.

“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, property, personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated or other similar charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any director, stockholder, officer, member, partner, equity holder or employee of any such Indemnified Party or its Affiliates.

Honda

“Transaction Documents” means this Agreement and all other agreements, conveyances, documents, instruments and certificates delivered at a Closing pursuant to this Agreement, including the [First/Second] Amended and Restated Operating Agreement, Right of First Offer, Purchase Option Lease Addendums, and Assignment Agreement.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations will include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Used Vehicles” shall mean used motor vehicles, or any motor vehicles that do not constitute New Vehicles, held for resale by the Company. All Used Vehicles shall be reconditioned and front-line ready. Used Vehicle inventory shall not exceed more than a 60-day supply based on each Company Group Entity’s 90-day rolling sales history.

“Used Vehicles Value” shall mean, with respect to any Used Vehicle, that the average value (with seasonal adjustment) for such vehicle as reflected in the Adjusted Manheim Market Report, Northeast Database, published during the 30-day period preceding the Closing Date.

Honda

EXHIBIT B

Legal Name	Assumed Name (Doing Business As)
Hempstead Auto Sales, LLC	Millennium Honda
JS Babylon Motors, LLC	The New Babylon Honda

EXHIBIT C

Dealership Name	Address(es)	Property Owner	Parcel #	County
The New Babylon Honda	650 W. Montauk Hwy, West Babylon, NY 11704	Schimmerling Realty Co, LLC, a NY LLC	0100-225-00-02-00-002-000	Suffolk
Millennium Honda	272 N. Franklin St., Hempstead, NY 11550	Millennium Realty, L.L.C.,	2013-34-179-00-0007-0	Nassau
	286 N. Franklin St., Hempstead, NY 11550	Millennium Realty, L.L.C.,	2013-34-179-00-0011-0	Nassau

EXHIBIT D

ASSIGNMENT OF MEMBERSHIP INTEREST AND CAPITAL ACCOUNT

KNOW ALL MEN BY THESE PRESENTS:

THAT JOHN STALUPPI (“Assignor”), in consideration of the payment and deliveries required under that certain Membership Interest Purchase Agreement between Assignor and Assignee dated January 12, 2021, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby grant, bargain, sell, assign, transfer, and set over unto LMP LONG ISLAND 001 HOLDINGS, LLC, a Delaware limited liability company (“Assignee”), all of Assignor’s right, title and interest in and to: (i) 70% of the membership interests (the “Membership Interest”) in AAG HOLDING CO3, LLC, a Delaware limited liability company (the “Company”) and (ii) the capital account associated with the Membership Interest.

TO HAVE AND TO HOLD the same unto the said Assignee, his heirs, successors and assigns forever.

AND the said Assignor, and for his heirs, successors and assigns, covenants to and with the said Assignee, and its successors or assigns, that the said Assignor is the lawful owner of the above described Membership Interest and capital account; that such Membership Interest is free from all encumbrances; that Assignor has good right to assign and convey all of his right, title, and interest in and to said Membership Interest and capital account; and that he will warrant and defend the assignment of such Membership Interest and capital account hereby made, unto the said Assignee, his heirs, successors and assigns, against the lawful claims and demands of all persons whomsoever.

IN WITNESS WHEREOF, Assignor has executed this Assignment to be effective as of the ______ day of _______________, 20____.

Signed, sealed and delivered in the presence of:	ASSIGNOR:

JOHN STALUPPI

Print Name:

Print Name:

ACKNOWLEDGMENT AND AGREEMENT

In consideration of the foregoing assignment, Assignee hereby accepts and assumes all of the terms, conditions and obligations of the Company’s Operating Agreement, as amended; and

Signed, sealed and delivered in the presence of:	ASSIGNEE:

LMP LONG ISLAND 0001 HOLDINGS, LLC

By:
Print Name:

Its:

Print Name:

EXHIBIT E

AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AAG HOLDING CO3, LLC

a Delaware limited liability company

[●], 2021

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. SUCH LIMITED LIABILITY COMPANY INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE OR OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF LIMITED LIABILITY COMPANY INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

AMENDED & RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

AAG HOLDING CO3, LLC

a Delaware limited liability company

This AMENDED & RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT of AAG Holding Co3, LLC Delaware limited liability company (the “Company”), is executed and agreed to as of [●], 2021 (the “Effective Date”), by (i) the Company and (ii) the parties executing this Agreement from time to time in their capacity as Members.

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions

Capitalized terms used in this Agreement (including the Exhibits and Schedules to this Agreement) but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2 Construction

In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) the words “or”, “either” and “any” are inclusive, (d) references to Articles and Sections refer to Articles and Sections of this Agreement; (e) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited; (f) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (g) references to Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (h) all references to money refer to the lawful currency of the United States; (i) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively; (j) references to the “IRS” or the “Internal Revenue Service” refer to the United States Internal Revenue Service; and (k) references to “Revenue Procedures,” or “Revenue Rulings” refer to United States Revenue Procedures or United States Revenue Rulings, respectively. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

ARTICLE II

ORGANIZATION

2.1 Formation

The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate.

2.2 Name

The name of the Company is “AAG Holding CO3, LLC” and all Company business must be conducted in that name or such other name or names that comply with Law and as the Board may select.

2.3 Registered Office; Registered Agent; Principal Office; Other Offices

The registered office of the Company required by the Act to be maintained in Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Law. The registered agent of the Company in Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by Law. The principal office of the Company shall be at such place as the Board may designate. The Company may have such other offices as the Board may designate.

2.4 Purposes

The purposes of the Company are to, directly or indirectly through Subsidiaries (including without limitation the following Subsidiaries, the ownership of which has been or will promptly be contributed by the AAG Member to the Company: (i) Hempstead Auto Sales, LLC d/b/a Millennium Honda; a New York limited liability company; (ii) JS Babylon Motors, LLC d/b/a The New Babylon Honda; a New York limited liability company; and (iii) any later acquired Subsidiary that operates a automotive dealership pursuant to an agreement with the Manufacturer), carry on any lawful business, purpose or activity, including relating to the following: owning and operating automotive dealerships within the United States.

2.5 Foreign Qualification

The Board shall cause the Company to comply with all requirements necessary to qualify the Company to conduct business as a foreign limited liability company in foreign jurisdictions to the extent that any such jurisdiction requires qualification for the Company to conduct business therein and to maintain the limited liability of the Members. At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business, provided that, no Member shall be required to file any general consent to service of process or to qualify as a foreign limited liability company in any jurisdiction in which it is not already so qualified.

2.6 Term

The Company commenced upon the effectiveness of the Certificate and shall have a perpetual existence, unless and until it is dissolved and terminated in accordance with Article XII.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

2.7 No State Law Partnership

Subject to Section 11.2 hereof, the Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

2.8 Title to Company Assets

Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Manager or Officer, or any of their Affiliates (other than the Company and its wholly-owned Subsidiaries), shall have any ownership interest in such Company assets. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Subsidiaries or one or more nominees, as the Board may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III
UNITS; MEMBERS

3.1 Membership Interests; Members

The AAG Member and the LMP Member are the sole Members of the Company as of the Effective Date. The Company shall maintain the schedule of all of the Members from time to time, the Members’ mailing addresses and the Membership Interests held by each Member (such schedules, as the same may be amended, modified or supplemented from time to time, collectively the “Members’ Schedule”). A copy of the Members’ Schedule as of the Effective Date is attached as Schedule I.

3.2 No Other Persons Deemed Members

Unless admitted to the Company as a Member in accordance with this Agreement, no Person (including an assignee of rights with respect to Membership Interests or a transferee of Membership Interests, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives). Any distribution by the Company to the Person shown on the Company’s records as a Member, or to its legal representatives, shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Disposition of Membership Interests by the Member or for any other reason.

3.3 No Resignation or Expulsion

Except as otherwise permitted herein, a Member may not take any action to Resign voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member, prior to the dissolution and winding up of the Company, in each case other than as a result of a permitted Disposition of all of such Member’s Membership Interests in accordance with Article VII, and, if applicable each of the transferees of such Membership Interests being admitted as a Substituted Member. A Member will cease to be a Member only in the manner described in Section 3.4 and Article XII.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

3.4 Substituted Members.

Anything herein contained to the contrary notwithstanding and subject to Manufacturer’s approval:

(a) No successor-in-interest of a Member and no assignee or transferee of all or any part of a Member’s Interest in and to the Company, its capital, profits and losses, shall be admitted to the Company as a Member (a “Substituted Member”) except upon:

(i) obtaining approval by the Board;

(ii) submitting to the Board a duly executed and acknowledged counterpart of the instrument or instruments making such transfer, together with such other instrument or (including a counterpart of this Agreement as it then may have been amended) signifying such transferee’s agreement to be bound by all of the provisions of this Agreement (including the restrictions upon transfers of Interests herein and thereto), all of the foregoing in such form and substance as shall be reasonably satisfactory to the Board; and

(iii) the Substituted Member bearing all reasonable costs and expenses, incurred by the Company in effecting such substitution.

(b) Upon the transferee’s compliance with the foregoing provisions, the Board shall take all actions reasonably required to effectuate the recognition of the effectiveness of such transfer and the admission of such transferee to the Company as a Substituted Member including, but not limited to, transferring such Interest in and to the Company, its capital, profits and losses upon the books thereof and executing, acknowledging and causing to be filed any necessary or desirable amendment to this Agreement.

(c) The Board shall not consent to the admission of any such assignee as a Substituted Member unless the Substituted Member agrees in writing to be bound by the terms and conditions of this Agreement and, if, in the reasonable opinion of the Board, such admission:

(i) would jeopardize the tax status of the Company;

(ii) would jeopardize the Company’s or its Subsidiary’s contractual obligations with the Manufacturer; or

(iii) would violate, or cause the Company to violate, any applicable law or governmental rule or regulation; or

(iv) would be in breach of this Agreement.

3.5 No Liability of Members

Except as otherwise required under the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member in its capacity as such shall be liable personally (a) for any debts, liabilities, contracts or other obligations of the Company, except to the extent and under the circumstances set forth in any non-waivable provision of the Act or in any separate written instrument signed by the applicable Member or (b) for any debts, liabilities, contracts or other obligations of any other Member. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Act. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

3.6 Spouses of Members

Spouses of any Members who are natural persons do not become Members as a result of such marital relationship. Each spouse of a Member that is a natural person shall be required to execute a spousal agreement in a form reasonably requested by the Company to evidence his or her agreement and consent to be bound by the terms and conditions of this Agreement that has been or will be executed by such Member or is otherwise binding on such Member.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Members

Each Member severally, but not jointly, represents and warrants that:

(a) Authority. Such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance by such Member of this Agreement has been duly authorized by all necessary action on behalf of such Member.

(b) Binding Obligations. This Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms, subject to Creditors’ Rights.

(c) No Conflict. Except in the event all material facts related thereto have been disclosed by a Member to the other Member prior to the Closing Date as defined in the Membership Interest Purchase Agreement, dated as of _____, 2021, by and between the LMP Member and the AAG Member (the “Purchase Agreement”), the execution, delivery and performance by such Member of this Agreement does not and will not, with or without the giving of notice or the passage of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) violate any order, judgment or decree applicable to such Member, or (iii) conflict with, or result in a breach or default under: (A) any term or condition of such Member’s organizational documents; or (B) any other instrument to which such Member is a party or by which any property of such Member is otherwise bound or subject, except, in the case of this clause (B), where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, materially impair such Member’s ability to perform its obligations under this Agreement.

(d) Investment Entirely For Own Account. The Membership Interests acquired or to be acquired by such Member will be acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; such Member has no present intention of selling, granting any participation in, or otherwise distributing the same; and such Member does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Membership Interests.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(e) Unregistered Securities. Such Member understands that the Membership Interests, at the time of issuance, will not be registered under the Securities Act or other applicable federal or state securities laws and the rules and regulations promulgated thereunder. Such Member also understands that such Membership Interests are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Member’s representations contained in this Agreement.

(f) Investment Experience. Such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in the Membership Interests and of making an informed investment decision with respect to the purchase thereof and understands that (i) this investment is suitable only for an investor is able to bear the economic consequences of losing such investor’s entire investment, (ii) the acquisition of the Membership Interests hereunder is a speculative investment which involves a high degree of risk of loss, which could include the loss of the Member’s entire investment and (iii) there are substantial restrictions on the transferability of, and there will be no public market for, the Membership Interests, and accordingly, it may not be possible for such Member to liquidate such Member’s investment in case of emergency.

(g) Accredited Investor. Such Member is an Accredited Investor.

(h) Restricted Securities. Such Member understands that the Membership Interests to be acquired by such Member may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering the offer and sale of such Membership Interests or an available exemption from registration under the Securities Act, the Membership Interests must be held indefinitely. Such Member understands that the Company has no present intention of registering the offer and sale of Membership Interests to be acquired by such Member. Such Member also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Member to transfer all or any portion of the Membership Interests to be acquired by it under the circumstances, in the amounts or at the times such Member might propose.

(i) Taxes. Such Member has reviewed with its own Tax advisors the federal, state and local and the other Tax consequences of an investment in Membership Interests. Such Member acknowledges and agrees that the Company is making no representation or warranty as to the federal, state, local or foreign Tax consequences to such Member as a result of such Member’s acquisition of Membership Interests. Such Member understands that it shall be responsible for its own Tax liability that may arise as result of such Member’s acquisition of Membership Interests.

ARTICLE V

CAPITAL CONTRIBUTIONS

5.1 Capital Contributions

By the execution of this Operating Agreement, the Members agree to the Capital Contributions as set forth on the attached Schedule II.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

5.2 Return of Contributions

A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

5.3 Capital Account

A separate Capital Account shall be established and maintained for each Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the initial Book Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Code Section 752), (iii) allocations to such Member of Profits and any other items of income or gain allocated to such Member, pursuant to Section 6.2, (iv) in the case of a Member receiving a Compensatory Membership Interest, the amount included in the Member’s compensation income under Code Section 83(a), 83(b) or 83(d)(2), and (v) any other increases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv), and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752), (iii) allocations to such Member of Losses and any other items of loss or deduction allocated to such Member pursuant to Section 6.2, and (iv) any other decreases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv). On the Disposition of all or part of a Member’s Membership Interests, the Capital Account of the transferor that is attributable to the Disposed Membership Interests shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l). The Capital Accounts of the Members as of the Effective Date are as set forth on Schedule II attached hereto.

5.4 Advances by Members

If the Company does not have sufficient cash to pay its obligations, then, with the approval of the Board, the Members may (but will have no obligation to) advance all or part of the needed funds to or on behalf of the Company, which advances will constitute a loan from such Members to the Company, will bear interest and be subject to such other terms and conditions as agreed between such Members and the Company and will not be deemed to be a Capital Contribution.

5.5 Additional Capital Contributions.

(a) If, at any time or from time to time, the Board determines, in good faith, that the Company requires additional amounts of cash for the conduct of the Company’s business or operations or the satisfaction of Company obligations, or if the Dealer of Record notifies the Board that the Company needs additional capital to satisfy the Net Working Capital Requirements (“Net Working Capital Shortfall”), then the Board may, and in the case of a Net Working Capital Shortfall will, secure additional debt and/or other alternative funding sources or shall call upon the Members to make additional Capital Contributions of cash (a “Capital Call”) to fund such Net Working Capital Shortfall or other Company business, operations or obligations by delivering to each Member a written notice (a “Capital Shortfall Notice”). Each Member shall make a pro-rata additional Capital Contribution in accordance with that Member’s Percentage Interest according to the Capital Shortfall Notice; provided, however, that the failure to make an additional Capital Contribution shall not constitute a breach by such Member, but rather shall result in the consequences provided for in sub-part (b) below. Notwithstanding anything to the contrary, in the event of a Net Working Capital Shortfall, the Company shall not (and shall not permit any Subsidiary to) incur any additional debt if and to the extent such additional debt is prohibited by the Manufacturer or will cause the Company or an applicable Subsidiary to violate the Manufacturer Rules.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(b) If a Member fails to make an additional Capital Contribution required under a Capital Shortfall Notice, any or all of the remaining Members may, within five (5) Business Days after expiration of the time period for making such contribution, elect to lend to such Member the amount of such required capital, pro rata based on the Percentage Interests of the remaining Members who so elect. In such event, the Percentage Interests of the Members shall remain unchanged, but the loan shall be evidenced by a promissory note (at the floating prime rate as determined from time to time by the Company’s then principal bank) and shall be secured by the borrowing Member’s rights to distribution hereunder, and the Members are authorized to apply any and all distributions to a Member who has borrowed funds from another Member pursuant to this Section to the repayment of such loan. The proceeds of such a loan shall be paid to the Company as an additional Capital Contribution for the borrowing Member. To the extent that none of the remaining Members desire to lend such funds or if such Member gives notice within said five (5) Business Day period to the remaining Members that such Member does not desire to borrow funds from the remaining Members (or otherwise refuses to execute the referenced promissory note), all but not less than all of the remaining Members may elect by written notice to all Members within five (5) Business Days after the loan election to contribute the balance of such required capital in proportions agreed to by the remaining Members or, in the event that such remaining Members fail to so agree, in proportion to their Percentage Interests. In such event, the Percentage Interests of the Members shall be adjusted to take into consideration the additional capital contribution or portion thereof made. In the event that the remaining Members fail to elect to make the loan to or contribute capital for a Member who fails to make an additional Capital Contribution, the Percentage Interests of the Members shall be adjusted to take into consideration the additional Capital Contributions made pursuant to this Section 5.5. If, as a result of any adjustment to the Percentage Interests of the Members under this subsection, (i) the LMP Member’s Percentage Interest is reduced to an amount less than 50%, the LMP Member for so long as the LMP Member’s Percentage Interest is less than 50% shall be permitted to appoint only one (1) Manager pursuant to Section 8.3(a)(i) and (ii) the AAG Member’s Percentage Interest is increased to an amount equal to or more than 50%, the AAG Member for so long as the AAG Member’s Percentage Interest is greater than 50% shall be permitted to appoint two (2) Managers pursuant to Section 8.3(a)(ii); provided during any period in which both the LMP Member and the AAG Member have a Percentage Interest equal to 50%, each of the LMP Member and the AAG Member shall be entitled to appoint two (2) Managers pursuant to Section 8.3(a)(i) or 8.3(a)(ii), as applicable.

(c) Each of the Company and each Member acknowledges and agrees that, as of the Effective Date, no Member has made any representation, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance.

ARTICLE VI
DISTRIBUTIONS AND ALLOCATIONS

6.1 Distributions

(a) Each distribution made by the Company, regardless of the source or character of the assets to be distributed, shall be made in accordance with this Article VI and applicable Law, including Section 18−607 of the Act.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(b) Any provision to the contrary contained in this Operating Agreement notwithstanding, but in all instances limited by applicable law, in addition to the Tax Distributions, the Company shall make monthly distributions to each Member, pro rata in accordance with their respective Percentage Interests, and subject to the availability of Available Cash (as determined in good faith by the Board) in an amount equal to 90% of Available Cash. Such monthly distributions shall be made to the Members on or before the 21st day after the end of the preceding month’s operations on which determination of Available Cash is made.

(c) Notwithstanding anything to the contrary in this Article VI, the Company shall, subject to the availability of proceeds (as determined in good faith by the Board) make cash distributions to each Member on the Tax Distribution Date with respect to each Fiscal Year to the extent of the required Tax Distribution, if any, of such Member for such Fiscal Year. In addition, upon the request of any Member, the Company shall make advance distributions to such Member on a quarterly basis based upon estimates of the required Tax Distribution in a manner sufficient to permit such Member to satisfy its quarterly estimated tax payment obligations and if the sum of the amount of quarterly tax distributions exceeds the amount of the Tax Distribution the Member shall promptly refund such excess to the Company upon such notice. All quarterly tax distributions to a Member shall be treated as an advance of, and shall offset, the cash distribution payable to the Member (pursuant to this Section 6.1(d)) on the next Tax Distribution Date. If on a Tax Distribution Date (or date of a quarterly estimated distribution) there are not sufficient funds on hand to distribute to each Member the full amount of such Member’s Tax Distribution (or quarterly estimate thereof), distributions shall be made to the Members to the extent of the available funds in proportion to each Member’s required Tax Distribution (or quarterly estimate thereof), and the Company shall make future distributions as soon as funds become available to pay the remaining portion of such Member’s required Tax Distribution (or quarterly estimate thereof) and shall not, until the remaining portion of each such Member’s required Tax Distribution (or quarterly estimate thereof) is so distributed, make a distribution other than pursuant to this sentence. The Tax Distribution (or quarterly advance thereon) distributed to any Member shall be treated as an advance of, and shall offset distributions distributable to such Member pursuant to this Agreement. It is understood that Tax Distributions to each Member shall be such Member’s Cumulative Assumed Tax Liability based on each Member’s tax consequences related to such Member’s Percentage Interests in the Company.

(d) All distributions made under this Section 6.1 shall be made to the holders of record of the applicable Membership Interests on the date of the distribution.

(e) Withholding.

(i) The Company may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company to withhold or pay on behalf of or with respect to such Member any amount of U.S. federal, state, provincial, local or foreign Taxes that the Board determines, in good faith, that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. To the extent that any Tax is paid by (or withheld from amounts payable to) the Company and the Board determines, in good faith, that such Tax relates to one or more specific Members (including any Tax payable by the Company pursuant to Section 6225 of the Amended Code with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member), such Tax shall be treated as an amount of Taxes withheld or paid with respect to such Member pursuant to this Section 6.1(e).

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(ii) For all purposes under this Agreement, any amounts withheld from or paid with respect to a Member pursuant to this Section 6.1(e) shall be treated as having been distributed to such Member pursuant to Section 6.1(b) at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member, with interest accruing at the primary rate of interest then publicly quoted by J.P. Morgan Chase & Co. or at the request of the Board, the amount of such excess shall be promptly paid to the Company by the Member on whose behalf such withholding is required to be made; provided, however, that any such payment shall not be treated as a Capital Contribution and shall not reduce the amount that a Member is otherwise obligated to contribute to the Company. Any such loan shall be satisfied out of distributions to which such Member would otherwise be subsequently entitled until such loan becomes due and payable in full, which shall occur at such time as the Board requests that the Member pay such amount to the Company. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Membership Interests to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 6.1(f). Each Member shall take such actions as the Company may request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members and the Board from and against any liability (including any liability for Taxes) with respect to income attributable to or distributions or other payments to such Member.

(iii) Notwithstanding any other provision of this Agreement, (A) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 6.1(e) and (B) the obligations of a Member pursuant to this Section 6.1(e) shall survive indefinitely with respect to any Taxes withheld or paid by the Company that relate to the period during which such Person was actually a Member, regardless of whether such Taxes are assessed, withheld or otherwise paid during such period.

6.2 Allocations of Profits and Losses and Other Items

(a) Profit and Loss Allocations. Profits or Losses shall be allocated among the Members in accordance with their Percentage Interest and in accordance with I.R.S. regulations.

(b) Special Allocations. The following allocations shall be made in the following order:

(i) Nonrecourse Deductions shall be allocated to the Members pro rata in accordance with the Members’ Percentage Interests to the extent allocable and thereafter as determined by the Board, to the extent permitted by the Treasury Regulations.

(ii) Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 6.2(b)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(iii) Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an Allocation Period (or if there was a net decrease in Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 6.2(b)(iii)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 6.2(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(iv) Notwithstanding any provision hereof to the contrary except for Section 6.2(b)(iv) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an Allocation Period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 6.2(b)(iv)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 6.2(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(v) Notwithstanding any provision hereof to the contrary except for Sections 6.2(b)(i) and Section 6.2(b)(ii), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Allocation Period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 6.2(b)(v) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have a deficit in its Adjusted Capital Account.

(vi) Notwithstanding any provision hereof to the contrary except for Sections 6.2(b)(iii) and 6.2(b)(iv), a Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) in an amount and manner sufficient to eliminate any deficit balance in such Member’s Adjusted Capital Account as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b)(vi) shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account balance after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(b)(vi) were not in this Agreement. This Section 6.2(b)(vi) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(vii) In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Allocation Period, such Member shall be allocated items of Company gross income and gain in the amount of such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b)(vii) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account after all other allocations provided for in this Article VI have been tentatively made as if Section 6.2(b)(vi) and this Section 6.2(b)(vii) were not in this Agreement.

(viii) To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Membership Interests, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulation Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(ix) If any holder of a Compensatory Membership Interest forfeits all or a portion of such Membership Interest, such holder will be allocated items of loss and deduction in the Allocation Period of such forfeiture in the manner and to the extent required by proposed Treasury Regulation Section 1.704-1(b)(4)(xii) (as such proposed Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations).

6.3 Income Tax Allocations

(a) All items of income, gain, loss and deduction for U.S. federal income tax purposes shall be allocated in the same manner as the corresponding item is allocated pursuant to Sections 6.2(a) or 6.2(b), except as otherwise provided in this Sections 6.3.

(b) In accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Book Values), income, gain, deduction and loss with respect to any Company property having a Book Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members in order to account for any such difference using the “remedial method” under Treasury Regulation Section 1.704-3(d) or such other method or methods as determined by the Board to be appropriate and in accordance with the applicable Treasury Regulations.

(c) Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations) and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable law.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(d) Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e) Allocations pursuant to this Section 6.3 are solely for purposes of U.S. federal, and applicable state and local income taxes and, except as otherwise specifically provided, shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(f) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

6.4 Other Allocation Rules

(a) All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the transferor or the transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

(b) The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Board and permissible under the Treasury Regulations.

(c) The definition of Capital Account set forth in Section 5.3 and the allocations set forth in Sections 6.2(b) and 6.3 and the preceding provisions of this Section 6.4 are intended to comply with the Treasury Regulations. If the Board determines that the determination of a Member’s Capital Account or the allocations to a Member is not in compliance with the Treasury Regulations, the Board is authorized to make any appropriate adjustments.

(d) Notwithstanding anything in this Article VI to the contrary, all Compensatory Membership Interests that are subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 and for which no Code Section 83(b) election was made shall not be treated as outstanding Membership Interests of the Company for purposes of Section 5.3, 6.2(a), 6.2(b) and 6.3 and such Membership Interests shall not have a corresponding Capital Account balance until such time as such Membership Interests are not subject to a substantial risk of forfeiture within the meaning of Code Section 83.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

ARTICLE VII

DISPOSITIONS OF MEMBERSHIP INTERESTS; OPTION RIGHTS

Notwithstanding the provisions contained hereinafter in this Article VII, all transfers of a Member’s Membership Interest(s) are subject to the Manufacturer Rules, including the terms of certain Manufacturer Dealer Agreements (collectively, the “DA”) between the Manufacturer and a Subsidiary and the approval of the Manufacturer), to the extent expressly set forth therein. In the event of a conflict between rights of a Member under this Agreement and the DA, the DA will be deemed to limit the Member’s right to Transfer unless in accordance with the DA.

7.1 Restrictions on Dispositions of Membership Interests

Except as otherwise set forth herein, no Member may Transfer its Membership Interests, in whole or in part, except upon the written consent of the Board, and in accordance with the terms of this Article VII or as otherwise set forth in this Agreement. The assignee or transferee of any Membership Interests shall not become, or exercise the rights of, a Member unless (i) the Board approves for the assignee or transferee to become a substitute Member with respect to such transferred Membership Interest, and (ii) the assignee or transferee executes a copy of or joinder to this Agreement. All Transfers of a Membership Interest are subject to approval of Manufacturer.

7.2 Rights of an Assignee

(a) Unless and until an Assignee becomes a Substituted Member of the Company as provided in this Agreement, the Assignee shall be entitled only to (i) allocation of income, gain, loss, deduction, credit, or similar items, and to receive distributions to which the assignor is entitled to the extent these items were assigned, and (ii) reasonable information or account of transactions of the Company and to make reasonable inspection of the books and records of the Company. The Membership Interest of the Assignee shall not be considered in the voting requirements of the Company, and the Assignee shall have no right to participate in the operations or management of the Company.

(b) In the event that the Members make additional contributions to the Company which the Membership Interest is held by an Assignee, the Assignor Member and its Assignee shall be jointly and severally liable for the corresponding contribution in connection with the Membership Interest held by Assignee. If the Assignor Member or Assignee does not make such contribution in accordance with the provisions of this Agreement, then the Assignor Member and Assignee shall be treated as being in Default. In the event that one or more new Members are admitted into the Company, or one or more existing Members increase their Membership Interest, the Membership Interest of the Assignee may be correspondingly reduced and no consent or other action on the part of such Assignee shall be required.

7.3 Legal Opinion.

For the right of a Member to transfer a Membership Interest or any part thereof or of any Person to be admitted to the Company in connection therewith to exist or be exercised, the Company must receive an opinion from legal counsel acceptable to the Manager that states (a) the Transfer is exempt from registration under federal and state securities laws, (b) the Transfer will not cause the Company to be in violation of federal and state securities laws, (c) the Transfer will not adversely affect the status of the Company as a partnership under the Internal Revenue Code or Treasury Regulations, and (d) the Transfer will not result in the Company’s being considered to have terminated within the meaning of the Internal Revenue Code or Treasury Regulations. The Board, however, may waive the requirements of this paragraph.

7.4 Admission as Substituted Member

Any and all Transfers made pursuant to this Article VIII are subject in all respects to the following:

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(a) No Transfer shall be made without assurances to the Company, which shall be satisfactory to the Board, that the Transfer does not violate any law applicable to the Company;

(b) The Board may require of the transferor or transferee, as a condition to the approval of such Transfer: (i) (A) registration under the Securities Act and applicable state securities laws, or (B) an opinion of counsel, from counsel and in form and substance satisfactory to the Board, that such Transfer is exempt from registration under the Securities Act and/or applicable state securities laws; and (ii) representations and warranties from the transferee or the transferring Member concerning the facts and circumstances establishing the basis for the availability of exemptions under the Securities Act and other reasonable assurances relating to any other applicable laws.

(c) As a condition to admission as a substitute Member, an assignee, transferee, legatee, or distributee of all or part of the Membership Interests of any Member shall execute and acknowledge such instruments, in form and substance satisfactory to the Board, as the Board deems necessary or advisable to effect such admission and to confirm the agreement of the Person being admitted as such substitute Member to be bound by all the terms and provisions of this Agreement. Such assignee, transferee, legatee, or distributee shall pay all reasonable expenses in connection with such admission as a substitute Member, including, but not limited to, legal fees and costs incurred by the Company in connection therewith.

(d) If the Board determines that a proposed Transfer would, alone or in conjunction with one or more other Transfers, terminate the Company as a partnership for federal income tax purposes (a “Termination”), the Board may prohibit the proposed Transfer from occurring until the earliest time, as determined by the Board, that the Transfer may occur without causing a Termination. If at any time more than one Transfer is being delayed under this Section 7.4(d), the Transfers are to be made in the order in which the Board received notice of such Transfers.

(e) If a Transfer causes a Termination, the Member making the Transfer shall be liable to the Company and each of the other Members for any taxes, fines, penalties, damages, or losses which may be due as a result of the Termination, including, without limitation, costs of enforcement of the Company’s power to void or otherwise prohibit the Transfer or attempted Transfer.

(f) No effect shall be given to any Transfer not made in compliance with this Article VII.

7.5 Right of First Refusal and Call Right in Favor of AAG Member. Subject to the Manufacturer’s right to consent to any Transfer to the extent set forth in the Manufacturer Rules:

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(a) The AAG Member shall have a right of first refusal in connection with a proposed LMP Complete Transfer or LMP Partial Transfer with respect to the Membership Interest of the LMP Member proposed to be Transferred to a Third Party upon receipt of a LMP Complete Transfer Notice or a LMP Partial Transfer Notice, as applicable, as set forth below (the “AAG ROFR”): In the event that LMP Member seeks to initiate a Transfer of (a) the entirety of LMP’s Membership Interest in the Company to a Third Party (a “LMP Complete Transfer”) or (b) less than the entirety of LMP’s Membership Interest in the Company to a Third Party (a “LMP Partial Transfer”) (a LMP Complete Transfer and a LMP Partial Transfer is each referred to herein as a “LMP Transfer”), the LMP Member must first give written notice of such proposed LMP Transfer to the AAG Member, which notice shall set forth the purchase price, payment terms and other material terms and conditions of the proposed LMP Transfer and shall offer to the AAG Member the right to purchase the entirety of LMP’s Membership Interest on terms and conditions no less favorable to the AAG Member than has been offered to the Third Party (the “LMP Transfer Notice”); provided that in the case of a LMP Complete Transfer, the price offered to the AAG Member shall be no greater than the price proposed to be paid by the Third Party, and in the case of a LMP Partial Transfer, the price offered to the AAG Member shall be shall be equal to the “Agreed Value” as defined in Section 7.8(a) hereof. Upon receipt of the LMP Transfer Notice, the AAG Member shall have the right and option, but not the obligation, for a period described in the LMP Transfer Notice (which shall not be less than thirty (30) days) to accept the offer set forth in the LMP Transfer Notice; provided that (i) upon acceptance, the AAG Member can document that it then has cash or cash equivalents of not less than twenty five percent (25%) of the required purchase price as set forth in the LMP Transfer Notice, (ii) the AAG Member can show a substantial likelihood of obtaining the required financing to consummate the entirety of the purchase as set forth in the LMP Transfer Notice within the time frame described therein; and (iii) the AAG Member agrees to enter into substantially the same transfer agreements with the LMP Member as the LMP Member has negotiated with the applicable Third Party in connection with the proposed LMP Transfer. In the event the AAG Member elects to accept the LMP Member’s offer to Transfer the Membership Interest described in the LMP Transfer Notice in compliance with this Section 7.5, the LMP Member shall not consummate the proposed LMP Transfer to the Third Party and shall instead Transfer the applicable Membership Interest to the AAG Member on the terms and conditions set forth in the LMP Transfer Notice and in accordance with the transfer agreements contemplated by clause (iii), above. In the event the AAG Member does not elect to accept the LMP Member’s offer to Transfer the Membership Interest within the time period described in the LMP Transfer Notice or otherwise does not comply with the provisos set forth in clauses (i), (ii) or (iii) above or is otherwise unable to consummate the purchase of the applicable Membership Interest, the LMP Member may thereafter consummate the proposed LMP Transfer. Notwithstanding the foregoing, any LMP Complete Transfer or LMP Partial Transfer to a Third Party shall not in any way modify, amend, limit, reduce or eliminate any and all rights granted the AAG Member, John Staluppi and/or the Dealer of Record as otherwise set forth in this Agreement and, in the event that any Transfer to a Third Party is approved by the Manufacturer and is completed, the Third Party’s rights as a Member of the Company shall be subject to the term and conditions of this Agreement.

(b) In the event the LMP Member exercises the Call Right due to its right to remove the AAG Member as dealer of record for Good Cause, the AAG Member shall have the right, but not the obligation, to purchase the entirety of the LMP Member’s interests in the Company for a purchase price equal to the Agreed Value (as defined in Section 7.8, provided that the Agreed Value shall not be less than the purchase price paid by the LMP Member for its Membership Interests under the Purchase Agreement), exercisable by giving notice thereof to the LMP Member for twenty (20) day period after the date the LMP Member exercises the Call Right; provided that (i) the AAG Member must at the time of exercise document that it then has cash or cash equivalents of not less than twenty five percent (25%) of the required purchase price, and (ii) the AAG Member can show a substantial likelihood of obtaining the required financing to consummate the entirety of the purchase price. Closing upon exercise of this option shall occur in accordance with Section 7.10.

7.6 Tag-Along Right.

If the LMP Member desires to effect a Disposition of all or any portion of the LMP Member’s Membership Interests (such LMP Member, the “Transferor”) in a Disposition other than an Excluded Tag Disposition, then, provided, the LMP Member has not initiated a Drag-Along Transaction and the AAG Member has not exercised the AAG ROFR pursuant to Section 7.5(a) or (b), each AAG Member shall have a tag along right (a “Tag Right”) with respect to such Disposition (a “Tag-Along Sale”) in accordance with the following provisions:

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(a) The Transferor shall give notice (a “Tag-Along Notice”) to AAG Member of any Tag-Along Sale, setting forth the number of Membership Interests that the Transferor desires to Dispose (the “Tag Membership Interests”), the name and address of the buyer (“Third-Party Transferee”), the proposed amount and form of consideration for Tag Membership Interests and any other material terms and conditions of the Tag-Along Sale (the “Tag-Along Offer”).

(b) AAG Member shall have a period of twenty (20) Business Days from the date the Tag-Along Notice is deemed received within which to elect to exercise its Tag Right by delivery of an irrevocable written notice to the Transferor specifying the number of Membership Interests AAG Member desires to include in the Tag-Along Sale, up to the total number of Membership Interests held by AAG Member multiplied by the Transferor Requested Percentage with respect to the Membership Interests.

(c) Promptly following the determination of the Requested Tag-Along Percentage, the following procedures shall apply:

(i) first, the Transferor shall notify the Third-Party Transferee of the number of Requested Membership Interests;

(ii) next, the Transferor shall determine whether the Third-Party Transferee is willing to purchase all of the Requested Membership Interests. If the Third-Party Transferee is unwilling to purchase all of the Requested Membership Interests, then the Transferor shall determine what percentage of Requested Membership Interests the Third- Party Transferee is willing to purchase in the aggregate (the “Purchased Percentage”). In such event, the number of Membership Interests that the Transferor proposes to sell in the Tag-Along Sale and the number of Requested Membership Interests that the Transferor and AAG Member otherwise would have sold shall be reduced on a pro rata basis (based on the respective total numbers of Membership Interests that such holders desired to sell (up to the total number of Membership Interests held by such Tag Offeree multiplied by the Transferor Requested Percentage) as compared to the total numbers of Membership Interests to be purchased by the Third-Party Transferee) so as to permit the Transferor and AAG Member to sell in the aggregate a number of Membership Interests equal to the total number of Requested Membership Interests multiplied by the Purchased Percentage (the “Purchased Membership Interests”).

(d) At the time (subject to extension to the extent necessary to pursue any required regulatory approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) and place provided for the closing in the Tag-Along Offer, or at such other time and place as AAG Member, the Transferor and the Third-Party Transferee shall agree, AAG Member and the Transferor shall sell to the Third-Party Transferee all of the Purchased Membership Interests; provided that, if required, no Member may sell Membership Interests without receiving the prior written consent of each material supplier, manufacturer or any other Person that provides original equipment to the Company or any of its Subsidiaries.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(e) Each Tag-Along Sale shall be upon terms and conditions, if any, not more favorable individually and in the aggregate to the Third-Party Transferee than those in the Tag- Along Offer and the Tag-Along Notice and upon the consummation of such Tag-Along Sale, each holder of Purchased Membership Interests (immediately prior to the consummation of such Tag- Along Sale) shall receive the consideration specified in Section 7.6(f). AAG Member shall agree (i) to make the same representations, warranties, covenants, indemnities, escrows, holdbacks and other agreements to the Third-Party Transferee as made by the Transferor in connection with the Tag-Along Sale and (ii) to the same terms and conditions to the Tag-Along Sale as the Transferor reasonably agrees. Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities, escrows, holdbacks and other agreements shall be made by Transferor and each exercising AAG Member severally and not jointly, and any liability for breach of any such representations and warranties related to the Company shall be allocated among each Transferor and AAG Member pro rata based on the relative amount of consideration received by each of them in such Tag-Along Sale, and the aggregate amount of liability for each such Transferor or any exercising Tag Offeree shall not exceed the value of the total consideration to be paid by the Third- Party Transferee to Transferor or AAG Member, respectively.

(f) Upon the consummation of a Tag-Along Sale, the Transferor and AAG Member shall receive a portion of the aggregate consideration for the Purchased Membership Interests sold pursuant to a Tag-Along Sale on a pro rata basis (based on the respective total numbers of Membership Interests that such holder sold as compared to the total number of Membership Interests purchased by the Third-Party Transferee and the aggregate consideration paid in respect of such series of Purchased Membership Interests).

(g) The Transferor shall have the right in connection with any Tag-Along Sale (or in connection with the investigation or consideration of any potential Tag-Along Sale) to require the Company to cooperate fully with potential Third-Party Transferees in such potential Tag-Along Sale by taking all customary and other actions reasonably requested by the Transferor or such potential Third-Party Transferees, including making the Company’s and its Subsidiaries’ properties, books and records, and other assets reasonably available for inspection by such potential Third-Party Transferees, establishing a physical or electronic data room including materials customarily made available to potential Third-Party Transferees in connection with such processes and making its employees, agents and advisors reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. The Company shall provide assistance with respect to these actions as reasonably requested.

(h) The Tag Right shall not apply with respect to any of the following Dispositions (each an “Excluded Tag Disposition”):

(i) made in connection with a AAG ROFR in accordance with Section 7.5 (a) or (b);

(ii) made in connection with an exercise by the LMP Member of the Call Right in accordance with Section 7.7;

(iii) made in connection with an exercise by the AAG Member of AAG Member Put Right in accordance with Section 7.7; or

(iv) made in connection with a Drag-Along Transaction in accordance with Section 7.11

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

7.7 Put/Call Rights

(a) Put/Call Right Regarding AAG Member’s Membership Interests

(i) At any time after the 5th anniversary of the Closing Date, or (subject to the AAG Member’s rights under Section 7.5(b)) at any time prior to the 5th anniversary if John Staluppi is removed with Good Cause as the Dealer of Record, the LMP Member shall have the right to cause AAG Member to sell (the “Call Right”) all, but not less than all, of its Membership Interests (the “AAG Membership Interests”) by delivering to AAG Member, written notice (“Call Notice”) of the LMP Member’s election to exercise the Call Right, which notice shall set forth that it is an election to exercise the Call Right pursuant to this Section 7.7(a) of the Agreement.

(ii) At any time after the 1st anniversary of the Closing Date, the AAG Member shall have the right to cause LMP Member to purchase (the “Put Right”) all, but not less than all, of the AAG Membership Interests by delivering to LMP Member, written notice (“Put Notice”) of the AAG Member’s election to exercise the Put Right, which notice shall set forth that it is an election to exercise the Put Right pursuant to this Section 7.7(a) of the Agreement.

(iii) The date the Put Notice or Call Notice, as applicable, is received by the non-delivering party is hereinafter referred to as the “Put-Call Notice Date.”

(iv) The purchase price for the AAG Membership Interests purchased under this Section 7.7(a) shall be as determined in accordance with Section 7.8, and payable as set forth in Section 7.9 below, and the closing of such purchase shall occur as provided in Section 7.10 below.

(v) Notwithstanding anything herein to the contrary, the Call Right and/or the Put Right are subject to Manufacturer Rules, including any right of the Manufacturer to consent to and/or approve of such actions. In the event that any Manufacturer rejects a proposed Transfer of Membership Interests either pursuant to an exercise of the Call Right or an exercise of the Put Right and such rejection does not violate the respective parties’ rights under either trhe DA’s or applicable law, then the proposed Transfer shall not be consummated.

(b) Call Right Regarding LMP Member’s Membership Interests.

(i) At any time prior to the 5th anniversary of the Closing Date (subject to the LMP Member’s rights under Section 7.7(a)), the AAG Member shall have the right to cause LMP Member to sell (the “AAG Call Right”) all, but not less than all, of the LMP Member’s Membership Interests (the “LMP Membership Interests”) by delivering to LMP Member, written notice (“LMP Call Notice”) of the AAG Member’s election to exercise the AAG Call Right, which notice shall set forth that it is an election to exercise the Call Right pursuant to this Section 7.7(b) of the Agreement.

(ii) The purchase price for the LMP Membership Interests purchased under this Section 7.7(b) shall be equal to the greater of (A) the Agreed Value as calculated by Section 7.8(b), below, or the purchase price originally paid by the LMP Member for the LMP Membership Interests pursuant to the Purchase Agreement, and the closing of such purchase shall occur as provided in Section 7.10 below.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

7.8 Purchase Price

For (i) any purchase of the LMP Membership Interests in connection with the exercise of the AAG ROFR triggered by a proposed LMP Partial Transfer, (ii) any purchase of the LMP Membership Interests in connection with the exercise by the AAG Member of its option under Section 7.5(b), and (iii) any purchase of AAG Membership Interests under this Article VII, the purchase price shall be equal to the Company’s Agreed Value, multiplied by the Percentage Interest to be purchased (without applying any minority discount or similar valuation adjustment), to be determined as follows (the “Put/Call Price”):

(a) Except as set forth in Section 7.8(b), “Agreed Value” shall be an amount equal to eight and one half (8.5) times pre-tax income according to GAAP for the trailing 12- month period immediately preceding and ending as of the last day of the calendar month preceding the Put-Call Notice Date before distributions or dividends to Members and excluding one-time unusual expenses and any above market employee compensation.

(b) Notwithstanding anything herein to the contrary, if John Staluppi consents to a Board of Directors determination to remove him as Dealer of Record without Good Cause prior to the 5th anniversary of the Effective Date or if the AAG Member exercises its option under Section 7.5(b), then the “Agreed Value” shall be an amount equal to ten and one-half (10.5) times pre-tax earnings according to GAAP for the trailing 12-month period immediately preceding and ending as of the last day of the calendar month preceding the Put-Call Notice Date before distributions or dividends to Members and excluding one-time unusual expenses and any above market employee compensation.

(c) Notwithstanding the foregoing, the parties agree that the percentage of the Agreed Value (calculated as above) shall be made in accordance with generally accepted accounting principles and without any discounts for a minority interest, by a firm of independent certified public accountants employed by the Company at the time such determination is necessary. Unless patently erroneous, the determination of such firm shall be conclusive on all parties. Fees charged and costs incurred by such firm shall be borne one-half (½) by the LMP Member and one- half (½) by AAG Member.

7.9 Payment Terms

(a) The Put/Call Price shall be paid by LMP Member in full in cash at the closing.

(b) If at the time of a purchase of AAG Member’s Membership Interests pursuant to the provisions of this Article VII AAG Member is indebted to any other party to this Agreement, then despite any contrary provisions contained herein, any amount to be paid to AAG Member for the Membership Interests being purchased shall be applied first to reduce such indebtedness.

(c) In the event that the LMP Member is unable to purchase the AAG Membership Interest for the amount and pursuant to the terms set forth hereinabove (whether due to a failure to obtain consent of the Manufacturer to the extent required by the Manufacturer Rules, failure to obtain adequate financing, otherwise) within a commercially reasonable period of time, then the AAG Member shall have the right to either: (i) compel the marketing and sale of all Membership Interests of the Members to a third party purchaser in a manner designed to maximize the purchase price to be paid for the Membership Interests by such third party (in which case the proceeds of all consideration to be received in connection with such sale of the Membership Interests shall be divided between the Members in accordance with their applicable Percentage Interest); provided that in the event the AAG Member seeks to elect such right prior to the second (2nd) anniversary of the Closing Date, the LMP Member shall not be obligated to accept less consideration in connection with such a sale than the amount originally paid by the LMP Member for the LMP Membership Interests, or (ii) after the second (2nd) anniversary of the Closing Date, purchase the entire LMP Membership Interest for the Agreed Value as determined in accordance with Section 7.8(a) hereof, with the Closing to occur in accordance with Section 7.10 hereof.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

7.10 Closing

(a) The closing (“Option Closing”) of the purchase of AAG Member’s Membership Interests or the LMP Member’s Membership Interests, as applicable, under this Article VII shall be held on a business day to be determined by the Company, but not less than thirty (30) days or more than ninety (90) days after the later of the Put/Call Notice Date or the date that the purchase price for such Membership Interests has been determined as provided in Section 7.8.

(b) At the Option Closing, Member transferring its Membership Interests to the other at the Option Closing shall: (i) represent and warrant that it is the sole owner of the Membership Interests being sold, that such Membership Interests are held free and clear of any and all pledges, claims, liens, encumbrances and rights of others (other than as set forth in this Agreement) and that such Member has the full power, right and authority to consummate the transaction; (ii) resign, and if applicable cause any appointees or affiliates to resign, from any and all positions with the Company and/or its Affiliates; and (iii) deliver to the other Member an assignment of interest, in form prepared by the Company, to transfer such Membership Interests to the other Member.

7.11 Drag-Along Right. Subject to the AAG ROFR:

(a) LMP Member may initiate a Sale Transaction with a Third Party in accordance with this Section 7.11(a) by delivery of written notice to the Company and, upon delivery of such notice, shall have the rights described in this Section 7.11 (such right a “Drag-Along Right” and such Sale Transaction, a “Drag-Along Transaction”).

(b) In connection with any Drag-Along Transaction initiated pursuant to Section 7.11(a), and subject to the terms and conditions set forth in this Section 7.11, AAG Member hereby does (and shall promptly, if required by the LMP Member) consent in writing to and raise no objections against the consummation of the Drag-Along Transaction, and if the Drag-Along Transaction is structured as (i) a consolidation, merger or other business combination, or a sale or other disposition of all or substantially all of the assets of the Company and/or its Subsidiaries, each holder of Membership Interests entitled to vote thereon shall vote in favor of the Drag-Along Transaction and shall waive any appraisal rights or similar rights in connection with such consolidation, merger, other business combination or asset sale or (ii) a sale of all of its Membership Interests, AAG Member hereby agrees (and, if required by the LMP Member, shall promptly agree in writing) to sell all of its Membership Interests that are the subject of the Drag- Along Transaction, on the terms and conditions of such Drag-Along Transaction. AAG member shall promptly take all necessary and desirable actions in connection with the consummation of the Drag-Along Transaction reasonably requested by the LMP Member, including the execution of such agreements and such other instruments and other actions reasonably necessary to (x) provide customary representations, warranties, indemnities, and escrow or holdback arrangements relating to such Drag-Along Transaction, in each case to the extent that each other holder of Membership Interests is similarly obligated; and (y) effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transaction as set forth in Section 7.11(c). Subject to the satisfaction or waiver of the AAG ROFR, the holders of Membership Interests shall be permitted to sell their Membership Interests pursuant to any Drag-Along Transaction without complying with any other provisions of this Article VII.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(c) The obligations of the holders of Membership Interests pursuant to this Section 7.11 are subject to the following terms and conditions:

(i) upon the consummation of the Drag-Along Transaction, each holder of Membership Interests shall receive the same proportion of the aggregate consideration from such Drag-Along Transaction that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 12.1 (i.e., net of debts and liabilities of the Company and its Subsidiaries) as in effect immediately prior to the consummation of such Drag-Along Transaction, and if a holder of Membership Interests receives consideration from such Drag-Along Transaction in a manner other than as contemplated by such rights and preferences or in excess of the amount to which such holder is entitled in accordance with such rights and preferences, then such holder shall take such action as is necessary so that such consideration shall be immediately reallocated among and distributed to the holders of Membership Interests in accordance with such rights and preferences;

(ii) the Company shall bear the reasonable, documented costs incurred in connection with any Drag-Along Transaction (costs incurred by or on behalf of any holder of Membership Interests for its sole benefit will not be considered costs of the Drag-Along Transaction) unless otherwise agreed by the Company (as approved by the Board) and the acquiror, in which case no holder of Membership Interests shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction (excluding modest expenditures for postage, copies, and the like) and no holder of Membership Interests shall be obligated to pay any portion (or, if paid, shall be entitled to be reimbursed by the Company for that portion paid) that is more than its pro rata share (based upon the amount of consideration received by such holder in the Drag-Along Transaction) of reasonable expenses incurred in connection with a consummated Drag- Along Transaction for the benefit of all holders of Membership Interests and are not otherwise paid by the Company or another Person;

(iii) consideration placed in escrow or held back shall be allocated among holders of Membership Interests such that if the applicable Third Party in the Drag-Along Transaction ultimately is entitled to some or all of such escrow or holdback amounts, then the net ultimate proceeds received by such holders shall still comply with the intent of Section 7.11(c)(i) as if the ultimate resolution of such escrow or holdback had been known at the closing of the Drag-Along Transaction; and

(iv) if some or all of the consideration received in connection with the Drag- Along Transaction is other than cash, then such consideration shall be deemed to have a dollar value equal to the fair market value of such consideration (as determined, in good faith, by the Board); provided that the AAG Member shall not be required to consent to a Drag-Along Transaction if the consideration to be received in connection with such Drag- Along Transaction is other than cash.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

7.12 Specific Performance

Each Member acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company or the Members if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article VII, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Members shall not have an adequate remedy at law or in damages. Therefore, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article VII and to prevent any Disposition of Membership Interests in contravention of any terms of this Article VII, and waives any defenses thereto, including the defenses of: (a) failure of consideration; (b) breach of any other provision of this Agreement; and (c) availability of relief in monetary damages.

ARTICLE VIII
MANAGEMENT

8.1 Management of the Day-to-Day Operations.

The Dealer of Record shall have complete and exclusive control over the day-to-day management of the Company’s business and affairs, to be exercised in the ordinary course as consistent with historic operations of the Company’s Affiliates.

8.2 Powers and Authority of the Dealer of Record.

Without limiting Section 8.1 or Section 8.5(d), the Dealer of Record shall have general oversight and control, with the advice, consultation, and discussion with the Board, of the daily business operations of the Company and shall perform such other functions as are delegated to him in this Agreement, all in compliance and consistent with applicable local, state, and federal laws or regulations, and the Company’s policies, as may be established from time to time. The Dealer of Record will be responsible for the operations of the franchised motor vehicle dealership business to be conducted by the Company, shall make all hiring and firing decisions concerning the employees of the dealership businesses including the establishment of all salaries and compensation payable to such employees, shall enter into any and all personal property leases and contracts deemed necessary for the day to day operation of the dealership businesses and shall be authorized to represent the Company (at the Company’s expense) in connection with all ordinary and customary business matters concerning the Company, the dealership business, and Manufacturers, and shall be authorized to communicate with Manufacturers with respect to all aspects of the business of the Company under the Manufacturers Dealer Agreement. Without limiting the foregoing, no employees may be hired, fired or have their compensation modified without the prior consent of the Dealer of Record. The Dealer of Record shall inform, discuss with, and obtain the advice of the Board prior to authorizing the Company to make or enter into any material investment, commitment, contract, debt financing or other action of a material nature. In exchange for these efforts on the part of the Dealer of Record, he shall receive annual compensation of Two Hundred Forty-Seven Thousand Four Hundred and 00/100 ($247,400.00) Dollars, paid in 52 equal weekly installments, plus the use of One (1) new automobile of his choosing, with all expenses related to such vehicles to be paid by the Company, family healthcare insurance (Executive Coverage) and a monthly expense account of up to Two Thousand Four Hundred Seventy-Four and 00/100 ($2,474.00) Dollars per month. The Dealer of Record shall be entitled to this compensation for so long as the AAG Member remains a Member of the Company.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

8.3 Designation of Board.

The Board shall consist of 3 Managers. A Manager appointed by the LMP Member shall be referred to as an “LMP Manager” and a Manager appointed by the AAG Member shall be referred to as a “AAG Manager.” Each Manager shall serve in such capacity until such Manager’s successor has been elected and qualified or until such individual’s death, resignation or removal.

(a) Initial Board. The initial Board shall be comprised of the individuals listed on Schedule IV, and hereafter the composition of the Board shall be determined as follows:

(i) two (2) Managers appointed by the LMP Member, with one of the LMP Managers serving as the Chairman; and

(ii) one (1) Manager appointed by the AAG Member.

(b) Removal. Any Manager may be removed with or without cause only by consent of the Members entitled to designate such Manager; provided that if at any time a Member loses the right to designate one or more existing Managers under this Section 8.3, then the applicable Manager or Managers no longer entitled to be designated to the Board shall be removed automatically from the Board. Notwithstanding the foregoing, the AAG Manager cannot be removed absent unanimous consent for so long as the AAG Member remains a Member of the Company.

(c) Resignations. A Manager may resign at any time. Such resignation shall be in writing and shall take effect at the time specified in such writing or, if no time is specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

(d) Vacancies. In the event that a vacancy is created on the Board by the death, disability, retirement, resignation or removal of any Manager designated pursuant to Section 8.3, such vacancy shall be filled only by consent of the Member then entitled to designate such Manager pursuant to Section 8.3.

(e) Votes per Manager; Quorum; Required Vote for Board Action.

(i) Each Manager shall have one vote.

(ii) Unless otherwise required by this Agreement, a majority of the Managers either present (in person or by teleconference) or represented by proxy, shall constitute a quorum for the transaction of business at a meeting of the Board; provided that, (A) a quorum shall not be constituted without the presence (in person or by teleconference) of the Chairman and (B) the Chairman shall have a valid and irrevocable proxy to vote on behalf of each other Manager appointed by the Member that has appointed the Chairman. Actions by the Board shall require the vote or consent of at least a majority of Managers present at a meeting of the Managers at which a quorum has been established. For the avoidance of doubt, if there is a vacancy on the Board and there are only 2 Managers, both Managers must consent.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(f) Place of Meetings; Order of Business. The Board may hold its meetings and may have an office and keep the books of the Company, except as otherwise provided by Law, in such place or places, within or without the State of New York, as the Board may from time to time determine by resolution. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board.

(g) Regular Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required if held at the times and places set forth in the relevant resolution and such resolution has been provided to each Manager.

(h) Special Meetings. Special meetings of the Board may be called by any Manager on at least 24 hours personal, written, telegraphic, cable, wireless or electronic notice to each other Manager and, if applicable, Observer, which notice must include appropriate dial-in information to permit each Manager and each Observer to participate in such meeting by means of telephone conference. Such notice need not state the purpose or purposes of such meeting, except as may otherwise be required by Law.

(i) Compensation. All of the Managers shall be entitled to reimbursement for reasonable out-of-pocket expenses in attending meetings of the Board. Managers shall not be entitled to receive any other fees or compensation for their services as Managers.

(j) Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the number of Managers that would otherwise be required to approve such action at a regular or special meeting of the Board duly called and held for such purpose; provided that, no action may be taken pursuant to this Section 8.3(j) without the prior written consent of the Chairman. Notice of any such action so taken by consent in writing without a meeting shall be given, within 24 hours, by the Company to those Managers, if any, who do not join in such written consent, and to the Observers.

(k) Telephonic Conference Meeting. Subject to the requirement for notice of meetings, Managers and, if applicable, Observers may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(l) Waiver of Notice Through Attendance. Attendance of a Manager at any meeting of the Board (including by telephone) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.

(m) Reliance on Books, Reports and Records. Each Manager shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board, or in relying in good faith upon other records of the Company.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(n) Board Observers. Each of the AAG Member and the LMP Member shall be entitled to allow a number of individuals equal to the number of Managers it is then entitled to designate pursuant to this Section 8.3 to attend and observe meetings of the Board in a non-voting capacity (each such Person, an “Observer”). As of the Effective Date, the LMP Member is entitled to designate 2 Observers and the AAG Member is entitled to designate 1 Observer. Subject to this Section 8.3(n), the Company shall provide to each Observer notice of each meeting, each written consent in lieu of a meeting and copies of any materials delivered to the Managers in connection therewith at the same time and in the same manner that it provides such notice and such materials to the Managers. For the avoidance of doubt, in no circumstances shall any Observer be counted for purposes of voting, quorum or any other reason or be considered a Manager. A Member may remove and/or replace any Observer it so designates for any reason.

8.4 Board

Notwithstanding anything else in this Agreement to the contrary, actions reserved to the Board include the following:

(a) Any decision to sell or otherwise dispose of all or a material portion of the assets of the Company, cause or permit the Company to merge or consolidate with another entity, cause a Bankruptcy or liquidation event, or terminate or dissolve the Company;

(b) Any decision to (i) sell, recapitalize or otherwise transfer ownership or Control of any Subsidiary to any Third Party, (ii) sell or otherwise dispose of all or substantially all of the assets of any Subsidiary to any Third Party, or cause or permit any Subsidiary to merge or consolidate with another entity that is not an Affiliate of the Company, or (iii) cause a Bankruptcy of a Subsidiary or cause a liquidation event, termination or dissolution of a Subsidiary (clauses (i), (ii) and (iii), each a “Material Subsidiary Decisions”). Notwithstanding anything herein to the contrary, in the event that the AAG Manager is the sole vote against a Material Subsidiary Decision, then the AAG Member shall have right described in Section 8.7, below;

(c) Approval of operating and capital budgets of the Company, which in all cases must comply with Manufacturer requirements, including annual or other periodic budgets prepared by the Dealer of Record;

(d) Decisions related to anything of a self-dealing nature (e.g. Dealer of Record compensation, etc.);

(e) Debt Financing(s) other than floor plan financing which in all cases must comply with Manufacturer Rules;

(f) Subject to Article VI and any Net Working Capital Requirements and any other Manufacturers’ requirements, determinations and Distribution(s) of Company’s Net Cash Flow to Members of the Company;

(g) Expenditures that exceed the amounts set forth in the Company’s operating and capital budgets prepared by the Dealer of Record as approved by the Board of Managers, as long as such expenditures are in accordance with Manufacturers’ requirements; and

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(h) Subject to the provisions of Sections 8.1 and 8.2 herein and actions expressly reserved for the approval of the Members, all other powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.

8.5 Officer

Subject in all instances to the authority of the Board and the authority of the Dealer of Record to manage the day-to-day operations of the Company as set forth herein, the direction and oversight of the Board and any restrictions or limitations expressed, implied or otherwise inherent in any operating or capital budgets, strategic or business plans or similar guidance adopted or approved by the Board, the Officers of the Company, if appointed, shall be responsible for assisting the Dealer of Record in conducting the day- to-day business affairs of the Company, in a manner consistent with the operating or capital budgets, strategic or business plans or similar guidance approved by the Board, and shall serve subject to the power and authority of the Board and the following terms and conditions:

(a) Appointment and Removal. Officers of the Company may be appointed by the Board from time to time as appropriate. The Board shall have the right to appoint, remove or replace any Officer at any time, regardless of reason or cause. Upon appointment, any Officer shall have the powers and duties specified in the Board’s resolutions appointing such Officer. Any 2 or more offices may be held by the same person. Appointment of an Officer shall not of itself create any contractual rights to continued employment or otherwise and such employment shall be terminable at will in all cases, unless expressly agreed otherwise in writing by a duly authorized and more senior Officer of the Company acting with the approval and authorization of the Board.

(b) Salaries. The salaries or other compensation, if any, of the Company’s Officers shall be fixed from time to time by the unanimous approval of the Board.

(c) Dealer of Record. In accordance with Manufacturer Rules, and subject to the prior approval of the Board, AAG Member shall designate an individual, who shall be an equity owner of AAG Member or its Affiliate, to (i) represent the Company with respect to all interactions with Manufacturers and (ii) control the daily operations of the Dealership in accordance with, and to the extent required by, the DA (the “Dealer of Record”). The Members and Board acknowledge and consent to the designation of John Staluppi as the initial Dealer of Record. The Dealer of Record shall comply with all related Manufacturers requirements, including relevant automotive industry background and material individual direct or indirect investment in the Company. The Dealer of Record shall have the authority to (i) act on behalf of the Company with respect to the Company’s dealings with Manufacturers and (ii) to appoint and terminate the General Managers of the Dealerships. LMP Member shall have the right to terminate the Dealer of Record only for Good Cause. The Dealer of Record may only be replaced as result of Good Cause, his death, or his voluntary resignation. The purported removal of John Staluppi as the initial Dealer of Record hereunder for Good Cause prior to the fifth anniversary of the Closing Date, if disputed in writing by the AAG Member, shall be suspended and enjoined unless the Company or the LMP Member obtain a judicial determination of a likelihood of success on the merits in an injunction or preliminary relief motion in a court of competent jurisdiction until a final judicial determination regarding the validity of John Staluppi’s removal as Dealer of Record is rendered in connection with such litigation. Notwithstanding the foregoing, the rights of the respective parties as set forth in Section 7.5 (b) hereof shall remain in full force and effect. In the event the AAG Member disputes the removal of John Staluppi as the Dealer of Record and it is later determined that Good Cause then existed to remove John Staluppi as the Dealer of Record, the AAG member will indemnify, defend and hold harmless the Company and its Affiliates from and against any and all Liabilities resulting from such dispute and any resulting delay in John Staluppi’s removal as Dealer of Record.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(d) Limitations on Certain Members’ Authority to Enhance Competition. The Members acknowledge their mutual belief that the formation of the Company will enhance the Company’s ability, operating through its Subsidiaries, to create consumer value from a competitive standpoint by, among other things, increasing the Company’s visibility to the public markets and access to increased capital investment through the parent company of the LMP Member and by allowing the Company and its Affiliates to aggregate costs and improve operational efficiencies. The Members also acknowledge the Managers’ fiduciary obligations as set forth herein as well as the parties obligations to act in accordance with applicable laws, rules and regulations, including without limitation applicable antitrust and competition laws, particularly with respect to the governance of the operations of the Company, the Subsidiaries and Affiliates of the Company, on the one hand, and the AAG Competitive Dealerships (as defined below), on the other hand. Accordingly, subject to his rights and responsibilities as Dealer of Record under any applicable agreements with the Manufacturer, John Staluppi represents that he will use commercially reasonable efforts to delegate to subordinate personnel at the dealerships (which personnel of one dealership shall not have the authority to act the authority in concert with personnel of another dealership) to make competitively sensitive decisions, including without limitation (i) decisions with respect to the pricing of goods or services, (ii) decisions with respect to financing offers (consistent with the requirements of applicable third party lenders), (iii) inventory decisions, and (iv) promotional decisions.

8.6 Members

The Members in their capacity as Members shall not have any power or authority to manage the business or affairs of the Company or to bind the Company or enter into agreements on behalf of the Company. To the fullest extent permitted by Law and except as expressly set forth in this Agreement, no Member in its capacity as a Member shall have any duty, fiduciary or otherwise, to the Company or any other Member in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement. The foregoing sentence will not be deemed to alter the contractual obligations of a Member to another Member or the Company pursuant to this Agreement. Except as otherwise expressly provided in this Agreement, Members shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company and any references in this Agreement to any of the foregoing terms shall be deemed to include each other term. Any matter requiring the consent or approval of any of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the holders of not less than the number of outstanding Membership Interests necessary to consent to or approve such action. Prompt notice of such consent or approval shall be given by the Company to those Members who have not joined in such consent or approval. Notwithstanding anything in this Agreement to the contrary, in addition to any other approvals required pursuant to this Agreement, no amendment, modification, supplement, restatement or waiver of this Agreement, except amending or otherwise modifying the Certificate or this Agreement to reflect any Disposition made in accordance with this Agreement or other administrative or immaterial changes shall be made without the prior written approval of each Member.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

8.7 AAG Member’s Right In Connection with Material Subsidiary Decision

In the event the Board makes a Material Subsidiary Decision and the AAG Manager is the sole vote against such Material Subsidiary Decision, the AAG Member shall have the right and option, but not the obligation, for a period of thirty (30) days following the Material Subsidiary Decision, to purchase from the Company 100% of the equity interests of the Subsidiary that was the subject of the Material Subsidiary Decision for a purchase price equal to eight and one half (8.5) times pre-tax income according to GAAP for the trailing 12-month period of such Subsidiary (the “AAG Subsidiary Option”); provided that (i) upon exercise of such option, the AAG Member can document that it then has cash or cash equivalents of not less than twenty five percent (25%) of the required purchase price of the applicable Subsidiary as described above, (ii) the AAG Member can show a substantial likelihood of obtaining the required financing to consummate the entirety of the purchase within thirty (30) days; (iii) the AAG Member unconditionally guarantees any liabilities of the applicable Subsidiary if and to the extent the Company has guaranteed such liabilities; and (iv) the Company (represented by the Board excluding the AAG Manager) and the AAG Member enter into commercially reasonable transfer agreements with respect to the transfer of the ownership of the applicable Subsidiary to the AAG Member. In the event the AAG Member validly exercises the AAG Subsidiary Option as described above and complies with clauses (i), (ii), (iii) and (iv), above, the Company shall not cause the Material Subsidiary Decision to be implemented and shall instead sell the subject Subsidiary to the AAG Member on the terms and conditions set forth above and in accordance with the transfer agreements contemplated by clause (iv), above. In the event the AAG Member does not elect to exercise the AAG Subsidiary Option within the time period described above or otherwise does not comply with the provisos set forth in clauses (i), (ii), (iii) or (iv) above or is otherwise unable to consummate the purchase of the applicable Subsidiary, the Material Subsidiary Decision shall be given full force and effect and the Company shall implement such Material Subsidiary Decision notwithstanding the dissenting vote of the AAG Manager.

ARTICLE IX

DUTIES; LIMITATIONS OF LIABILITY;

INDEMNIFICATION; RELATED MATTERS

9.1 Duties, Limitations of Liability and Indemnification of Members

(a) Duties. Notwithstanding anything in this Agreement to the contrary, each of the Company and the Members acknowledges and agrees that each Member, in its capacity as a Member, may decide or determine any matter subject to such Member’s approval pursuant to any provision of this Agreement in such Member’s sole and absolute discretion, and in making such decision or determination such Member shall have no duty, fiduciary or otherwise, to any other Member or to the Company, it being the intent of all Members that each Member, in its capacity as a Member, have the right to make such determination solely on the basis of such Member’s own interests. To the fullest extent permitted by Law and notwithstanding any provision of this Agreement to the contrary, no Member in its capacity as a Member shall have any duty, fiduciary or otherwise, to the Company or any other Member in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement. To the maximum extent permitted by applicable Law, whenever a Member is permitted or required to make a decision or take an action or omit to take an action in such Person’s capacity as a Member (including wherever in this Agreement that any Member is permitted or required to make, grant or take a determination, a decision, a consent, a vote, a judgment or other action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), such Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(b) Acknowledgement and Release. Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Members or any of their respective Related Parties for or in connection with any decision or determination referred to in Section 9.1(a) above in each case whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are in each case expressly released and waived by the Company and each Member, to the fullest extent permitted by Law, as a condition to, and as part of the consideration for, the execution of this Agreement, and the incurrence by the Members of the obligations provided herein; provided, however, that nothing contained in this Agreement shall release or otherwise prevent any Member from asserting a claim against another Member with respect to a violation of the implied contractual covenant of good faith and fair dealing implied by the Act.

(c) Limitation of Liability. To the maximum extent permitted by applicable Law, no Member Covered Person shall be liable to the Company, to any other Member or to any other Person for Liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties (including any duty of disclosure)) taken or omitted by such Member Covered Person (in such Person’s capacity as a Member Covered Person (excluding, for the avoidance of doubt, Liabilities in respect of any Excluded Claims), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(d) Indemnification. Each Member Covered Person shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted under applicable Law, from and against any and all loss, liability and expense (including Taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and fees, expenses and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager or Member) (collectively, “Liabilities”) incurred or suffered by any such Member Covered Person in connection with the activities of the Company or its Subsidiaries (excluding, for the avoidance of doubt, Liabilities in respect of any Excluded Claims); provided that such Member Covered Person shall not be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Member Covered Person is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member Covered Person engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such Member Covered Person’s conduct was unlawful. A Member Covered Person shall not be denied indemnification in whole or in part under this Section 9.1(d) because such Member Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement. The indemnification provided by this Section 9.1(d) shall be in addition to any other rights to which a Member Covered Person may be entitled under any agreement, as a matter of law or otherwise

(e) Reliance on Records. Each Member Covered Person may rely, and shall incur no Liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Member Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

9.2 Duties and Indemnification of Managers and Officers

(a) Duties. The Dealer of Record and each Manager and Officer (in such Person’s capacity as an Officer) shall have the same fiduciary duties that a director or officer, as the case may be, of the Company would have if the Company were a corporation organized under the Laws of the State of Delaware.

(b) Indemnification. Each M&O Covered Person shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted under the Act (and shall be entitled to the same defenses and exculpations to the fullest extent permitted by law), from and against any and all Liabilities incurred or suffered by any such M&O Covered Person in connection with the activities of the Company or its Subsidiaries (excluding, for the avoidance of doubt, Liabilities in respect of any Excluded Claims), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such M&O Covered Person breached his or her fiduciary duties hereunder.

(c) Reliance on Records. Each M&O Covered Person may rely, and shall incur no Liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such M&O Covered Person engaged in fraud, willful misconduct or other breach of fiduciary duties or, in the case of a criminal matter, acted with knowledge that such M&O Covered Person’s conduct was unlawful.

9.3 Advancement of Expenses

Reasonable, documented expenses incurred by a Covered Person for which such Covered Person could reasonably be expected to be entitled to indemnification under this Agreement in defending any civil, criminal, administrative or investigative action, suit or proceeding (other than a claim brought by or in right of the Company or any Member against the Company or any Subsidiary of the Company or any Member (other than the LMP Member)) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that any such advance shall only be made if the Covered Person delivers a written affirmation by such Covered Person of its good faith belief that it is entitled to indemnification hereunder and agrees to repay all amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified hereunder.

9.4 Multiple Rights to Indemnification

If any Person is both a Member Covered Person and a M&O Covered Person with respect to any Liabilities (excluding, for the avoidance of doubt, Liabilities in respect of any Excluded Claims), such Person shall be entitled to be indemnified for such Liabilities to the greatest extent that either a Member Covered Person or a M&O Covered Person is entitled to indemnification for such matters under this Agreement.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

9.5 Priority of Certain Third-Party Indemnification Rights

The Company and each of the Members hereby acknowledges that certain of the Covered Persons (“Applicable Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by the Member or certain of their Affiliates (collectively, the “Other Indemnitors”). The Company hereby agrees, and the Members hereby acknowledge, that: (a) to the extent legally permitted and as required by the terms of this Agreement and the Certificate (or by the terms of any other agreement between the Company and a Applicable Indemnitee), (i) the Company is the indemnitor of first resort (i.e., its obligations to each Applicable Indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Applicable Indemnitee are secondary) and (ii) the Company shall be required to advance the full amount of expenses incurred by a Applicable Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that a Applicable Indemnitee may have against the Other Indemnitors and (b) the Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (a) of this sentence for which any Applicable Indemnitee has received indemnification or advancement from the Company. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of any Applicable Indemnitee with respect to any claim for which a Applicable Indemnitee has sought indemnification from the Company shall affect the foregoing and that the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Applicable Indemnitee against the Company. The Company and each Member agree that the Other Indemnitors are express third-party beneficiaries of the terms of this Section 9.5.

9.6 Other Related Matters

(a) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of such Covered Person.

(b) The rights to indemnification and advancement of expenses provided by this Article IX shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, as a matter of Law or otherwise, both as to actions in such Covered Person’s capacity as a Covered Person hereunder and as to actions in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity as a Covered Person and shall inure to the benefit of the heirs, successors, assigns and administrators of such Covered Person.

(c) The obligations of the Company to the Covered Persons provided in this Agreement, including any indemnification obligations under this Article IX, shall be satisfied from and limited to Company assets, including insurance proceeds, if any, or arising under Law are solely the obligations of the Company, and no personal liability whatsoever shall attach to, or be incurred by, any Member or other Covered Person for such obligations, to the fullest extent permitted by Law. Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived under this Agreement, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Company or such Member of the obligations provided in this Agreement.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(d) Nothing in this Article IX shall be deemed to limit or waive any rights that any Person has for breach of the terms of this Agreement or with respect to any employment relationship with the Company or any of its Subsidiaries (collectively, “Excluded Claims”).

(e) The Company may maintain insurance (including directors’ and officers’ insurance), at its expense, to protect each current and former Manager and Officer of the Company, and the Company may maintain such insurance to protect itself and any Covered Person or other Member of the Company, in each case against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Act.

(f) The rights to indemnification and advancement of expenses provided by this Article IX shall be deemed to be separate contract rights between the Company and each Covered Person. Any amendment, modification or repeal of this Article IX or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Covered Persons, or terminate, reduce or impair the right of Covered Person, under and in accordance with the provisions of this Article IX as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X

CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS

10.1 Financial Reports; Access to Information; Management Rights

(a) Each Member shall be entitled to receive the following information from the Company:

(i) Within ninety (90) days after the end of each fiscal year (or such longer period of time not in excess of one hundred-fifty (150) days after the end of the fiscal year as is approved by the Board), an audited balance sheet as of the end of such fiscal year and the related income statement, statement of members’ equity and statement of cash flows for such fiscal year prepared in accordance with GAAP, consistently applied, and a signed audit letter from the Company’s auditors who shall be an accounting firm approved by the Board, together with a comparison of such financial statements to the Annual Budget for the periods covered thereby;

(ii) Within fifteen (15) days after the end of each month, a monthly [management operating results and financial position report], which includes a comparison to the Annual Budget for such month;

(iii) Within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet as of the end of such quarter and an unaudited related income statement, and statement of cash flows for such quarter including any footnotes thereto (if any) prepared in accordance with GAAP (with the exception of normal year-end adjustments and absence of footnotes), consistently applied, together with a comparison of such statements to the Annual Budget for such fiscal quarter; and

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(iv) Promptly following (A) any incident or emergency that could cause, or has caused: injury; loss of life; damage to property; or pollution or damage to the environment, each report or notice relating to such incident or emergency and (B) any litigation, investigation, proceeding and/or governmental or regulatory action with respect to the Company or any of its Subsidiaries or assets, notice of such event.

(b) The Board shall use its reasonable efforts to meet no less frequently than quarterly, and at such meetings the Company shall report to the Board on, among other things, its business activities, prospects and financial position.

10.2 Annual Budget. The Dealer of Record shall present to the Board, at least sixty (60) days before the beginning of each fiscal year of the Company commencing with the fiscal year commencing on January 1, 2021, a reasonably detailed consolidated annual capital expenditure budget and operating expenditure budget for the upcoming fiscal year. Such budgets shall be subject to approval in accordance with Section 8.4. The capital expenditure and operating expenditure budgets for any such other fiscal year described herein, as so approved, are each referred to as an “Annual Budget.” The Annual Budget for fiscal year 2021 is attached hereto as Schedule III

10.4 Maintenance of Books

The Company shall keep or cause to be kept at its principal office complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and the Members. The records shall include complete and accurate information regarding the state of the business and financial condition of the Company; a copy of the Certificate and this Agreement and all amendments thereto; a current list of the names and last known business, residence or mailing addresses of all Members; and the Company’s federal, state and local income and franchise Tax Returns for the Company’s six most recent Tax years.

10.5 Accounts

The Company shall establish one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Board may determine. The Company may not commingle the Company’s funds with the funds of any Member.

10.6 Information

(a) No Member shall be entitled to obtain any information relating to the Company except as expressly provided in this Agreement or to the extent required by the Act; and to the extent a Member is so entitled to, or otherwise receives, any such information, such Member shall be subject to the provisions of Section 10.6(b).

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(b) Each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed by such Member in any manner whatsoever or used except in connection with such Member’s investment in the Company; provided, however, that any of such Confidential Information may be disclosed (i) to such Member’s Affiliates, to Persons who are (or who are prospective) beneficial owners of equity interests in such Member or its Affiliates and to managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) of such Member and of such Member’s Affiliates (collectively, for purposes of this Section 10.6(b), “Representatives”), each of which Representatives shall be bound by the provisions of this Section 10.6(b) or substantially similar terms, and that such Member shall be responsible for a breach of this Section 10.6(b) by any of its Representatives as if such Representative was a party hereto; (ii) to the extent to which the Company consents in writing; (iii) to the extent not in violation of applicable Law, if disclosure is with respect to the terms of a Member’s investment in the Company pursuant to this Agreement and the performance of that investment (whether in such Member’s or its Affiliates’ fundraising materials or otherwise); (iv) by a Member or any of its Representatives to the extent reasonably necessary in connection with such Member’s enforcement of its rights under this Agreement; or (v) by any Member or its Affiliates or their respective Representatives to the extent that the Member or such Affiliate or any such Representative has received advice from its counsel that it is legally compelled to do so, provided that, prior to making such disclosure, the Member or any of its Representatives, as the case may be, uses reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure. Notwithstanding the foregoing, a Member or any of its Representatives shall be entitled to disclose Confidential Information to the extent reasonably necessary in connection with any potential Disposition of such Member’s Membership Interests in accordance with this Agreement.

(c) The obligations of a Member pursuant to this Section 10.6 will continue following the time such Person ceases to be a Member, but thereafter such Person will not have the right to enforce the provisions of this Agreement. Each Member acknowledges that disclosure or use of Confidential Information in violation of this Section 10.6 may cause irreparable damage to the Company and the Members for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, in order to compel specific performance of all of the terms of this Section 10.6.

10.7 Restrictive Covenants

The Parties hereby acknowledge, agree and verify that they would not enter into this Agreement without the provisions of this Section 10.7 in order to protect the interests of the Company. The AAG Member does hereby acknowledge the importance of this provision and does hereby agree as follows:

(a) Non-Competition. The AAG Member hereby covenants and agrees during the term of this Agreement and for a period of twenty-four (24) months from the sale or transfer of all of the Membership Interests of AAG Member (the “Restrictive Term”), that he will not, directly or indirectly, as sole proprietor, independent contractor, employee, consultant, agent, partner or joint venture, or as an officer, director, member, agent, servant or employee of any firm, person, entity, partnership or company, or otherwise, engage or participate in or attempt to engage or participate in any manner in the same or similar business, to that of the Company within the “Geographical Area,” as defined herein. The AAG Member further agree that he shall not, directly or indirectly, lend money to, guarantee the lending of money to, or otherwise arrange for or promote the financing of any business or other activity conducted in the Geographic Area that competes with or is substantially similar to the business of the Company. The Geographic Area shall be defined as the area located within a 200-mile radius from any location of the Company. The AAG Member shall not be subject to the foregoing restrictive covenant if he is removed as the Dealer of Record or a member of the Board without Good Cause, or he resigns as the Dealer of Record or a member of the Board with Good Reason. Notwithstanding the foregoing, (i) the foregoing restriction shall in no way prevent the AAG Member from fulfilling his rights and obligations under limited liability company agreements with any Affiliate of the LMP Member related to automobile dealerships as to which the AAG Member is the dealer of record, and (ii) the AAG Member shall be permitted to continue to operate those dealerships as to which the AAG Member is dealer of record on or immediately prior to the date of this Agreement and which are set forth on Schedule VI hereof (the “AAG Competitive Dealerships”), whether or not such dealerships become owned in the future by an Affiliate of the Company or the LMP Member, in each case in accordance with the AAG Member’s existing agreement(s) with the applicable manufacturer(s) and in each case at the same location(s) thereof, and the continued ownership and operation of such dealerships in the ordinary course of business consistent with past practices will not be deemed to be a conflict of interest or in violation of this Agreement or the AAG Member’s obligations to the Company or to the LMP Member.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(b) Non-Solicitation. During the term of this Agreement and for the Restrictive Term, the AAG Member agree that he shall refrain from soliciting and shall not, directly or indirectly, as sole proprietor, independent contractor, employee, consultant, agent, partner, or joint venturer, or as an officer, director, member, agent or employee of any firm, person, entity, partnership or company, or otherwise: (i) solicit the employees of the Company to leave the service of the Company, or (ii) divert or attempt to divert from the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers.

(c) Remedy for Breach. Each Restricted Party acknowledges and agrees that in the event of a breach by a Restricted Party of any of the provisions of this Section 10.7, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Board and/or their respective successors or assigns shall, in addition to other rights and remedies existing in their favor, be entitled to specific performance and/or injunctive or other relief from any court of law or equity of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof, and in connection therewith each Restricted Party waives (i) any defense in any such action for specific performance that a remedy at law would be adequate, (ii) any requirement under any law to post security as a prerequisite to obtaining such equitable relief and (iii) any defense in any such motion for specific performance that such remedy is unavailable as a result of the breach or alleged breach of this Agreement by the Company.

ARTICLE XI
TAXES

11.1 Tax Returns

The Company shall prepare and timely file all U.S. federal, state and local and foreign Tax Returns required to be filed by the Company. Unless otherwise agreed by the Board, any income Tax Return of the Company shall be prepared by an independent public accounting firm of recognized national standing selected by the Board. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s Tax Returns to be timely prepared and filed. The Company shall deliver to each Member as soon as practicable after the end of each calendar year, but in any event before April 1st of the subsequent year, an Internal Revenue Service Schedule K-1 together with such additional information as may be required by the Members (or their owners) in order to file their individual returns reflecting the Company’s operations. The Company shall also cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Members within 60 days after the end of each Fiscal Year, including any appropriate state and local apportionment information. The Company shall bear the costs of the preparation and filing of such Company Tax Returns and forms

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

11.2 Tax Partnership

It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

11.3 Tax Elections

The Company shall make the following elections on the appropriate forms or Tax Returns:

(a) to adopt the calendar year as the Company’s fiscal year, if permitted under the Code;

(b) to adopt the accrual method of accounting for U.S. federal income tax purposes;

(c) to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);

(d) to elect, pursuant to section 754 of the Code, to apply the basis adjustment rules contained in sections 734(b) and 743(b) of the Code; and

(e) any other election the Board may deem appropriate and in the best interests of the Members.

11.4 Tax Representative

(a) LMP Member shall be the “tax matters partner” of the Company for United States federal income tax purposes (the “Tax Matters Representative”). The Tax Matters Representative shall be the Company’s “tax matters partner” under Code Section 6231(a)(7), as in effect prior to the amendments by the Bipartisan Budget Act of 2015, P.L. 114-74 (the “Budget Act”), and the Company’s “partnership representative” under Code Section 6223(a), as amended by the Budget Act and any subsequent amendments. If the Tax Matters Representative can no longer serve in that capacity, the Board shall designate another Tax Matters Representative who qualifies to serve in that capacity under the Code. The Tax Matters Representative shall have all of the powers and authority of a “tax matters partner” or “partnership representative,” as applicable, under the Code (as in effect at the relevant time), and shall have similar powers with respect to state, local and foreign taxes. The Tax Matters Representative shall represent the Company, at the Company’s expense, in connection with all administrative or judicial proceedings before the Internal Revenue Service or other taxing authority involving any Company tax return and may expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall provide to the Members prompt notice of any communication to or from, or agreements with, any federal, state, local or foreign taxing authority regarding any Company tax return, including a summary of the provisions thereof. Notwithstanding anything herein to the contrary, the Board may require a payment to the Company by each Person who was a Member during the taxable year of the Company that is being audited (or any subsequent taxable year that is affected), for such Person’s allocable share (as determined by the Board) of the Company’s costs and expenses in connection with such audit, and any tax, interest, additions to tax and penalties required to be paid by the Company, even if such Person’s Interest has changed or such Person is no longer a Member. The Company shall specially allocate to each Person who was a Member during the taxable year being audited (or a subsequent taxable year that is affected) his allocable share of such costs, expenses, tax, interest, additions to tax and penalties (as determined by the Board). Each Member agrees that such Member is bound by any action taken by the Tax Matter Representative, and shall not take any position inconsistent therewith for income tax purposes.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(b) For the avoidance of doubt, any provisions relating to indemnification of a Member set forth in this Agreement shall be fully applicable to the Tax Matters Representative in its capacity as such. The Tax Matters Representative shall receive no compensation for its services. The Tax Matters Representative may retain legal, accounting and other advisors to assist in performing its duties hereunder and all third-party costs and expenses incurred by the Tax Matters Representative in performing its duties as such (including legal and accounting fees and any out-of-pocket expenses) shall be borne by the Company.

ARTICLE XII

DISSOLUTION, WINDING-UP AND TERMINATION

12.1 Dissolution

(a) Subject to Section 12.1(b), the Company shall be liquidated and its affairs shall be wound up on the first to occur of the following events (each a “Liquidation Event”) and no other event shall cause the Company’s dissolution:

(i) the consent of the Board and the Members in accordance with Article VIII;

(ii) at any time when there are no Members; and

(iii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) If the Liquidation Event described in Section 12.1(a)(ii) shall occur, the Company shall not be dissolved, and the business of the Company shall be continued, if the requirements of Section 18-801 of the Act for the avoidance of dissolution are satisfied (a “Continuation Election”).

(c) Except as otherwise provided in this Section 12.1, to the maximum extent permitted by the Act, the death, retirement, Resignation, expulsion, Bankruptcy or dissolution of a Member or the commencement or consummation of separation proceedings shall not constitute a Liquidation Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.

12.2 Winding-Up and Termination

On the occurrence of a Liquidation Event, unless a Continuation Election is made, the Board may select one or more Persons to act as liquidator or may itself act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense, including reasonable compensation to the liquidator if approved by the Board. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

(a) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations;

(b) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) all remaining assets of the Company shall be distributed to the Members as follows:

(i) the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article VI;

(ii) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(iii) Company property shall be distributed among the Members in accordance with Section 6.1.

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 12.2. The distribution of cash or property to the Members in accordance with the provisions of this Section 12.2 constitutes a complete return to such Member of its Capital Contributions and a complete distribution to the Members of its Membership Interests and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

12.3 Deficit Capital Accounts

No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

12.4 Certificate of Cancellation

On completion of the distribution of Company assets as provided in this Agreement, the Board (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company. Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Offset

Subject to applicable Law, whenever the Company is to pay or distribute any amount to any Member, any amounts that such Member, in its capacity as a Member, owes the Company, may be deducted from the amount to be paid or distributed to such Member before payment or distribution.

13.2 Notices

(a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, sent by telecopy or electronic mail and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties in accordance with this Section 13.2):

(i) if to the Company, at the address of its principal executive offices;

(ii) if to an Member, to the address given for the Member on Schedule I; and

(iii) if to an Additional Member, Substituted Member or a holder of Membership Interests that has not been admitted as a Member, to the address given for such Member or holder in an Addendum Agreement.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy or electronic mail, be deemed received on the Business Day of confirmation; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or three Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the Business Day after the date of deposit with the delivery service.

(b) Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

13.3 Entire Agreement; Supersedure

This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Members relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

13.4 Effect of Waiver or Consent

A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.5 Amendment or Restatement; Power of Attorney

(a) Any amendment, modification, supplement or restatement of this Agreement (including any Exhibit or Schedule hereto) or the Certificate and any waiver of any provision thereof shall require approval of holders of 100% of the Membership Interests; provided, however, that any such amendment, modification, supplement, restatement or waiver to reflect a Disposition made in accordance with this Agreement or other administrative or immaterial changes shall only require the approval of the Board (and the Board shall approve the necessary amendment or modification, to reflect a Disposition made in accordance with this Agreement).

(b) Notwithstanding anything to the contrary in this Section 13.5, the Board shall be authorized to amend this Agreement, without the approval of any Member with respect to complying with or administering in an equitable manner the provisions of the Bipartisan Budget Act and any Treasury Regulations or other administrative pronouncements promulgated thereunder in any manner reasonably determined by the Board.

(c) Except as required by Law, no amendment, modification, supplement, discharge or waiver of or under this Agreement shall require the consent of any Person not a party to this Agreement.

13.6 Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound. Each Member may bring a claim against any other Member or the Company for breaches of this Agreement by a Member, the Company or other applicable Person, including the making or defending any claim on behalf of the Company. Except as set forth in Section 9.1(d), nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision of this Agreement. The rights under this Agreement may be assigned by a Member to a transferee of all or a portion of such Member’s Membership Interests Disposed of in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Membership Interests so Disposed; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Company as a Member unless and until such transferee is duly admitted as a Member in accordance with this Agreement.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

13.7 Governing Law; Severability; Limitation of Liability

(a) THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Courts located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States of or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 13.2. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory, non-waivable provision of the Act, such provision of the Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(d) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

13.8 Further Assurances

In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed in this Agreement.

13.9 Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or scanned and e-mailed transmission will constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. At the request of any party to this Agreement, the other parties to this Agreement will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

13.10 Savings Clause

With respect to any interest rate referenced in this Agreement (relating to any loan or other indebtedness or Membership Interests or other Equity Interests), if such interest rate exceeds the maximum interest rate permitted by applicable Law, such interest rate shall be automatically reduced to the maximum interest rate permitted by applicable Law.

[Signature page follows]

AAG HOLDING CO3, LLC

Limited Liability Company Operating Agreement

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

COMPANY:

AAG HOLDING CO3, LLC

By:
Name:
Title:

Signature Page to
AAG HOLDING CO3, LLC
limited liability company operating agreement

AAG Member:

JOHN STALUPPI

Signature Page to
AAG HOLDING CO3, LLC
limited liability company operating agreement

LMP Member:

LMP LONG ISLAND 001 HOLDINGS, LLC

By:
Name:
Title:

Signature Page to
AAG HOLDING CO3, LLC
limited liability company operating agreement

EXHIBIT A

DEFINED TERMS

“2021 Budget” has the meaning assigned in Section 10.2.

“AAG Member” means John Staluppi.

“Accredited Investor” has the meaning assigned to such term in the regulations promulgated under the Securities Act.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) and (b) decreased by any amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member. The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Affiliate” means, when used with respect to a specified Person, any Person which directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person.

“Affiliated Members” means, as to any Member, each other Member that is an Affiliate of such Member.

“Agreement” means this Limited Liability Company Agreement of the Company, as it may be amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Allocation Period” means the period (a) commencing on the date hereof or, for any Allocation Period other than the first Allocation Period, the day following the end of a prior Allocation Period, and (b) ending (i) on the last day of each Fiscal Year; (ii) the day preceding any day in which an adjustment to the Book Value of the Company’s properties pursuant to clauses (b)(i), (b)(ii), (b)(iii) or (b)(v) of the definition of Book Value occurs; (iii) immediately after any day in which an adjustment to the Book Value of the Company’s properties pursuant to clause (b)(iv) of the definition of Book Value occurs; or (iv) on any other date determined by the Board.

“Amended Code” means the Code (as amended by the Bipartisan Budget Act).

“Annual Budget” has the meaning assigned in Section 10.2.

“Asset Purchase and Contribution Agreement” means that certain asset purchase and contribution agreement dated July 13, 2020.

“Available Cash” means, as of any date of determination, the aggregate amount of cash on hand of the Company and its Subsidiaries which the Board determines in good faith is available for distribution, taking into account all debts, liabilities and obligations of the Company and its Subsidiaries, contractually- obligated cash reserves of the Company and its Subsidiaries, reserves for any expenditures, working capital needs or other capital requirements (including capital expenditures) or contingencies.

AAG HOLDING CO3, LLC Limited Liability Company Operating Agreement

Exhibit A - Page 1

“Bankruptcy” or “Bankrupt” means (a) with respect to any Person, that such Person: (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement with creditors, composition with creditors, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in clauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement with creditors, composition with creditors, readjustment, liquidation, dissolution or similar relief under any Law has been commenced against such Person and one hundred-twenty (120) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Bipartisan Budget Act” means Title XI of the Bipartisan Budget Act of 2015 and any related provisions of law, court decisions, regulations, rules, and administrative guidance.

“Board” means the board of managers elected by the Members as contemplated by Article IX.

“Book Value” means, with respect to any property of the Company, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as of the date of contribution;

(b) The Book Values of all properties shall be adjusted to equal their respective fair market values as reasonably determined by the Board in connection with (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s) or (v) any other event to the extent determined by the Board to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided that adjustments pursuant to clauses (b)(i), (b)(ii) and (b)(iv) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Book Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

AAG HOLDING CO3, LLC Limited Liability Company Operating Agreement

Exhibit A - Page 2

(c) The Book Value of property distributed to a Member shall be adjusted to equal the fair market value of such property as of the date of distribution as reasonably determined by the Board;

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (g) of the definition of Profits and Losses or Section 6.2(b)(viii); provided, however, that Book Value shall not be adjusted pursuant to this clause (d) to the extent the Board reasonably determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d);

(e) If the Book Value of property has been determined or adjusted pursuant to clause (a), (b) or (d) of this definition, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article VI.

“Business” has the meaning assigned in Section 0.

“Business Day” means, with respect to the recipient of any notice, any day except a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close. Any action required to be taken on a day that is not a Business Day shall be taken on the next succeeding Business Day.

“Call Notice” has the meaning assigned in Section 7.5(a).

“Call Right” has the meaning assigned in Section 7.5(a).

“Capital Account” means the account to be maintained by the Company for each Member pursuant to Section 5.3.

“Capital Call” has the meaning assigned in Section 5.5(a).

“Capital Contribution” means with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of such Member’s predecessors in interest.

“Capital Shortfall Notice” has the meaning assigned in Section 5.5(a).

“Certificate” means the Certificate of Formation of the Company, as amended from time to time.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning assigned in the opening paragraph.

“Compensatory Membership Interest” means a Membership Interest that is described in Proposed Treasury Regulation Section 1.721-1(b)(3), or any successor provision.

AAG HOLDING CO3, LLC Limited Liability Company Operating Agreement

Exhibit A - Page 3

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of a Member from the Company, its Subsidiaries or any of their respective representatives, other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member, (b) was or becomes available to such Member on a non-confidential basis prior to disclosure to the Member by the Company, its Subsidiaries or any of their respective representatives, (c) was or becomes lawfully available to the Member on a non-confidential basis from sources other than the Company its Subsidiaries or any of their respective representatives, provided that, such Member does not know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting the information, or (d) is independently developed by such Member without the use of or reference to any such information received under this Agreement.

“Continuation Election” has the meaning assigned in Section 12.1(b).

“Contract” means, with respect to any Person, all contracts, agreements, consulting arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, to which such Person is a party, under which such Person is otherwise entitled to benefits or by which such Person otherwise is bound.

“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Covered Person” means any M&O Covered Person or Member Covered Person.

“Creditors’ Rights” means applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights and remedies generally and to general equitable principles.

“Cumulative Assumed Tax Liability” means, with respect to any Member as of any Fiscal Year, the product of (a) the U.S. federal taxable income (other than taxable income incurred in connection with the receipt of guaranteed payment for services by such Member, the issuance of Membership Interests to such Member of the forfeiture or repurchase of Membership Interests from such Member or another Member) allocated by the Company to such Member in such Fiscal Year and all prior Fiscal Years, less the U.S. federal taxable loss allocated by the Company to such Member in such Fiscal Year and all prior Fiscal Years, multiplied by (b) the highest applicable U.S. federal, state and local income tax rate applicable to an individual resident in Georgia with respect to the character of U.S. federal taxable income or loss allocated by the Company to such Member (e.g., capital gains or losses, dividends, ordinary income, etc.) during each applicable Fiscal Year.

“Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Allocation Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided that, if the adjusted tax basis of any property at the beginning of such Allocation Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board.

AAG HOLDING CO3, LLC Limited Liability Company Operating Agreement

Exhibit A - Page 4

“Disposition,” including the correlative terms “Dispose” or “Disposed,” means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, pledge, hypothecation, mortgage, or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law) of Membership Interests or other Equity Interests (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Membership Interests or other Equity Interests is transferred or shifted to another Person.

“Economic Risk of Loss” has the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).

“Effective Date” has the meaning assigned in the opening paragraph.

“Equity Interests” means (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Excluded Claims” has the meaning assigned in Section 9.6(d).

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required or the Board designates another fiscal year. Unless otherwise determined by the Board, the Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means United States generally accepted accounting principles.

“Good Cause” shall mean the occurrence or existence of any of the following with respect to Staluppi, in his capacity as the Dealer of Record or otherwise, as determined by the Board in the exercise of his business judgment: (i) a material breach by Staluppi of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with Company or any of its Affiliates that has not been approved by the Board, if in any such case such material breach remains uncured after 30 days have elapsed following the date that Company gave Staluppi written notice of that breach; (ii) the repeated material breach by Staluppi of any duty referred to in clause (i) above on which at least 2 prior written notices were given under clause (i); (iii) any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar conduct by Staluppi involving Company or its Affiliates; (iv) the conviction or the plea of nolo contendere or the equivalent in respect of a felony; (v) any damage of a material nature to any property of Company or any of its affiliates caused by Staluppi’s willful or grossly negligent conduct; (vi) any act or omission to act that causes an event of default by the Company’s Affiliates under any applicable dealer sales and service agreements between such Affiliates and a motor vehicle manufacturer/distributor, which results in the termination of any such agreements; (vii) illegal conduct by Staluppi that reasonably demonstrates unfitness to serve as an employee of Company or its Affiliates, including, without limitation, a finding by any regulatory or governmental authority, that Staluppi caused the Company to violate a material law or regulation applicable to the business of the Company or any of its Affiliates; or (viii) a material breach of this Agreement.

AAG HOLDING CO3, LLC Limited Liability Company Operating Agreement

Exhibit A - Page 5

“Good Reason” means the occurrence of any of the following events without the express written consent of Staluppi:

(i) removal or replacement, without Good Cause, of Staluppi as the Dealer of Record or a member of the Board;

(ii) material reduction by the Board of Staluppi’s authority or duties, other than temporarily while he is physically or mentally incapacitated, as required by law; or

(iii) a material breach by the Company of this Agreement, and failure by the Company to cure such breach within 30 days after its receipt of written notice thereof from Staluppi.

“Intangible Value” has the meaning assigned in Section 7.6(a).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign, tribal or international governmental authority or any political subdivision thereof and shall include, for the avoidance of doubt, the Act.

“Liabilities” has the meaning assigned in Section 9.1(d).

“Liquidation Event” has the meaning assigned in Section 12.1(a).

“LMP Indemnitees” has the meaning assigned in Section 9.5.

“LMP Indemnitors” has the meaning assigned in Section 9.5.

“LMP Manager” has the meaning assigned in Section 8.3.

“LMP Member” means LMP Automotive, a Delaware LLC.

“M&O Covered Person” means (a) each current and former Manager (solely in such Person’s capacity as a Manager); (b) each current and former Officer (solely in such Person’s capacity as an Officer) and (c) each Person not identified in clause (a) or (b) of this definition who is or was a director, officer or employee of any subsidiary of the Company and who the Board expressly designates as a M&O Covered Person in a written resolution.

“Manager” means a duly elected member of the Board.

“Manufacturer” shall mean American Honda Motor Co., Inc. and/or any other Affiliate or successor thereof which has a contractual right as a manufacturer, franchisor, distributor or otherwise with the Company and/or any of its Subsidiaries.

“Manufacturer Rules” shall mean the then current rights, restrictions, guidelines, rules or similar terms and conditions of the Manufacturer that are binding on the Company and/or any of its Subsidiaries consistent with applicable Law pursuant to any agreement between the Company or any of its Subsidiaries, on the one hand, and the Manufacturer, on the other hand, as may be amended or updated from time to time.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

AAG HOLDING CO3, LLC Limited Liability Company Operating Agreement

Exhibit A - Page 6

“Member Covered Person” means (a) each current and former Member (including any Member in its capacity as Tax Matters Member, if applicable), (b) each current and former Member’s officers, directors, liquidators, partners, equity holders, managers and members, (c) each current and former Member’s Affiliates (other than the Company and its Subsidiaries) and each of their respective officers, directors, liquidators, partners, equity holder, managers and members and (d) any representatives, agents or employees of any Person identified in clauses (a)-(c) of this definition whom the Board expressly designates as a Member Covered Person in a written resolution.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).

“Members’ Schedule” has the meaning assigned in Section 3.1.

“Membership Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member, and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.

“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Net Working Capital Requirements” means the minimum net working capital requirements established by Manufacturer in the Dealership Sales and Service Agreement with Manufacturers

“Net Working Capital Shortfall” has the meaning assigned in Section 5.5.

“Nonrecourse Deductions” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(1).

“Observer” has the meaning assigned in Section 8.3(n).

“Officer” means each officer of the Company appointed by the Board in accordance with Section 8.5.

“Option Closing” has the meaning assigned in Section 7.8(a).

“Partnership Representative” has the meaning assigned to that term in Section 6223 of the Amended Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder.

“Percentage Interest” means with respect to a holder of a series of Membership Interests, the quotient of (i) the number of outstanding Membership Interests held by such holder, divided by (ii) the total number of outstanding Membership Interests.

AAG HOLDING CO3, LLC Limited Liability Company Operating Agreement

Exhibit A - Page 7

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government or agency or political subdivision thereof.

“Profits” or “Losses” means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 6.2(b), be taken into account for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(f) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(g) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(i) Any items that are allocated pursuant to Section 6.2(b) shall not be taken into account in computing Profits and Losses, but the amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2(b) will be determined by applying rules analogous to those set forth in clauses (a) through (g) above.

“Pro Rata Share” means, with respect to any Member, a fraction (expressed as a percentage), the numerator of which equals the number of Membership Interests held by such Member and the denominator of which equals the total number of Membership Interests held by all Members.

AAG HOLDING CO3, LLC Limited Liability Company Operating Agreement

Exhibit A - Page 8

“Put-Call Notice Date” has the meaning assigned in Section 7.5(c).

“Put-Call Price” has the meaning assigned in Section 7.6.

“Put Right” has the meaning assigned in Section 7.5(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and its and their respective direct and indirect owners, officers, directors, managers, employees and other agents and representatives.

“Representatives” has the meaning assigned in Section 10.6(b).

“Resign” or “Resignation” means the resignation, withdrawal or retirement of a Member from the Company as a Member.

“Sale Transaction” means (a) the acquisition of the Company by another person by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation), other than a transaction or series of related transactions in which the Members immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of the Membership Interests held by such Members prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned Subsidiary immediately following such acquisition, its parent) following such transaction or series of related transactions, (b) a sale, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned Subsidiary of the Company or (c) a Liquidation Event.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Subsidiary” means: (a) any corporation, partnership, limited liability company or other entity a majority of the Equity Interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company; (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner; or (c) a limited liability company in which the Company or any direct or indirect Subsidiary is a managing member or manager.

“Substituted Member” has the meaning assigned to it in Section 3.4.

“Tax Distributions” means, with respect to any Member for any Fiscal Year, the excess, if any, of (a) the Cumulative Assumed Tax Liability of such Member as of such Fiscal Year, over (b) the amount of distributions made to such Member pursuant to Section 6.1(b) during such Fiscal Year and all prior Fiscal Years plus the amount of distributions made to such member pursuant to Section 6.1(d) with respect to all prior Fiscal Years.

“Tax Distribution Date” means, with respect to each Fiscal Year, March 15 of the first Fiscal Year following the end of such Fiscal Year.

“Tax Matters Member” has the meaning assigned in Section Error! Reference source not found..

AAG HOLDING CO3, LLC Limited Liability Company Operating Agreement

Exhibit A - Page 9

“Tax” or “Taxes” means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, including but not limited to, any net income, gross income, profits, gross receipts, franchise, sales and use, transfer, property, ad valorem, registration, motor vehicle registration, payroll, excise, or withholding tax imposed by or on behalf of any government authority, together with any interest, penalties or additions to tax.

“Tax Matters Member” has the meaning assigned in Section Error! Reference source not found..

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third Party” means, with respect to any Member, any other Person (whether or not another Member) that is not a Permitted Transferee with respect to such Member.

“Transferor Requested Percentage” means, with respect to any series of Membership Interests, the percentage determined by dividing (a) the aggregate number of Membership Interests of such series that the Transferor proposes to sell in a Tag Along Sale by (b) the total number of outstanding Membership Interests of such series then held by the Transferor.

“Transfer” means, with respect to a Member, any sale, transfer, assignment, conveyance, lease, license, transfer or other disposition, whether voluntary or involuntary, of such Member’s Membership Interest or any portion thereof.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

AAG HOLDING CO3, LLC Limited Liability Company Operating Agreement

Exhibit A - Page 10

SCHEDULE I

MEMBERS’ SCHEDULE

Names and Addresses of Members

Name of Member	Address	Copy to (which shall not constitute notice)
JOHN STALUPPI	[●]	[●]
[JS Partnership CO3, LLC]	[●]	[●]
LMP LONG ISLAND 001 HOLDINGS, LLC	[●]	[●]

AAG HOLDING CO3, LLC Limited Liability Company Operating

Agreement Schedule I

SCHEDULE II

Capital Contribution

Name of Member	Date of Issuance	Number of Issued Membership Interests	Capital Contribution
John Staluppi	[●]	299.99	$[●]
[JS Partnership CO3, LLC]	[●]	.01	$[●]
LMP LONG ISLAND 001 HOLDINGS, LLC	[●]	700	$[●]
Total:	−	1,000	$[●]

AAG HOLDING CO3, LLC Limited Liability Company Operating

Agreement Schedule II

SCHEDULE III

2019 BUDGET

(see attached)

AAG HOLDING CO3, LLC Limited Liability Company Operating

Agreement Schedule III

SCHEDULE IV

INITIAL MANAGERS

1.	AAG Managers: John Staluppi

2.	LMP Managers: Sam Tawfik and William Cohen

AAG HOLDING CO3, LLC Limited Liability Company Operating

Agreement Schedule IV

SCHEDULE V

DEALERSHIP EXCEPTIONS TO NON-COMPETITION COVENANT

(see attached)

AAG HOLDING CO3, LLC Limited Liability Company Operating

Agreement Schedule V